                                                                EXHIBIT 10.30.1



                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                       CAPSTAR ACQUISITION COMPANY, INC.,



                      CAPSTAR BROADCASTING PARTNERS, INC.,



                          PATTERSON BROADCASTING, INC.



                                      AND



                     THE SELLING STOCKHOLDERS NAMED HEREIN



                                  DATED AS OF



                                 JUNE 12, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I

                                 DEFINED TERMS


1.1. Defined Terms ........................................................   1
1.2. References and Titles ................................................  21

                                   ARTICLE II

                          PURCHASE AND SALE OF SHARES

2.1. Purchase and Sale ....................................................  21
2.2. Purchase Price .......................................................  21
2.3. Delivery of Funded Debt Payoff Notice ................................  22
2.4. Delivery of Company Accrued Obligation  Payoff Notice ................  22
2.5. Payments at Closing ..................................................  22
2.6. Cancellation of Series A Preferred Shares and Warrants ...............  23
2.7. Earnest Money ........................................................  23
2.8. Termination of Certain Agreements ....................................  23
2.9. Cash and Cash Equivalents ............................................  23

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties Regarding the Company .................  24
3.2. Representations and Warranties of Selling Stockholders ...............  36
3.3. Representations and Warranties of Buyer ..............................  37
3.4. Representations and Warranties of Capstar ............................  39

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1. Covenants of the Company .............................................  40
4.2. Approved Transactions ................................................  44
4.3. Environmental Site Assessments .......................................  44
4.4. Broadcast Transmission Interruptions .................................  45



                                      (i)

                                                                           PAGE
                                                                           ----
                                   ARTICLE V

                      ADDITIONAL AGREEMENTS OF THE COMPANY

                         AND THE SELLING STOCKHOLDERS


5.1.  No Solicitation of Transactions .....................................  45
5.2.  Access and Information ..............................................  45
5.3.  Assistance ..........................................................  46
5.4.  Compliance With Station Licenses ....................................  47
5.5.  Notification of Certain Matters .....................................  48
5.6.  Third Party Consents ................................................  48
5.7.  Resignations of Directors ...........................................  48
5.8.  Employment Agreements ...............................................  48
5.9.  Bank Accounts .......................................................  48
5.10. Real Estate Title Commitment ........................................  48
5.11. Survey ..............................................................  48
5.12. Issuance of Management Contingent Shares and Berkshire
      Contingent Shares ...................................................  49
5.13. Conversion of Letters of Credit .....................................  49
5.14. Notification of Breach ..............................................  49

                                   ARTICLE VI

                               COVENANTS OF BUYER

6.1.  Notification of Certain Matters .....................................  49
6.2.  Employee Matters ....................................................  50
6.3.  Labor Relations .....................................................  50
6.4.  Access to Information ...............................................  50
6.5.  Notification of Breach ..............................................  51
6.6.  Completion of Required Divestitures .................................  51
6.7.  Acceptance of Pending Renewal Proceedings ...........................  51
6.8.  Section 338 Election ................................................  52
6.9.  401(k) Plan .........................................................  52
6.10. Capstar .............................................................  52



                                      (ii)

                                                                           PAGE
                                                                           ----
                                  ARTICLE VII

                                MUTUAL COVENANTS

7.1.  Application for FCC Consents ........................................  52
7.2.  Control of Stations .................................................  53
7.3.  Other Governmental Consents .........................................  53
7.4.  Brokers or Finders ..................................................  54
7.5.  Risk of Loss ........................................................  54
7.6.  Additional Agreements ...............................................  55
7.7.  Insurance Matters ...................................................  56
7.8.  Investigation and Agreement by Buyer and Capstar; No Other
      Representations or Warranties .......................................  57

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

8.1.  Conditions to Each Party's Obligation ...............................  59
8.2.  Conditions to Obligation of Buyer ...................................  59
8.3.  Conditions to Obligations of the Company and Selling Stockholders ...  60

                                   ARTICLE IX

                                    CLOSING

9.1.  Closing .............................................................  61
9.2.  Actions to Occur at Closing .........................................  63

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER


10.1. Termination .........................................................  65
10.2. Effect of Termination ...............................................  67
10.3. Return of Documentation .............................................  69
10.4. Sole and Exclusive Remedy ...........................................  70



                                     (iii)

                                                                           PAGE
                                                                           ----
                                   ARTICLE XI

                                INDEMNIFICATION

11.1.  Indemnification of Buyer ...........................................  70
11.2.  Indemnification of Selling Stockholders ............................  70
11.3.  Defense of Third-Party Claims ......................................  70
11.4.  Direct Claims ......................................................  72
11.5.  Escrow .............................................................  72
11.6.  Limitations ........................................................  72
11.7.  Alternate Remedies .................................................  73
11.8.  Recourse against Escrowed Funds ....................................  73
11.9.  Instructions to Escrow Agent .......................................  75

                                  ARTICLE XII

                               GENERAL PROVISIONS

12.1.  Survival of Representations, Warranties, and Covenants .............  75
12.2.  No Waiver Relating to Claims for Fraud .............................  75
12.3.  Amendment and Modification .........................................  76
12.4.  Waiver of Compliance ...............................................  76
12.5.  Specific Performance ...............................................  76
12.6.  Severability .......................................................  76
12.7.  Expenses and Obligations ...........................................  76
12.8.  Parties in Interest ................................................  77
12.9.  Notices ............................................................  78
12.10. Counterparts .......................................................  80
12.11. Entire Agreement ...................................................  80
12.12. Governing Law ......................................................  80
12.13. Public Announcements ...............................................  80
12.14. Assignment .........................................................  80
12.15. Director and Officer Liability .....................................  81
12.16. No Reversionary Interest ...........................................  81
12.17. Appointment of Stockholders' Representative ........................  81


EXHIBITS:

Exhibit A         --        Form of Deposit Escrow Agreement
Exhibit B         --        Form of Employment Agreement
Exhibit C         --        Form of Indemnification Escrow Agreement
Exhibit D         --        Form of Release
Exhibit E         --        Form of Legal Opinion
Exhibit F         --        Form of Vinson & Elkins L.L.P. Legal Opinion



                                      (iv)

SCHEDULES:

Schedule I              --      Selling Stockholders
Schedule 2.2(a)         --      Acquisition Adjustments
Schedule 3.1(a)         --      Qualification to do Business and Good Standing
Schedule 3.1(b)         --      Subsidiaries
Schedule 3.1(c)         --      List of Stockholders and Ownership
Schedule 3.1(e)         --      Required Consents
Schedule 3.1(f)(i)      --      Balance Sheet
Schedule 3.1(f)(ii)     --      Unrecorded Liabilities
Schedule 3.1(f)(iii)    --      Conduct of Business
Schedule 3.1(g)         --      Licenses and Permits
Schedule 3.1(h)         --      Litigation
Schedule 3.1(i)         --      Insurance
Schedule 3.1(j)         --      Real Estate
Schedule 3.1(k)         --      Leased Real Property
Schedule 3.1(l)         --      Personal Property
Schedule 3.1(m)         --      Liens
Schedule 3.1(o)         --      Taxes
Schedule 3.1(p)         --      Certain Agreements
Schedule 3.1(q)         --      Employee Benefit Plans
Schedule 3.1(r)         --      Patents, Trademarks; Etc.
Schedule 3.1(s)         --      Affiliate Relationships
Schedule 3.1(u)         --      Trade Deals
Schedule 3.2(c)         --      Selling Stockholders Conflicts
Schedule 3.3(e)         --      Required Divestitures
Schedule 3.4(a)         --      Capstar Subsidiaries
Schedule 3.4(c)         --      Required Filings
Schedule 4.1(d)         --      Station Formatting
Schedule 4.1(k)         --      Permitted Accounting Changes
Schedule 4.1(t)         --      Approved Agreements
Schedule 4.1(u)         --      Affiliate Transactions
Schedule 12.9           --      Notices



                                      (v)

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 12, 1997, by and among Patterson Broadcasting, Inc., a Delaware corporation (the "Company"), each of the persons identified on Schedule I (the "Selling Stockholders"), Capstar Acquisition Company, Inc., a Delaware corporation ("Buyer"), and Capstar Broadcasting Partners, Inc., a Delaware corporation (solely for the limited purposes acknowledged on the signature page hereto).

                                R E C I T A L S

         A. Each Selling Stockholder owns as of the date hereof the number of shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and collectively with the Class A Common Stock, the "Common Stock"), warrants (the "Warrants") to purchase shares of Class A Common Stock, or shares of the Company's 12% Series A Cumulative Preferred Stock (the "Series A Preferred Stock") set forth opposite such Selling Stockholder's name on Schedule I, representing all of the issued and outstanding capital stock as of the date of this Agreement and, other than the Berkshire Contingent Shares and the Management Contingent Shares, all other securities convertible into, exercisable for or exchangeable for shares of capital stock of the Company (collectively, including the Berkshire Contingent Shares and the Management Contingent Shares, but excluding the Series A Preferred Shares, the "Shares").

         B. Buyer desires to purchase from the Selling Common Stockholders and the Preferred Stockholder, and the Selling Common Stockholders and the Preferred Stockholder desire to sell to Buyer, the Shares and the Series A Preferred Shares, respectively, in consideration of the Purchase Price, upon the terms and subject to the conditions set forth herein.

                              A G R E E M E N T S

         NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                 DEFINED TERMS

         1.1. DEFINED TERMS. The following terms shall have the following meanings in this Agreement:

                  "Acquisition Addition" means the aggregate increase to the Purchase Price for all Purchaser Approved Acquisitions, which (i) for Purchaser Approved Acquisitions that have closed prior to the Closing Date, shall be an amount equal to the purchase price for such transaction plus all fees and expenses (including reasonable attorneys' fees and expenses) incurred by the Company in connection with such transaction and (ii) for all Purchaser Approved Acquisitions that have been terminated or that have not closed prior to the Closing Date, shall be an amount equal to all fees and expenses (including reasonable attorneys' fees and expenses) incurred by the Company in connection with such transaction.

                  "Acquisition Adjustment" means the aggregate deduction from the Purchase Price for all Approved Acquisitions that have not closed prior to the Closing Date, which for each Approved Acquisition shall be the amount set forth on Schedule 2.2(a).

                  "Acquisition Agreements" means (i) Agreement and Plan of Merger dated as of May 3, 1995 by and among Patterson Broadcasting, Inc., a Delaware corporation, Westra Communications, Inc., a Delaware corporation, The Dyson-Kissner-Moran Corporation, a Delaware corporation, James W. Wesley, Jr., James M. Strawn and Roger P. Heffelfinger; (ii) Asset Purchase Agreement dated as of May 4, 1995, as amended, by and among ASQ Acquisitions Corporation, a Delaware corporation, NewTex Communications of Fresno, L.P., a Delaware limited partnership, NewTex Communications of Honolulu, L.P., a Delaware limited partnership and Patterson Broadcasting, Inc., a Delaware corporation; (iii) Asset Purchase Agreement dated as of July 21, 1995, as amended, by and among Liggett Broadcast, Inc., a Michigan corporation, New Tower, Inc., a Michigan corporation and Patterson Broadcasting, Inc,, a Delaware corporation; (iv) Agreement of Purchase and Sale dated as of August 2, 1995, as amended, by and among Patterson Reno Broadcasting Corp., a Delaware corporation, A&A Broadcasting Corporation, a Nevada corporation and Lorraine Arms; (v) Agreement of Purchase and Sale dated as of August 29, 1995, as amended, by and among Patterson Savannah Broadcasting Corp , a Delaware corporation, Tri-City Broadcasting Co., Inc., a Connecticut corporation and Enzo DeDominicis; (vi) Agreement of Purchase and Sale dated as of August 31, 1995, as amended, by and among Patterson Fresno Broadcasting Corp ., a Delaware corporation, CenCal Broadcasting Corp., a California corporation, Stephen D. Miller and John W. Brocks; (vii) Asset Purchase Agreement dated as of September 1, 1995, as amended, by and among Patterson Fresno Broadcasting Corp., a Delaware corporation, Patterson Fresno Licensee Corp., a Delaware corporation and Americom II, a California general partnership; (viii) Stock and Warrant Purchase Agreement dated as of October 1995, as amended, by and among M&F June Holdings, L.P., a Delaware limited partnership, Calendar Broadcasting, Inc., a Delaware corporation, Rufus K. Griscom, Philip J. Giordano, Allied Investment Corporation II, a Maryland corporation, Allied Capital Financial Corporation, a Maryland corporation, Allied Financial Corporation II, a Maryland corporation and Patterson Broadcasting, Inc., a Delaware corporation; (ix) Agreement of Purchase and Sale dated as of May l, 1996 by and among Patterson Springfield Broadcasting Corp., a Delaware corporation, Neuhoff Broadcasting Corporation, an Illinois corporation, Neuhoff Broadcasting-WCVS, Inc., an Illinois corporation, and Geoffrey H. Neuhoff; (x) Asset Purchase Agreement dated as of June 3, 1996, as amended, by and among Henry Hawaii Broadcasting Company, a California corporation, Marina Radio, Inc., a California corporation, Patterson Honolulu Broadcasting Corp., a Delaware corporation, and Charlton H. Buckley;
(xi) Agreement of Purchase and Sale dated as of July 3, 1996, as amended, by and among Patterson Savannah Broadcasting Corp., a Delaware corporation, Southeastern Broadcasting Company, L.L.C., a Delaware limited liability company, The LBJ Holding Company, a Texas corporation, MetroSouth Media, a Florida general partnership, Thomas C. Birch and Raymond Quinn; (xii) Agreement of Purchase and Sale dated as of July 15, 1996, as amended, by and among June Broadcasting, Inc., a Delaware corporation, Gulf Coast Communications Services, Ltd., a Georgia limited partnership, and Affable, Inc., a Florida corporation; (xiii) Agreement of Purchase and Sale dated as of January 29, 1997 by and among WMEZ-FM, Inc., a Florida corporation, Frederic T.C. Brewer and June Broadcasting, Inc., a Delaware corporation; (xiv) Agreement of Purchase and Sale dated as of April 24, 1997 by and among Patterson Fresno Broadcasting Corp., a Delaware corporation, Radio Dinuba Company, a California corporation, David L. Hofer, as Special Trustee of the David L. Hofer Family Trust, Jamie L. Davidson, as Trustee of the Charitable Remainder Unitrust #ONE2LF, Jamie L. Davidson, as Trustee of the Charitable Remainder Unitrust #TW04LF, Jamie L. Davidson, as Trustee of the charitable Remainder Unitrust #THREELFGC, Jamie L. Davidson, as Trustee of the Charitable Remainder Unitrust #FOUR2LFGC, David L. Hofer and Sylvia K. Hofer; and (xv) Agreement of Purchase and Sale dated as of May 5, 1997 by and between Patterson Grand Rapids Broadcasting Corp., a Delaware corporation, and William E, Kuiper, Jr.

                  "Acquisition Documents" means the Acquisition Agreements and all agreements related to Approved Acquisitions and any Purchaser Approved Acquisition, and, in each case, all agreements, assignments, bills of sale, certificates, escrow agreements and other documents executed in connection therewith and all related documents.

                  "Acquisition Escrow Amount" means the aggregate increase to the Purchase Price for all Approved Acquisitions and Purchaser Approved Acquisitions that have not been terminated and have not closed as of the Closing Date, which for each such Approved Acquisition or Purchaser Approved Acquisition shall be an amount equal to the amount deposited by the Company or the Selling Stockholders in escrow as of the Closing Date for the benefit of the seller pending the completion or termination of such Approved Acquisition or Purchaser Approved Acquisition.

                  "Affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

                  "Applicable Laws" means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity having jurisdiction over the Company or any of its subsidiaries or their respective businesses, operations or assets, as they may be in effect on or prior to the Closing.

                  "Applications" has the meaning set forth in Section 7.1.

                  "Approved Acquisitions" means (a) the acquisition relating to Agreement of Purchase and Sale dated as of January 29, 1997 by and among June Broadcasting, Inc., Frederic T.C. Brewer and WMEZ-FM, Inc., (b) the acquisition relating to the Agreement of Purchase and Sale dated as of April 24, 1997 by and among Patterson Fresno Broadcasting Corp., Radio Dinuba Company, David L. Hofer, as Special Trustee of the David L. Hofer Family Trust, Jamie L. Davidson, as

Trustee of the Charitable Remainder Unitrust #ONE2LF, Jamie L. Davidson, as Trustee of the Charitable Remainder Unitrust #TWO4LF, Jamie L. Davidson, as Trustee of the Charitable Remainder Unitrust #THREE3LFGC, and Jamie L. Davidson, as Trustee of the Charitable Remainder Unitrust #FOUR2LFGC, David L. Hofer and Sylvia K. Hofer, as Co-Trustees of the David L. Hofer Family Trust, Sylvia K. Hofer and David L. Hofer and (c) the acquisition relating to the Asset Purchase Agreement dated May 5, 1997 by and between William E. Kuiper, Jr. and Patterson Grand Rapids Broadcasting Corp.

                  "Balance Sheet" has the meaning set forth in Section 3.1(f).

                  "Balance Sheet Date" has the meaning set forth in Section 3.1(f).

                  "Banking Event" has the meaning set forth in Section 9.1.

                  "Barter Time" means the value of time owed under barter agreements to which any of the Stations is a party or by which any of them is bound.

                  "Benchmark Acquisition" means the acquisition to be effected pursuant to the Agreement and Plan of Merger by and among Benchmark Communications Radio Limited Partnership, Benchmark Acquisition, Inc., Benchmark Radio Acquisition Fund I Limited Partnership, Benchmark Radio Acquisition Fund IV Limited Partnership, Benchmark Radio Acquisition Fund VII Limited Partnership, Benchmark Radio Acquisition Fund VIII Limited Partnership, Joseph L. Mathias IV, Bruce R. Spector, Capstar and BCR Holding, Inc., dated as of December 9, 1996.

                  "Beneficiary" means the person(s) or entity designated by an Employee, Former Employee, by operation of law or otherwise, as the party entitled to compensation, benefits, damages, insurance coverage, payments, indemnification or any other goods or services as a result of any liability or claim under any applicable welfare or benefit plan or program.

                  "Berkshire Contingent Rights" has the meaning set forth in
Section 2(f) of the Berkshire Subscription Agreement.

                  "Berkshire Contingent Shares" means the shares of Class A Common Stock to be issued pursuant to the Berkshire Contingent Rights.

                  "Berkshire Subscription Agreement" means the Subscription Agreement dated as of February 27, 1996, as amended as of April 10, 1996 and July 29, 1996, by and among the Company, Berkshire Fund III Investment Corp., a Massachusetts corporation, Berkshire Fund III, L.P., a Massachusetts limited partnership, Third Berkshire Associates Limited Partnership, a Massachusetts limited partnership, and the individual investors listed on Exhibit A thereto.

                  "Business Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York, New York or Dallas, Texas are authorized or required to be closed.

                  "Buyer" has the meaning set forth in the first paragraph of this Agreement, and it includes its permitted successors and assigns.

                  "Buyer Indemnified Costs" means (a) any and all Capped Buyer Indemnified Costs, and (b) any and all Unlimited Claims, but Buyer Indemnified Costs shall exclude any and all punitive damages.

                  "Buyer Indemnified Parties" means Buyer and each officer, director, employee, stockholder, and Affiliate of Buyer. After the Closing, the Company and each of its subsidiaries shall be deemed to be a Buyer Indemnified Party.

                  "Capped Buyer Indemnified Costs" means all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses, including reasonable legal fees and expenses (including Recovery Costs and court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding), that any of the Buyer Indemnified Parties incurs and that arise out of any breach by the Company or any Selling Stockholder of any of the representations and warranties, covenants or agreements of the Company or any Seller Stockholder under this Agreement or any other Transaction Document executed in connection herewith other than damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses arising from a breach by the Company of a covenant or agreement under this Agreement or any Transaction Document after the Closing Date and other than Unlimited Claims and other than any and all punitive damages, and in no event shall Capped Buyer Indemnification Costs exceed $5,000,000 in the aggregate.

                  "Capstar" means Capstar Broadcasting Partners, Inc., a Delaware corporation, and the indirect parent of Buyer.

                  "Capstar Radio" means Capstar Radio Broadcasting Partners, Inc., a Delaware corporation.

                  "Capstar Stock" means the class of voting common stock of Capstar or any ultimate parent of Capstar entitled to one vote per share.

                  "Cash on Hand" means all cash and cash equivalents of the Company or its subsidiaries as of the Closing Date that is not utilized to pay Funded Debt or otherwise utilized pursuant to Section 2.9, but shall not include any Acquisition Escrow Amount.

                  "CERCLA" has the meaning set forth in the definition of Environmental Laws contained in this Section 1.1.

                  "Certificate of Designations" means the Certificate of Designations setting forth the "Resolution of the Board of Directors of Patterson Broadcasting, Inc. Designating 12% Series A Cumulative Preferred Stock and Fixing Preferences and Rights Thereof," as adopted by the Board of Directors of the Company on April 3, 1996 and filed with the Secretary of State of the State of Delaware on April 11, 1996.

                  "Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article IX.

                  "Closing Date" means the date of the Closing.

                  "Code" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

                  "Common Stock" has the meaning set forth in the recitals.

                  "Communications Act" means the Communication Act of 1934, as amended, and all material rules, regulations and written policies of the FCC thereunder.

                  "Company Accrued Obligations" means the aggregate amount of all accrued and unpaid Transaction Costs (including legal fees and expenses) at the Closing Date incurred in connection with the transactions contemplated in this Agreement and the other Transaction Documents.

                  "Company Accrued Obligation Amount" has the meaning set forth in Section 2.5(b).

                  "Company Accrued Obligation Payoff Notice" has the meaning set forth in Section 2.4.

                  "Company Reports" has the meaning set forth in Section 3.1(g)(i).

                  "Confidentiality Agreement" means that certain confidentiality agreement dated as of August 22, 1996 by and between the Company and Hicks, Muse, Tate & Furst, Incorporated.

                  "Conflict Event" has the meaning set forth in Section 9.1.

                  "Consents" means all governmental consents and approvals, including the FCC Consents, and all consents and approvals of third parties, in each case that are necessary in order to transfer the Shares, or the control of the Company and its properties and assets, to Buyer and otherwise to consummate the transactions contemplated hereby.

                  "Contracts" means all agreements, contracts, or other binding commitments, arrangements or plans, written or oral (including any amendments and other modifications thereto), to which the Company or any of its subsidiaries is a party or is otherwise bound.

                  "Credit Agreement" means, collectively, (a) the Amended and Restated Credit Agreement dated as of June 20, 1996 between the Company and Chase Manhattan Bank N.A., as administrative agent, and (b) any and all guaranty, security and other agreements or documents executed and delivered in connection therewith, as each has been successively extended, renewed or modified.

                  "Cure Period" has the meaning set forth in Section 10.1(b).

                  "Debt", without duplication, means (a) all indebtedness of the Company or any of its subsidiaries, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed (but excluding the Warrants and the Series A Preferred Stock), (b) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased, (c) all obligations of the Company or any of its subsidiaries to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (d) any outstanding reimbursement obligation of the Company or any of its subsidiaries with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company or any of its subsidiaries,
(e) any payment obligation of the Company or any of its subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company or any of its subsidiaries, whether or not indebtedness secured thereby shall have been assumed, and (g) all guaranties, endorsements, assumptions and other contingent obligations of the Company or any of its subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others.

                  "Deposit Escrow Agreement" means the Deposit Escrow Agreement among Buyer, the Selling Stockholders and the Escrow Agent, a copy of which is attached hereto as Exhibit A.

                  "Deposit Letter of Credit" means that certain original, irrevocable letter of credit in favor of the Company and the Escrow Agent issued by Bankers Trust Company or another lender reasonably acceptable to the Company for the sum of $10,000,000 and held in accordance with the provisions of the Deposit Escrow Agreement.

                  "Divestiture Condition" means any condition imposed or required by the FCC, DOJ or FTC as a condition to its consent to or approval of the transfer of control of any of the FCC Licenses or otherwise to the transactions (or any of them) contemplated hereby or as a condition to its agreement not to institute litigation or any other proceedings to prevent the transfer of control of any of the FCC Licenses or otherwise to prevent any of the transactions contemplated hereby which would require Buyer, Capstar or any of their subsidiaries or any of their other Affiliates to dispose of any interest in any media or communications property or interest (including, without limitation, any of the Stations), terminate any venture or arrangement, or effectuate any change or restructuring of its ownership (including, without limitation, the removal or withdrawal of officers or directors or the conversion or repurchase of equity securities of Buyer, Capstar or any Affiliate).

                  "DKM" means The Dyson-Kissner-Moran Corporation, a Delaware corporation.

                  "DLJ" means Donaldson, Lufkin & Jenrette Securities Corporation, a Delaware corporation.

                  "DLJ Amount" means the amount payable by the Company to DLJ upon the Closing pursuant to that certain letter agreement dated August 21, 1996 between DLJ and the Company.

                  "DOJ" means the Department of Justice.

                  "Employee Benefit Plans" means any "employee benefit plan" within the meaning of Section 3(3) of ERISA providing benefits to any present or former employee of the Company or any member of the ERISA Group maintained by any such entity or as to which any such entity has any liability or obligation and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee of the Company or any member of the ERISA Group maintained by any such entity.

                  "Employees" means all individuals as to whom an employer-employee relationship with the Company or any of its subsidiaries exists as of the Closing Date.

                  "Employment Agreements" means the Employment Agreement between Capstar Broadcasting Corporation, a Delaware corporation, and James W. Wesley, Jr. and between Capstar Radio and James M. Strawn substantially in the forms attached hereto as Exhibit B-1 and Exhibit B-2, respectively.

                  "Environmental Costs or Liabilities" has the meaning set forth in Section 3.1(n)(iv).

                  "Environmental Laws" means all Applicable Laws and rules of common law pertaining to the environment, natural resources, and public or employee health and safety including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), the Emergency Planning and Community Right to Know Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the

Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar or analogous statutes, regulations and decisional law of any Governmental Authority, as each of the foregoing may be amended and in effect on or prior to the Closing.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Group" has the meaning set forth in Section 3.1(q).

                  "ESA" means Phase I or Phase II environmental site assessments.

                  "Escrow Agent" means Norwest Bank Texas, N.A. and includes its successors and assigns.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Existing ESAs" means (l) Phase I Environmental Site Assessment dated January 17, 1996 with respect to WNNK FM Tower, Tower Road and Darlington Trail, Blue Mountain, Pennsylvania; (2) Letter dated March 12, 1996 from LAW Engineering and Environmental Services to Patterson Broadcasting, Inc. regarding Summary of Tank Tightness Test Results with respect to WNNK FM Tower, Tower Road and Darlington Trail, Harrisburg, Pennsylvania; (3) Phase I Environmental Site Assessment dated January 17, 1996 with respect to WNNK AM Tower, 911 Sycamore Street, Harrisburg, Pennsylvania; (4) Phase I Environmental Site Assessment dated January 17, 1996 with respect to WNNK studio/offices, 3400 North 6th Street, Harrisburg, Pennsylvania; (5) Limited Phase II Environmental Site Assessment dated February 14, 1996 with respect to WNNK studios/offices, Harrisburg, Pennsylvania; (6) Corrective Action Plan - Part A dated November 1, 1995 with respect to WCHY Radio Transmission Tower Facility, 137 Uncle Shed's Road, Savannah, Chatham County, Georgia; (7) Phase I Environmental Site Assessment dated May 31, 1995 with respect to WCHY Radio Transmission Tower Site, Savannah, Georgia; (8) Phase I Environmental Site Assessment dated October 25, 1995 with respect to WYKZ-FM studio/offices, 1623 Okatie Highway, Okatie, South Carolina; (9) Phase I Environmental Site Assessment dated February 13, 1996 with respect to studio/offices - WXBM-FM, 1687 Quintette Road, Pace, Florida; (10) Phase I Environmental Site Assessment and Limited Asbestos Survey dated August 11, 1995 with respect to New Office Space, 1066 East Shaw Avenue, Fresno, California; (11) Phase I Environmental Site Assessment dated August 11, 1995 with respect to KTHT tower site, 15010 East Shaw Avenue, Sanger, California; (12) Limited Phase II Subsurface Assessment dated August 11, 1995 with respect to KTHT tower site, 15010 East Shaw Avenue, Sanger, California; (13) Phase I Environmental Site Assessment dated August 11, 1995 with respect to KRZR tower site, 12592 South Cedar Avenue, Fresno County, California; (14) Limited Phase I Environmental Site Assessment dated August 11, 1995 with respect to KTHT office building, 2775 East Shaw Avenue, Fresno, California; (15) Phase I Environmental Site Assessment and Limited Asbestos Survey dated September 12, 1995 with respect to KBOS/KKTR office building and transmitter tower, 2020 East McKinley Avenue, Fresno, California; (16) Phase I Environmental Site Assessment dated October 18, 1995 with respect to KBOS transmitter tower site, Eshom Point,

Tulare County, California; (17) Limited Phase I Environmental Site Assessment dated October 18, 1995 with respect to KBOS leased office space, 120 North L Street, Suite C, Tulare, California; (18) Phase I Environmental Site Assessment and Limited Asbestos Survey dated August, 1995 with respect to Radio Station WIPI/WODE Studios and office building, 107 Paxinosa Road West, Easton, Pennsylvania; (19) Limited Phase I Environmental Site Assessment dated August, 1995 with respect to leased radio transmitter and antenna, 300 East Rock Road, Allentown, Pennsylvania; (20) Phase I Environmental Site Assessment dated July 14, 1995 with respect to KSSK FM and KUCD FM towers and transmitter spaces, Palehua Road, Palehua, Hawaii; (21) Limited Phase I Environmental Site Assessment dated July 14, 1995 with respect to KSSK two-way radio relay space and antenna, Marco Polo Building, 2332 Kapiolani Boulevard, Honolulu, Hawaii;
(22) Phase I Environmental Site Assessment dated July 14, 1995 with respect to KSSK AM/FM and KUCD FM Studio, 1505 Dillingham Boulevard, Honolulu, Hawaii;
(23) Phase I Environmental Site Assessment dated July 11, 1996 with respect to KKLV-FM transmitter, 1188 Bishop Street, Honolulu, Hawaii; (24) Phase I Environmental Site Assessment dated July 11, 1996 with respect to KKLV-FM Studio, 345 Queen Street, Honolulu, Hawaii; (25) Phase I Environmental Site Assessment dated July 11, 1996 with respect to KIKI-FM and KHVH-AM transmitters, 1111 Dillingham Boulevard, Honolulu, Hawaii; (26) Phase I Environmental Site Assessment dated August 16, 1996 with respect to WLVH transmitter, Pine Barren Road, Bloomingdale, Georgia; (27) Phase I Environmental Site Assessment dated August 16, 1996 with respect to WSOK transmitter, Perry Lane, Savannah, Georgia ; (28) Phase I Environmental Site Assessment dated August 16, 1996 with respect to WAEV transmitter, Fort Argyle Road, Pooler, Georgia; (29) Phase I Environmental Site Assessment dated August 16, 1996 with respect to WSOK studio/offices, 24 W. Henry Street, Savannah, Georgia; (30) Phase I Environmental Site Assessment dated August 11, 1995 with respect to KRNO-FM standby & KWNZ-FM transmitters, McClellan Peak, County of Washoe, Nevada; (31) Phase I Environmental Site Assessment dated August 11, 1995 with respect to KCBN-AM transmitter, Cleanwater Way, Sparks, Nevada; (32) Phase I Environmental Site Assessment dated August 11, 1995 with respect to KRNO-main transmitter, Slide Mountain, County of Washoe, Nevada; (33) Phase I Environmental Site Assessment dated August 11, 1995 with respect to studio/offices, 2395 Tampa Street, Reno, Nevada; (34) Phase I Environmental Site Assessment dated July 15, 1996 with respect to WFMB-AM/FM studio, 3055 South 4th Street, Springfield, Illinois; (35) Phase I Environmental Site Assessment dated July 15, 1996 with respect to WCVS-AM/FM transmitter, 926 South 1st Street, Divernon, Illinois; (36) Phase I Environmental Site Assessment dated April 9, 1997 with respect to KJOY transmitter tower, Eshom Point, Tulare County, California; (37) Report of Soil Excavation and Disposal dated April 9, 1997 with respect to KJOY transmitter tower site, Eshom Point, Tulare County, California; (38) Phase I Environmental Site Assessment dated April 9, 1997 with respect to KRDU transmitter tower, Yettem, Tulare County, California; (39) Phase I Environmental Site Assessment dated April 9, 1997 with respect to KJOY/KRDU studio building, 597 North Alta Avenue, Dinuba, California; (40) Phase I Environmental Site Assessment and Limited Asbestos Survey dated April 9, 1997 with respect to KJOY/KRDU sales office, leased Space, 5070 North Sixth Street, Suite 160, Fresno, California; (41) Phase I Environmental Site Assessment and Limited Asbestos Survey dated April 9, 1997 with respect to KJOY sales office, leased space, 107 South Church Street, Suite F, Visalia, California; (42) Phase I Environmental Site Assessment and Limited Asbestos Survey dated January 21, 1997 with respect to WBSR-AM and WMEZ-FM studio, 1601 North Pace Boulevard, Pensacola, Escambia County, California; (43) Phase I Environmental Site Assessment dated July 20, 1995 with respect to WLHT-FM transmitter,

Cordes Road, Grand Rapids, Michigan; (44) Phase I Environmental Site Assessment dated July 20, 1995 with respect to WGRD-AM transmitter, Plymouth Avenue, Grand Rapids, Michigan; (45) Phase I Environmental Site Assessment dated July 20, 1995 with respect to WGRD-FM transmitter, 92nd Street, Grand Rapids, Michigan;
(46) Phase I Environmental Site Assessment dated July 20, 1995 with respect to WLHT-FM studio/offices, 50 Louis Street, Grand Rapids, Michigan; (47) Phase I Environmental Site Assessment dated July 20, 1995 with respect to WGRD-FM studio/offices, 38 West Fulton Street, Grand Rapids, Michigan; (48) Phase I Environmental Site Assessment dated July 20, 1995 with respect to WBXX-FM transmitter, 6.5 Mile Road, Battle Creek, Michigan; (49) Phase I Environmental Site Assessment dated July 20, 1995 with respect to WELL-FM transmitter, 19 Mile Road, Battle Creek, Michigan; (50) Phase I Environmental Site Assessment dated July 20, 1995 with respect to WBCK-AM studio/offices, 390 Golden Avenue, Battle Creek, Michigan; (51) Phase I Environmental Site Assessment dated July 20, 1995 with respect to WELL-AM transmitter, Territorial Road, Battle Creek, Michigan; and (52) Phase I Environmental Site Assessment dated June 6, 1997 with respect to FM transmitter site, Station WQFN, 2853 Three Mile Road, Walker (Kent County), Michigan.

                  "Existing Title Policies" means the title insurance policies listed in Schedule 3.1 (i) hereto and Title Insurance Policy (policy no. 000449195GL) issued by Chicago Title Company to David L. Hofer and Sylvia K. Hofer, Trustees of the David L. Hofer and Sylvia R. Hofer Family Trust Agreement dated November 21, 1991 and Radio Dinuba Company with respect to certain real property located in Tulare County, California.

                  "Extension Period" has the meaning set forth in Section 7.1.

                  "FCC" means the Federal Communications Commission.

                  "FCC Consents" means actions by the FCC (including the Chief, Mass Media Bureau, acting under delegated authority) granting its consent to the transfer of the control of the FCC Licenses for each of the Stations to Buyer as contemplated by this Agreement whether or not such consent has become a Final Order.

                  "FCC Licenses" means all of the licenses, permits, and other authorizations issued by the FCC to the Company or any of its subsidiaries and used in the business or operations of each of the Stations, including those listed on Schedule 3.1(g) (other than those relating to the Approved Acquisitions or Purchaser Approved Acquisitions, which shall be deemed FCC Licenses only upon consummation of such Approved Acquisitions or Purchaser Approved Acquisitions) and any additions thereto between the date hereof and the Closing Date.

                  "Federal Income Tax Representation" means the representations and warranties of the Company contained in Section 3.1(o) only with respect to any federal income Tax Returns or federal income Taxes of the Company and its subsidiaries.

                  "Final Order" means written action or order issued by the FCC setting forth the FCC Consents and (a) which has not been reversed, stayed, enjoined, set aside, annulled, or suspended and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal, or stay, and the time provided in the rules and regulations of the FCC (or in the case of judicial review the time provided by statute) for filing any such requests and for the FCC to set aside the action on its own motion has expired or (ii) in the event of review, reconsideration, appeal or stay, such review, reconsideration, appeal or stay has been dismissed or denied and the time provided in the rules and regulations of the FCC for further review, reconsideration, appeal or stay has expired.

                  "Financial Statements"has the meaning set forth in Section 3.1(f)(ii).

                  "Former Employees" means all individuals as to whom an employer-employee relationship with the Company or any of its subsidiaries existed prior to the Closing Date, but does not exist on the Closing Date, who remain entitled to benefits under any applicable welfare or benefit plan or program.

                  "Former Selling Stockholder" has the meaning as set forth in
Section 12.16.

                  "FTC" shall mean the Federal Trade Commission.

                  "Funded Debt" means (a) all Debt of the Company or any of its subsidiaries (excluding any intercompany Debt) maturing by its terms more than one year after, or which is renewable or extendible at the option of the Company or any of its subsidiaries for a period ending one year or more after, the date as of which Funded Debt is being determined, and shall include Debt of such maturity created, assumed or guaranteed by the Company or any of its subsidiaries either directly or indirectly, including obligations of such maturity secured by a lien upon property of the Company or any of its subsidiaries, (b) all Debt of the Company or any of its subsidiaries outstanding under the Credit Agreement and all other Debt for borrowed money (excluding any intercompany Debt) (whether maturing in more or less than one year), and (c) all interest, unamortized discount, charges, fees, expenses, penalties, premiums, or other amounts, including prepayment penalties, which became due on the foregoing items.

                  "Funded Debt Amount" has the meaning set forth in Section 2.5(c).

                  "Funded Debt Payoff Notice" has the meaning set forth in
Section 2.3.

                  "GAAP" means generally accepted accounting principles in the United States.

                  "Goods and Services Amount" means the value of goods and services to be received under barter agreements to which any of the Stations is a party or by which any of them is bound.

                  "Governmental Entity" means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish or municipality, jurisdiction, or other political subdivision thereof.

                  "Group's Health Plan" has the meaning set forth in Section
7.7.

                  "Hazardous Substances" has the meaning set forth in Section 3.1(n).

                  "Holdback Amount" has the meaning set forth in Section 11.5.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indemnification Escrow Agreement" means the Indemnification Escrow Agreement among Buyer, the Selling Stockholders and the Escrow Agent substantially in the form attached hereto as Exhibit C.

                  "Indemnified Costs" means the Buyer Indemnified Costs or the Selling Stockholders Indemnified Costs, as the case may be.

                  "Indemnified Parties" means the Buyer Indemnified Parties or the Selling Stockholders Indemnified Parties, as the case may be.

                  "Indemnifying Party" means any person who is obligated to provide indemnification hereunder.

                  "Intellectual Property" has the meaning set forth in Section 3.1(r).

                  "IPO" means an underwritten initial public offering of Capstar Stock.

                  "Knowledge" means, with respect to the Company, the actual knowledge of any officer or director of the Company or any of its subsidiaries or the General Manager of any of the Stations, with respect to a Selling Stockholder, means the actual knowledge of such Selling Stockholder, or any officer or director thereof if the Selling Stockholder is not an individual, and with respect to Buyer or Capstar means the actual knowledge of any officer or director of Buyer or Capstar, as applicable, or any of their respective subsidiaries.

                  "Leased Real Property" means all of the Company's or any of its subsidiaries' leasehold interests, easements, licenses, rights to access and rights-of-way which are used or held for use in the business and operations of the Company or any of its subsidiaries, including those interests which are identified and described in Schedule 3.1(k), as modified by any addition or permitted deletion thereto between the date hereof and the Closing Date.

                  "Licenses" means the FCC Licenses and all Permits issued by any Governmental Entity to the Company or any of its subsidiaries, including those listed on Schedule 3.1(l), with any additions thereto between the date hereof and the Closing Date.

                  "Liens" has the meaning set forth in Section 3.1(m).

                  "Majority-in-Interest of the Selling Stockholders" means Selling Common Stockholders whose Shares represent more than 50% of the Shares (based on shares of Common

Stock actually issued and outstanding at the time of determination and, with respect to any time following the Closing, as of the Closing Date).

                  "Management Agreement" means that certain Services and Management Agreement dated as of June 1, 1995 between the Company and Patterson Planning and Services Inc.

                  "Management Contingent Rights" has the meaning set forth in
Section 1(e) of the Merger Agreement.

                  "Management Contingent Shares" means the shares of Class A Common Stock to be issued pursuant to the Management Contingent Rights.

                  "Material Adverse Effect" means a material adverse effect on the business, operations, properties, financial condition, results of operations or assets of the Company and its subsidiaries, in each case taken as a whole.

                  "Material Contract" has the meaning set forth in Section 3.1(p)(i).

                  "Merger Agreement" means the Agreement and Plan of Merger dated as of May 3, 1995 by and among the Company, Westra Communications, Inc., a Delaware corporation, DKM, James W. Wesley, Jr., James M. Strawn and Roger P. Heffelfinger.

                  "Minimum Loss" has the meaning as set forth in Section
11.6(a).

                  "Multiemployer Plan" has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

                  "Negative Trade Balance" means the amount by which Barter Time exceeds the sum of (a) the Goods and Services Amount plus (b) $100,000 determined as follows: If the Closing occurs after the 15th of the month, the Negative Trade Balance shall be determined based on the amounts reflected in the balance sheet of the Company as of the last day of the month preceding the month in which the Closing occurs, and if the Closing occurs on or prior to the 15th of the month, the Negative Trade Balance shall be determined based on the amounts reflected in the balance sheet of the Company as of the last day of the month which is two months preceding the month in which the Closing occurs.

                  "Owned Real Property" means those parcels of real property owned in fee and used or held for use by the Company or any of its subsidiaries as described in Schedule 3.1(k), and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, including any right, title, and interest of the Company or any of its subsidiaries in and to any street or other property adjoining any portion of such property.

                  "Pension Plans" has the meaning set forth in Schedule 3.1(q).

                  "Percentage Interest" means, with respect to each Selling Common Stockholder, the percentage calculated at the Closing obtained by dividing the number of Shares owned by such Selling Common Stockholder immediately prior to Closing by the aggregate Shares outstanding immediately prior to Closing. The foregoing calculation shall be made at Closing after the issuance of the Berkshire Contingent Shares and the Management Contingent Shares issuable at Closing. For purposes of calculating the Percentage Interest of Northwestern Mutual Life Insurance Company, such Percentage Interest shall be based only on the number of Shares (including Warrants) owned by it immediately prior to the Closing and shall not include any Series A Preferred Shares.

                  "Permits" has the meaning set forth in Section 3.1(n).

                  "Permitted Encumbrances" means (a) statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established,
(b) mechanics', carriers', workers', repairers', and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (c) in the case of leases of vehicles, rolling stock, and other personal property, encumbrances which do not, individually or in the aggregate, materially impair the operation of the business at the facility at which such leased equipment or other personal property is located, (d) other liens, charges, easements, restrictions or other encumbrances incidental to the operation of the Company of any of its subsidiaries or the ownership of the Company's or any of its subsidiaries' assets which were not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of the assets of the Company and its subsidiaries, taken as a whole, or materially interfere with the use thereof or the operation of such assets or the Stations, taken as a whole, (e) Liens on leases of real property arising from the provisions of such leases, including, without limitation (i) the right of first option pursuant to Lease dated November 16, 1990 between Regional Broadcasters of Michigan, Inc. and Radio Towers, Inc., as assigned to Liggett Broadcast, Inc., as assigned to Patterson Grand Rapids Broadcasting Corp. and (ii) the right of first refusal pursuant to Sublease dated November 16, 1990 between Radio Towers, Inc. and the County of Kent, Michigan, as assigned to Patterson Grand Rapids Broadcasting Corp., including, in relation to leased real property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits, or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of the Company's or any of its subsidiaries' assets or the continuation of the operation of any Station, (f) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, (g) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (h) Liens disclosed in the Existing Title Policies, or (i) Liens disclosed on schedules to the Acquisition Agreements.

                  "Permitted Liens" has the meaning set forth in Section
3.1(m).

                  "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

                  "Personal Property" means all of the machinery, equipment (including the transmitter and studio equipment), computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible property which is owned or leased by the Company or any of its subsidiaries and which is used or held for use in its business or operations, together with any additions thereto between the date hereof and the Closing Date less any dispositions made in accordance with Section 4.1.

                  "Preferred Stock Premium Amount" means an aggregate amount equal to the product of $750 (as such amount shall be appropriately adjusted by the Board of Directors of the Company for stock splits, stock dividends and other similar events) multiplied by the number of shares of Series A Preferred Stock issued and outstanding as of the Closing Date immediately prior to the Closing.

                  "Preferred Stock Value Amount" means an aggregate amount equal to the product of $10,000 (as such amount shall be appropriately adjusted by the Board of Directors of the Company for stock splits, stock dividends and other similar events) multiplied by the number of shares of Series A Preferred Stock issued and outstanding as of the Closing Date immediately prior to the Closing, plus any and all accrued and unpaid cumulative dividends on such shares of Series A Preferred Stock (whether or not declared or earned).

                  "Preferred Stock Payment" means the sum of the Preferred Stock Value Amount and the Preferred Stock Premium Amount.

                  "Preferred Stockholder" means The Northwestern Mutual Life Insurance Company, in its capacity as the holder of the shares of Series A Preferred Stock.

                  "Purchase Price" means the consideration payable by Buyer as provided in Section 2.2 hereof.

                  "Purchase Price Increase" means the lesser of (i) $5,000,000 and (ii) an amount determined as of the Closing Date equal to the product of
(a) the number of days elapsed after (and not including) January 30, 1998 to (and including) the Closing Date multiplied by (b) $55,555.55.

                  "Purchaser Approval" means the written approval of Buyer given to the Company approving any Purchaser Approved Acquisition, including the definitive purchase agreement (including the schedules and exhibits thereto) relating to such acquisition.

                  "Purchaser Approved Acquisition" means any acquisition, proposed acquisition, local marketing agreement, time brokerage agreement or other transaction entered into by the Company or any of its subsidiaries for which Purchaser Approval has been obtained. None of the foregoing shall be deemed a Purchaser Approved Acquisition until Buyer approves the definitive purchase agreement (including the schedules and exhibits thereto ) relating to such acquisition.

                  "Real Property" means the Leased Real Property and the Owned Real Property.

                  "Recovery Costs" means reasonable out-of-pocket costs or expenses (including reasonable legal fees and expenses) incurred by a Buyer Indemnified Party in connection with the enforcement of available remedies under any Acquisition Documents to the extent such costs and expenses are not costs and expenses to which the Company or any other Buyer Indemnified Party is entitled to payment under any such Acquisition Documents.

                  "Release" means the Release of Claims between Buyer, the Company and the Selling Stockholders or, if applicable, the Stockholders' Representative in the form attached hereto as Exhibit D.

                  "Released Claims" has the meaning set forth in Section
10.2(b).

                  "Released Parties" has the meaning set forth in Section
10.2(b).

                  "Required Divestitures" means all divestitures, terminations, arrangements and restructurings identified in Schedule 3.3(e), if any, and all other divestitures, terminations, arrangements or restructurings, if any, arising after the date of this Agreement that would have been required to be listed on Schedule 3.3(e) if known to be in existence as of such date or that are necessary to satisfy any and all Divestiture Conditions.

                  "Restated Certificate of Incorporation" means that certain Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware, as amended to date including without limitation the Certificate of Designations.

                  "Retro-Premium Insurance Amounts" means any liability or other obligation, other than obligations arising under any "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, paid by DKM (or any Affiliate of DKM) (whether by reimbursement to any claims security, any additional premiums on retrospective adjustment or otherwise) under any policies of insurance maintained by DKM (or any Affiliate of DKM) for the benefit of the Company or any of its subsidiaries attributable to events or occurrences on or prior to the Closing Date.

                  "Savannah Agreement" means Agreement of Purchase and Sale dated as of July 3, 1996, as amended, by and among Patterson Savannah Broadcasting Corp., a Delaware corporation, Southeastern Broadcasting Company, L.L.C., a Delaware limited liability company, The LBJ Holding Company, a Texas corporation, MetroSouth Media, a Florida general partnership, Thomas C. Birch and Raymond Quinn.

                  "Schedules" means the Schedules attached hereto.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Securities Laws Restrictions" means any applicable restrictions on the transfer of the Shares or Series A Preferred Shares under the Securities Act or any state securities laws.

                  "Securities Purchase Agreement" means that certain Securities Purchase Agreement dated as of April 11, 1996 by and among the Company and The Northwestern Mutual Life Insurance Company.

                  "Selling Common Stockholders" means all Selling Stockholders other than the Preferred Stockholder.

                  "Selling Stockholders" has the meaning set forth in the first paragraph of this Agreement.

                  "Selling Common Stockholders Closing Payment" means the Purchase Price, minus the Preferred Stock Payment, minus the Funded Debt Amount, minus the DLJ Amount, minus the Company Accrued Obligation Amount, and minus the Holdback Amount.

                  "Selling Stockholders Indemnified Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses, including reasonable legal fees and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding), that any of the Selling Stockholders Indemnified Parties incurs and that arise out of (a) any breach by Buyer or Capstar of any of the representations, warranties, covenants or agreements under this Agreement or any other Transaction Documents, (b) the items indemnified against pursuant to Sections 5.3(b) and 6.3 and (c) any breach by the Company of a covenant or agreement to be performed after the Closing, but Selling Stockholders Indemnified Costs shall exclude any and all punitive damages.

                  "Selling Stockholders Indemnified Parties" means each of the Company, any of its subsidiaries and the Selling Stockholders and each officer, director, employee, stockholder, and Affiliate of the Selling Stockholders (but, with respect to the Company or any subsidiary of the Company, prior to the Closing only) .

                  "Series A Preferred Shares" means the shares of Series A Preferred Stock issued and outstanding immediately prior to the Closing.

                  "Series A Preferred Stock" has the meaning set forth in the recitals.

                  "Shares" has the meaning set forth in the recitals.

                  "Station Event" has the meaning set forth in Section 9.1.

                  "Station Licenses" has the meaning set forth in Section 3.1(g)(ii).

                  "Stations" means all full service radio broadcast stations and FM translator stations owned by the Company or any of its subsidiaries as of the date of this Agreement and any full service radio broadcast stations and FM translator stations acquired by the Company or any of its subsidiaries prior to the Closing.

                  "Stockholders Agreement" means the Amended and Restated Stockholders Agreement dated as of April 1, 1996 by and among the Company and the Selling Stockholders.

                  "Stockholders' Representative" means DKM or its successor in that capacity appointed pursuant to Section 12.17.

                  "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  "Successor Selling Stockholders" has the meaning set forth in
Section 12.17.

                  "Taxes" means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Entity and any payments with respect thereto required under any tax-sharing agreement. For the purpose of this Agreement, the term "taxes" shall include all federal, state, local, foreign and other income, gross receipts, use, ad valorem, transfer, franchise, profits, license, payroll, severance, occupation, property, sales, excise, withholding, unemployment compensation, social security and other taxes and charges of any nature whatsoever (including interest, penalties and additions to tax relating to any of the specified items).

                  "Tax Returns" means any return, report, information return or other document filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                  "Tax Sharing Agreement" means that certain Amended and Restated Tax Sharing Agreement dated as of August 16, 1995 between DKM, the Company and each of its subsidiaries.

                  "Termination Date" has the meaning set forth in Section
10.1(b).

                  "Title Company" means a title insurance company selected by Buyer.

                  "Trade Deals" means the exchanges by a Station of its advertising time for goods or services, other than in connection with the licensing of programs and programming material.

                  "Trading Event" has the meaning set forth in Section 9.1.

                  "Transaction Costs" means all fees, expenses and other costs, including any brokerage or finders fees, incurred by the Company or any of its subsidiaries prior to the Closing including any expenses on behalf of the Selling Stockholders in connection with the transactions contemplated by this Agreement and the other Transaction Documents, but in each case excluding any and all fees, costs and other expenses arising out of or in connection with the IPO or Buyer's, Capstar's or any of their Affiliates other financing activities or transactions relating thereto.

                  "Transaction Documents" means this Agreement, the Deposit Escrow Agreement, the Indemnification Escrow Agreement and all other documents to be executed by any of the Company, the Selling Stockholders, the Stockholders' Representative or Buyer in connection with the consummation of the transactions contemplated in this Agreement.

                  "Tri-City Agreement" means the Agreement of Purchase and Sale dated as of August 29, 1995, as amended, by and among Patterson Savannah Broadcasting Corp , a Delaware corporation, Tri-City Broadcasting Co., Inc., a Connecticut corporation and Enzo DeDominicis.

                  "Unlimited Claims" means all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses, including reasonable legal fees and expenses (including Recovery Costs and court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding), that any of the Buyer Indemnified Parties incurs and that arise out of any breach by the Company of the Federal Income Tax Representation or the last sentence of Section 3.1(c) or a breach by any Selling Stockholder of any of its representations and warranties contained in
Section 3.2(a), or a breach by the Company or any Selling Stockholder of any of its respective representations, warranties and covenants contained in Section 7.4, or its respective covenant contained in Section 12.7, other than breaches by the Company of such covenants after the Closing.

                  "Voting Debt" has the meaning set forth in Section 3.1(c).

                  "Warrants" has the meaning set forth in the recitals.

                  "Welfare Benefit Plans" has the meaning set forth in Section 3(1) of ERISA.

         1.2. REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

                                   ARTICLE II

                          PURCHASE AND SALE OF SHARES

         2.1. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, at the Closing (hereinafter defined), (a) each Selling Common Stockholder shall sell to Buyer, and Buyer shall purchase from such Selling Common Stockholder, the Shares owned by such Selling Common Stockholder on the Closing Date (it being understood that the Warrants shall be sold directly to Buyer and do not need to be exercised) and (b) the Preferred Stockholder shall sell to Buyer, and Buyer shall purchase from the Preferred Stockholder, the Series A Preferred Shares owned by the Preferred Stockholder on the Closing Date, in each case, free and clear of all Liens, except for Securities Laws Restrictions and any Liens created by or through Buyer or any of its Affiliates.

         2.2.     PURCHASE PRICE.

                  (a) If the Closing occurs on or before January 30, 1998, the aggregate purchase price payable by Buyer in consideration for the sale of the Shares and the Series A Preferred Shares shall be an amount equal to $215,000,000 minus the Negative Trade Balance, minus the Acquisition Adjustment and plus all Cash on Hand, plus the Acquisition Addition, and plus the Acquisition Escrow Amount, payable to the Selling Common Stockholders, the Preferred Stockholder and other persons and/or entities as provided in Section
2.5 below (as it may be increased as provided below, the "Purchase Price"). Notwithstanding the foregoing, (i) if the Closing is postponed beyond January 30, 1998 (A) by Buyer as permitted in Section 9.1(b), (B) as a result of the existence of a Cure Period relating to any breach by Buyer, (C) as a result of Buyer's exercise of its right to obtain an ESA, title policy or survey pursuant to Section 4.3, 5.10 or 5.11, respectively, or (D) pursuant to Section 9.1(c) as a result of a Banking Event, Trading Event or Conflict Event, then the Purchase Price shall be increased by an amount equal to $5,000,000, and (ii) if the Closing is postponed beyond January 30, 1998 due to the failure to remove or satisfy a Divestiture Condition or otherwise because the FCC Consents have not become Final Orders, other than as a result of a delay caused solely by the Company or any Selling Stockholder, the Purchase Price shall be increased by an amount equal to the Purchase Price Increase.

                  (b) The Selling Common Stockholders Closing Payment and the distribution of the Holdback Amount shall be allocated and paid pro rata among the Selling Common Stockholders in accordance with their respective Percentage Interests.

         2.3. DELIVERY OF FUNDED DEBT PAYOFF NOTICE. No later than the date that is two Business Days prior to the scheduled Closing Date, the Company shall deliver to Buyer a written notice (the "Funded Debt Payoff Notice") setting forth (i) the payments necessary to be made in order for the Funded Debt to be repaid in full and retired as of the Closing Date, (ii) the name of the persons to whom such payments are to be made, and (iii) wiring instructions for the recipients of such payments. At the Closing, the Funded Debt Amount shall be transferred to the Company by Buyer and applied to the payment and retirement in full of the Funded Debt identified in such notice.

         2.4. DELIVERY OF COMPANY ACCRUED OBLIGATION PAYOFF NOTICE. No later than the date that is two Business Days prior to the scheduled Closing Date, the Company shall deliver to Buyer a written notice (the "Company Accrued Obligation Payoff Notice") setting forth (i) the payments necessary to be made in order for the Company Accrued Obligations to be paid in full as of the Closing Date, (ii) the name of the persons to whom such payments are to be made, and (iii) wiring instructions for the recipients of such payments. At the Closing, the Company Accrued Obligation Amount shall be transferred to the Company by Buyer and applied to the payment and retirement in full of the Company Accrued Obligations identified in such notice.

         2.5. PAYMENTS AT CLOSING. At the Closing, subject to the satisfaction of the other terms and conditions of this Agreement, Buyer shall cause the Purchase Price to be paid as follows:

                  (a) pay or cause to be paid to the Selling Common Stockholders cash, via wire transfer of immediately available funds to an account designated by each such Selling Common Stockholder, in an amount equal to the Selling Common Stockholders Closing Payment, which shall be allocated pro rata among the Selling Common Stockholders in accordance with their Percentage Interests;

                  (b) wire transfer an amount equal to the Company Accrued Obligations in accordance with the Company Accrued Obligation Payoff Notice (the "Company Accrued Obligation Amount");

                  (c) wire transfer an amount to repay in full the Funded Debt in accordance with the Funded Debt Payoff Notice (the "Funded Debt Amount");

                  (d) wire transfer an amount equal to the DLJ Amount to an account designated by DLJ;

                  (e) pay or cause to be paid to the Preferred Stockholder cash, via wire transfer of immediately available funds to an account designated by the Preferred Stockholder, in an amount equal to the Preferred Stock Payment; and

                  (f) deposit or cause to be deposited the Holdback Amount with the Escrow Agent.

         2.6. CANCELLATION OF SERIES A PREFERRED SHARES AND WARRANTS. After the Closing, Buyer shall contribute the Series A Preferred Shares and Warrants to the Company for cancellation and the Company shall cancel such Series A Preferred Shares and Warrants.

         2.7. EARNEST MONEY. (a) Concurrently with the execution of this Agreement, Buyer shall deposit the Deposit Letter of Credit with the Escrow Agent to be held in escrow in accordance with the terms hereof and the Deposit Escrow Agreement.

                  (b) Subject to satisfaction of the conditions to the obligations set forth in Article VIII, at the Closing, Buyer and the Stockholders' Representative shall instruct the Escrow Agent to release and return the Deposit Letter of Credit and/or proceeds thereof (together with any earnings thereon) to Buyer for cancellation.

                  (c) If this Agreement is terminated as provided in Section 10.1, Buyer and the Stockholders' Representative shall instruct the Escrow Agent to release the Deposit Letter of Credit and/or proceeds thereof (together with any earnings thereon) to Buyer or to the Company, all as provided in
Section 10.2.

         2.8. TERMINATION OF CERTAIN AGREEMENTS. The Company and each of the Selling Stockholders hereby agrees that, subject to the consummation of the purchase and sale of the Shares and the Series A Preferred Shares pursuant hereto, the Stockholders Agreement, the Management Agreement and the Tax Sharing Agreement are each, effective as of the Closing, hereby terminated and shall be of no further force and effect following the Closing. Notwithstanding anything to the contrary contained in the Stockholders Agreement, the Restated Certificate of Incorporation, the Securities Purchase Agreement, the Warrants or any other document or agreement, except as provided in this Agreement and as provided in Section 2(f) of the Berkshire Subscription Agreement and Section 1(e) of the Merger Agreement, each of the Selling Stockholders and the Company hereby waives any and all notice or other rights it may have solely in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         2.9. CASH AND CASH EQUIVALENTS. Buyer agrees and acknowledges that any and all cash and cash equivalents of the Company and its subsidiaries at or immediately prior to the Closing (excluding any Acquisition Escrow Amount) shall be utilized in the sole discretion of the Company including, without limitation, to pay any Funded Debt.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY. The Company represents and warrants to Buyer as of the date hereof as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement).

                  (a) Organization, Good Standing, Etc. Each of the Company and its subsidiaries is a corporation, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each state listed on Schedule 3.1(a), which states represent every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has delivered to Buyer or its representatives true and complete copies of the Restated Certificate of Incorporation and Bylaws of the Company and each of its subsidiaries, as in effect at the date of this Agreement. Neither the Company nor any subsidiary is in violation of any provisions of its Certificate of Incorporation or Bylaws.

                  (b) Subsidiaries of the Company. Schedule 3.1(b) sets forth a true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company. Except as disclosed on Schedule 3.1(b), the Company does not own, directly or indirectly, any subsidiaries or own, or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership, joint venture, association, limited liability company, trust or other entity.

                  (c) Capital Structure. The authorized capital stock of the Company consists of 200,000 shares of Class A Common Stock, 200,000 shares of Class B Common Stock and 100,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"), of which 25,000 shares are designated as Series A Preferred Stock. As of the date of this Agreement, there are 70,571.91 shares of Class A Common Stock and 4,227 shares of Class B Common Stock issued and outstanding and no shares of Common Stock are held by the Company in its treasury. As of the date of this Agreement, there are 2,854 shares of Series A Preferred Stock issued and outstanding and there are 12,177 shares of Class A Common Stock reserved for issuance upon the exercise of the Warrants, 2,840 shares of Class A Common Stock reserved for issuance upon the exercise of the Management Contingent Rights, 1,160 shares of Class A Common Stock reserved for issuance upon the exercise of the Berkshire Contingent Rights. No other shares of capital stock of the Company are reserved for issuance for any other purpose other than shares of Class A Common Stock and Class B Common Stock, respectively, reserved for issuance upon the conversion of such shares into Class B Common Stock and Class A Common Stock, respectively. All the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote ("Voting Debt") on any matters on which holders of Common Stock may vote, except as permitted under the Certificate of Designations, the Securities Purchase Agreement and the Stockholders Agreement. Except as provided on Schedule 3.1(c), there are no options, warrants, calls, rights, commitments, or agreements of any character to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver, or sell, or cause to be, issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or any of its subsidiaries, or obligating the Company or any of its subsidiaries to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement. Except as provided on Schedule 3.1(c), there are no outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any shares of Common Stock or other capital stock of the Company. Except as provided on Schedule 3.1(c), there are no outstanding contractual obligations of any of the Company's subsidiaries to purchase, redeem or otherwise acquire any shares of capital stock of such subsidiaries.
Schedule 3.1(c) identifies as of the date of this Agreement the record and beneficial owner, if different, of the issued and outstanding shares of Common Stock and Preferred Stock and the capitalization of each subsidiary of the Company listed on Schedule 3.1(b), including the number of authorized shares of each class of capital stock and the par value (if any) thereof, the number of shares of each class of capital stock held in the treasury of the subsidiary, and the number of issued and outstanding shares of each class of capital stock and the names of (and number of shares held by) the record owners thereof. All the issued and outstanding shares of capital stock of each subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Upon Buyer's acquisition of the Shares and the Series A Preferred Shares at the Closing pursuant to the terms and conditions of this Agreement, Buyer will own 100% of the issued and outstanding capital stock of the Company and all securities convertible into, exercisable for or exchangeable into capital stock of the Company, excluding any capital stock or other securities of the Company that Buyer or any of its Affiliates causes to be issued at or after the Closing.

                  (d) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of the Company. The Transaction Documents to which the Company is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms.

                  (e) No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party do not and the performance by the Company of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section or as otherwise described on Schedule 3.1(e), (i) violate, conflict with, or result in any breach of any provision of the Company's Certificate of Incorporation or Bylaws, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give any party the right to terminate or accelerate (whether as a result of a change of control of the Company or otherwise as a result of this Agreement) any obligation, or give any person the right to require any security to be repurchased, or give rise to the creation of any Lien upon any of the material assets of the Company or any of its subsidiaries under, any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust or any Material Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets is bound, or (iii) violate any material order, writ, judgment, injunction, decree, statute, law, rule, or regulation, of any Governmental Entity binding upon the Company or any of its subsidiaries or by which or to which any of their respective material assets is bound or subject. No Consent of or registration, declaration, or filing with any Governmental Entity is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement and any other Transaction Documents by the Company or the consummation of the transactions contemplated hereby or thereby, except for (A) the FCC Consents (as contemplated by Section 7.1 hereof) and notification to the FCC upon consummation, (B) the filing of a premerger notification report and any other filings required under the HSR Act and the expiration or termination of any waiting period in connection therewith, and (C) applicable requirements, if any, of the Securities Act and the Exchange Act and state securities or blue sky laws.

                  (f) Financial Statements; Absence of Certain Changes or
Events.

                      (i) The Company has delivered to Buyer copies of (A) the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 1995 and December 31, 1996, together with the audited consolidated statements of income and cash flows of the Company and its subsidiaries for the periods then ended, and the notes thereto, accompanied by the reports thereon of Arthur Andersen LLP, independent public accountants, and (B) the unaudited consolidated balance sheet of the Company and its subsidiaries as of March 31, 1997, a copy of which is attached as Schedule 3.1(f)(i) (the "Balance Sheet"), together with the related unaudited consolidated statements of income for the three-month period then ended (such audited and unaudited financial statements collectively being referred to as the "Financial Statements"). The Financial Statements, including the notes thereto, were prepared in accordance with GAAP (except that the Balance Sheet and such unaudited consolidated statements of income do not contain footnotes and do not reflect year end adjustments) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP or pursuant to changes requested by Buyer) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the dates thereof and the consolidated results of the operations of the Company and its subsidiaries for the respective periods indicated.

                      (ii) Except as disclosed in Schedule 3.1(f)(ii), there is no material liability of any kind, whether accrued, absolute, fixed, contingent, or otherwise, of the Company or any of its subsidiaries that is not reflected or reserved against in the Balance Sheet (or referred to in the footnotes to the Financial Statements), other than (A) liabilities incurred in the ordinary course of business since March 31, 1997 (the "Balance Sheet Date"), or (B) any such liability which would not be required to be presented in unaudited interim financial statements (excluding the notes thereto) prepared in conformity with GAAP applied, in a manner consistent with past practice, in the preparation of the Balance Sheet.

                      (iii) Except as disclosed in Schedule 3.1(f)(iii), since the Balance Sheet Date, the Company and each of its subsidiaries has conducted its respective business only in the ordinary course consistent with past practice and nothing has occurred that would have been prohibited by Section 4.1 if the terms of such section had been in effect as of and after the Balance Sheet Date. Since the Balance Sheet Date to the date of this Agreement, there has not occurred, and neither the Company nor any of its subsidiaries has incurred or suffered, (a) any event, circumstance, or fact that has resulted in a Material Adverse Effect, or (b) to the Knowledge of the Company, any event, circumstance, or fact that materially impairs the operation of the physical assets which are material to the operation of any of the Stations.

                  (g) Compliance with Applicable Laws; FCC Matters.

                      (i) Except as set forth on Schedule 3.1(g), the Company and each of its subsidiaries are in compliance in all material respects with each Applicable Law (excluding

         Environmental Laws). Without limiting the generality of the foregoing, except as set forth on Schedule 3.1(g), the Company and each of its subsidiaries is in compliance in all material respects with the Communications Act, all material obligations with respect to equal employment opportunity under Applicable Law, and all material rules and regulations of the Federal Aviation Administration applicable to each of the towers used or held for use by a Station. The Company and each of its subsidiaries has duly and timely filed or caused to be so filed, all material forms, reports, statements, and other documents (other than Tax Returns) required under Applicable Law to be filed with the FCC and any and all other Governmental Entities. All such material forms, reports, statements and other documents required under Applicable Law to be filed with the FCC or any other Governmental Entity (other than Tax Returns) are referred to herein, collectively, as the "Company Reports." Except as set forth on Schedule 3.1(g), all such Company Reports complied in all material respects with Applicable Laws when made. The Stations are in compliance in all material respects with the provisions of 47 C.F.R. ss. 73.3526 relating to materials to be kept in the public inspection files.

                      (ii)  Schedule 3.1(g) is a true and complete list of
         (A) all of the FCC Licenses, including the expiration dates thereof, as of the date of this Agreement and (B) all other material licenses, permits, or authorizations issued to the Company or any of its subsidiaries by any other Governmental Entities and held by them as of the date of this Agreement. Such FCC Licenses, and other material licenses, permits, and authorizations, are collectively referred to herein as the "Station Licenses." Schedule 3.1(g) accurately lists as of the date of this Agreement the legally authorized holder(s) of the Station Licenses and all pending applications for modification, extension, or renewal thereof or for new material licenses, permits, or authorizations, (such pending applications at the date of grant by the FCC, to the extent such grant results in the issuance of new FCC Licenses, shall be deemed to be "Station Licenses" subject to the consummation of the Approved Acquisition or Purchaser Approved Acquisition, as the case may be, to which such application relates). Except as set forth on Schedule 3.1(g), (i) the Station Licenses constitute all the material licenses, permits, and authorizations required for the operation of each of the Stations and the business of the Company and each of its subsidiaries as of the date of this Agreement, and (ii) each of the Station Licenses is in full force and effect. Except as set forth in Schedule 3.1(g), each of the Stations has been operated in all material respects in accordance with the terms of its Station Licenses and the Company and each of its subsidiaries is otherwise in compliance in all material respects with the terms of such Station Licenses. Except as set forth on Schedule 3.1(g), there are no proceedings pending against the Company or any of its subsidiaries or, to the Knowledge of the Company, threatened with respect to the Company's or any of its subsidiaries' ownership or operation of any Station which has resulted in or would result in the revocation, material adverse modification, non-renewal, or suspension of any of the Station Licenses, the denial of any pending applications for any Station Licenses by reason of the actions or qualifications of the Company and its subsidiaries, the issuance against the Company or any of its subsidiaries of any cease and desist order, or the imposition of any administrative actions, including the proposed assessment of fines and penalties, by the FCC or any other Governmental Entity with respect to any Station Licenses, or which has affected or would affect any Station's ability to operate as currently operated, or (pursuant to the Approved Acquisitions or any Purchaser Approved Acquisitions) the Company's or any of its subsidiaries' ability to obtain control of any additional Station Licenses or to operate any additional Station. To the Knowledge of the Company, except as set forth in Schedule 3.1(g), no other broadcast station or radio communications facility is causing interference to any Station's transmissions beyond that which is allowed by FCC rules and regulations and no Station is causing interference to any other broadcast station or radio communications facilities' transmissions beyond that which is allowed by the FCC rules and regulations. To the Knowledge of the Company, except as set forth in Schedule 3.1(g), there is no reason to believe that the FCC will not renew any of the Station Licenses issued by the FCC in the ordinary course of business. To the Knowledge of the Company, except as set forth in Schedule 3.1(g), there are no facts relating to any Selling Stockholder, the Company or any of the Company's subsidiaries under the Communications Act that have disqualified or would disqualify the Selling Stockholders from transferring control of any of the Station Licenses pursuant to the terms of this Agreement or that would prevent the consummation by the Company or any Selling Stockholder of the transactions contemplated by this Agreement.

                  (h) Absence of Litigation. Except as set forth on Schedule 3.1(h), there is no material investigation, action, suit, judicial, or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of the Company, threatened against the Company, any of its subsidiaries or any of the material assets of the Company or any of its subsidiaries by or before any arbitrator or Governmental Entity, nor, to the Knowledge of the Company, is there any material investigation or proceeding (other than in connection with applications or notices filed by or on behalf of the Company or its subsidiaries or responses to the FCC regarding listener complaints) relating to the Company, any of its subsidiaries or any of their respective material assets threatened by or before any arbitrator or Governmental Entity. Except as set forth in Schedule 3.1(h), there is no judgment, decree, injunction, order, determination or award of any Governmental Entity or arbitrator, or settlement agreement, outstanding against the Company, any of its subsidiaries or any of their respective material assets. There is no action, suit, judicial, or administrative proceeding pending or, to the Knowledge of the Company threatened against any Selling Stockholder, the Company or any of the Company's subsidiaries relating to the transactions contemplated by this Agreement and the other Transaction Documents.

                  (i) Insurance. Schedule 3.1(i) sets forth as of the date of this Agreement an accurate list of all title, fire, general liability, malpractice liability, theft, and other forms of property and casualty insurance and the deductible for each policy and all fidelity bonds held by or applicable to the Company and each of its subsidiaries. To the Knowledge of the Company, no event has occurred, including the failure by the Company or any of its subsidiaries to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of its subsidiaries under any such insurance policies in such a manner as has had or would have a Material Adverse Effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy of the Company or any of its subsidiaries has been canceled within the last two years prior to the date hereof.

                  (j) Owned Real Property. Except as otherwise set forth on
Schedule 3.1(j), Schedule 3.1(j) contains an accurate description in all material respects of all the Owned Real Property. Except as set forth on
Schedule 3.1(j), the Company or a subsidiary of the Company has good and marketable, fee simple title in and to the Owned Real Property, free and clear of all Liens other than Permitted Liens. The Company or a subsidiary of the Company has sufficient title to such easements, rights of way and other rights appurtenant to each of the Owned Real Properties as are necessary to permit ingress and egress to and from the Owned Real Property to a public way, and the improvements on the Owned Real Property have access to such sewer, water, gas, electric, telephone, and other utilities as are necessary to allow the business of the Company and each of its subsidiaries operated thereon to be operated in the ordinary course and consistent with past practice. The Company has not received written notice of any pending condemnation or similar proceeding affecting the Owned Real Property or any portion thereof, and to the Knowledge of the Company, no such action is threatened. Except as set forth on Schedule 3.1(j), the material improvements located on the Owned Real Property are in sufficiently good condition (except for ordinary wear and tear) to allow the business of the Company and its subsidiaries to be operated in the ordinary course as currently being operated. The current use of the Owned Real Property by the Company and its subsidiaries does not violate in any material respect any restrictive covenants of record affecting any of the Owned Real Property. The Company's owner's title insurance policies (or copies thereof) have been previously delivered to Buyer or its representatives.

                  (k) Leased Real Property. Schedule 3.1(k) contains a list of all material real property leases to which the Company of any of its subsidiaries is a party. Each lease described in Schedule 3.1(k) is a valid and binding obligation of the Company or a subsidiary of the Company and is in full force and effect without amendment other than as described in Schedule 3.1(k). Except as otherwise disclosed on Schedule 3.1(k), neither the Company nor any of its subsidiaries, and to the Knowledge of the Company, no other party, is in default in any material respect under any lease listed in Schedule 3.1(k).

                  (l) Personal Property. Except as set forth on Schedule 3.1(l), the Company or a subsidiary has good title to, or a valid leasehold or license interest in, all material Personal Property and none of the material Personal Property is subject to any Lien or other encumbrances, except for Permitted Liens. Except as otherwise disclosed in Schedule 3.1(l), the Personal Property is in good operating condition and repair (ordinary wear and tear excepted).

                  (m) Liens and Encumbrances. Except as set forth in the Stockholders Agreement, at the date of this Agreement, all of the material assets of the Company and each of its subsidiaries are free and clear of all liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, restrictions, mortgages, tenancies, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind (collectively, "Liens") except (i) Permitted Encumbrances and (ii) Liens set forth on Schedule 3.1(m) (the Liens referred to in clauses (i) and (ii) being "Permitted Liens"). At the Closing and upon payment of the Purchase Price as provided in Section 2.2, all of the assets of the Company and each of its subsidiaries, including without limitation any leasehold interests and the Owned Real Property, shall be free and clear of all Liens other than Permitted Encumbrances.

                  (n) Environmental Matters. Except as expressly disclosed in the Existing ESAs with enough specificity that a reasonable person reading such description would understand that the matter described was contrary to the following representations and warranties and except as set forth on the Existing ESAs or disclosed in Schedule 3.08 of the Savannah Agreement and
Schedule III(J)(iv) of the Tri-City Agreement.

                      (i) The real property and facilities owned, operated, and leased by the Company or any of its subsidiaries and the operations of the Company or any of its subsidiaries thereon comply in all material respects with all applicable Environmental Laws;

                      (ii) No judicial proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to the Knowledge of the Company threatened against the Company or any of its subsidiaries, alleging the violation of any Environmental Laws and no written notice from any

          Governmental Entity or any private or public person has been received by the Company or any of its subsidiaries claiming any violation of any Environmental Laws in connection with any real property or facility owned, operated or leased by the Company or any of its subsidiaries, or requiring any remediation, clean-up, modification, repairs, work, construction, alterations, or installations on or in connection with any real property or facility owned, operated or leased by the Company or any of its subsidiaries that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving such notice;

                      (iii) All material permits, registrations, licenses and authorizations ("Permits") required to be obtained or filed by the Company or any of its subsidiaries under any Environmental Laws in connection with the Company's or any of its subsidiaries' operations, including those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous Substances (as such term is defined in Section 3.1(n)(iv) hereof), have been duly obtained or filed, and the Company and each of its subsidiaries is in compliance in all material respects with the terms and conditions of all such Permits;

                      (iv) All Hazardous Substances used or generated by the Company or any of its subsidiaries or any of their predecessors on, in, or under any of the Company's or any of its subsidiaries owned, operated, or leased real property or facilities are and have at all times been generated, stored, used, treated, disposed of, and released by such persons or on their behalf in such manner as not to result in any material Environmental Costs or Liabilities. "Hazardous Substances" means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) PCBs, or PCB-containing materials, or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste regulated under any Environmental Law; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; and (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation. "Environmental Costs or Liabilities" means any material losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) in connection with (1) any violation of any Environmental Laws, (2) order of, or contract of the Company or any of its subsidiaries with, any Governmental Entity or any private or public persons arising out of or resulting from the treatment, storage, disposal or release by the Company or any of its subsidiaries or any of their predecessors of any Hazardous Substances or (3) a claim by any private or public person arising out of any exposure of any person or property to Hazardous Substances;

                      (v) There are not now, nor have there been in the past, on, in or under any property or facilities when owned, leased, or operated by the Company or any of its subsidiaries or when owned, leased, or operated by any of their predecessors, any Hazardous Substances that are in a condition or location that violates any Environmental Law or that has required or would require remediation under any Environmental Laws or give rise to a claim for damages or compensation by any affected person or to any Environmental Costs or Liabilities and that have not been cured, complied with, remediated, or resolved to the satisfaction of such affected person or paid or resolved in all material respects; and

                      (vi) Neither the Company nor any of its subsidiaries has received any written notification from any source advising the Company or any of its subsidiaries that: (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently or previously owned, operated, or leased by it is identified or proposed for listing as a federal National Priorities List ("NPL") (or state- equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; and
          (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state- equivalent) site.

                  (o) Taxes. Except as set forth in Schedule 3.1(o), each of the Company and its subsidiaries has timely filed, or caused to be filed, all Tax Returns required to be filed with all Governmental Entities through the date hereof, except for any such Governmental Entity, the failure to file with which has not had, or would have, a Material Adverse Effect, and all such Tax Returns which have been filed are accurate and complete in all material respects. Except as set forth in Schedule 3.1(o), no extension of time within which to file any Tax Return which has not been filed has been requested or granted. Each of the Company and its subsidiaries has paid (or there has been paid on its behalf), or has set up an adequate reserve for the payment of, or accrued in its financial statements or books and records, all material Taxes required to be paid, withheld, or deducted, or for which the Company or any of its subsidiaries is liable, in respect of the periods covered by such Tax Returns. With respect to each Tax payable, from the end of the period covered by the most recently filed Tax Return to the Balance Sheet Date, the Balance Sheet reflects an adequate accrual or reserve in all material respects for all Taxes payable, or required to be withheld and remitted, by the Company or any of its subsidiaries, or for which the Company or any of its subsidiaries are liable, accrued through the Balance Sheet Date. The Company has not received written notice of any deficiencies for any Taxes, asserted or assessed against the Company or any of its subsidiaries and no written requests for waivers of the time to assess any such Taxes are pending. Except as set forth on Schedule 3.1(o), the federal income Tax Returns of the Company and its subsidiaries have not been examined by the Internal Revenue Service. Neither the Company nor any of its subsidiaries (i) has filed a consent under section 341(f) of the Code,
(ii) has made, or is obligated or may become obligated to make, any payments that will not be deductible by reason of section 280G of the Code, (iii) has been a member of an affiliated group of corporations which has filed a consolidated federal income Tax Return (other than the group of which the Company is the common parent and except as provided in the next sentence) or otherwise has any liability for the Taxes of any person (other than the Company and its subsidiaries and except as provided in the next sentence) under Treas. Reg. ss. 1.1502-6, any similar provision of state, local, or foreign law, or by reason of its status as a transferee, successor, indemnitor or otherwise, (iv) is a party or bound by (nor will become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement which will survive the Closing, except as described in Schedule 3.1(o), or (v) has agreed to make, nor is required to make, any adjustment under Section 48 of the Code by reason of a change in accounting method or otherwise. During the period from May 31, 1995 through February 27, 1996, the Company was a member of an affiliated group of corporations which filed a consolidated federal income tax return and whose common parent was DKM. During the period from February 28, 1996 through the Closing Date, the Company has been the common parent of an affiliated group of corporations which filed consolidated federal income tax returns.

                  (p) Certain Agreements.

                      (i) Schedule 3.1(p) hereto lists (excluding advertising contracts or commitments for the sale of advertising time for cash or trade entered into in the ordinary course of business and Contracts referred to in Sections 3.1(i) and 3.1(q)) each (A) employment Contract with employees of the Company or any of its subsidiaries (other than any noncompetition agreements) which is not terminable without liability or penalty on 30 days or less notice, (B) Contract under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $50,000 per year, and (C) other Contract that is material to the Company and its subsidiaries, taken as a whole (such Contracts listed or required to be listed on Schedule 3.1(p), 3.1(i) and 3.1(q), the "Material Contracts"). Each Material Contract is a valid and binding obligation of the Company or a subsidiary of the Company and is in full force and effect. Neither the Company nor any of its subsidiaries and, to the Knowledge of the Company, no other party to any Material Contract is (with or without lapse of time or the giving of notice, or both) in material breach thereunder. Schedule 3.1(p) identifies, as to each Material Contract listed thereon, whether the consent of the other party thereto is required in order for such Material Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby or whether such Material Contract can be canceled by the other party without liability to such other party due solely to the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.1(p), a complete copy of each written Material Contract and a description of each oral Material Contract set forth in Schedule 3.1(p) has been provided to Buyer or its representatives prior to the date of this Agreement.

                      (ii) Except with respect to any Employee Benefit Plan or as otherwise set forth on Schedule 3.1(p), none of the Company or any of its subsidiaries is a party to any oral or written Contract with any employee or other station or broadcast personnel (whether an employee, consultant or an independent contractor) of the Company or any of its subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of the transactions contemplated by this Agreement, (B) except as may be required under Applicable Law, providing severance benefits longer than 45 days after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (C) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code or
          (D) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (q) ERISA Compliance; Labor.

                      (i) The present value of all accrued benefits (vested and unvested) under all the "employee pension benefit plans" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Company or any other trades or businesses under common control within the meaning of
          Section 4001(b)(1) of ERISA with the Company (collectively, the "ERISA Group") maintains, or to which the Company or any member of the ERISA Group is or has been obligated to contribute (the "Pension Plans"), did not, as of the respective last annual valuation dates for such Pension Plans, exceed the value of the assets of such Pension Plan allocable to such benefits. Neither the Company nor any member of the ERISA Group maintains, sponsors or contributes to, and neither the Company nor any member of the ERISA Group has maintained, sponsored or contributed to within the last three years, a "defined benefit plan" as such term is defined in Section 3(35) of ERISA. No "prohibited transaction," as such term is described in Section 4975 of the Code has occurred with respect to any of the Employee Benefit Plans, which would subject the Company or any member of the ERISA Group, any officer of the Company or any of such plans or any trust to any tax or penalty on prohibited transactions imposed by such
          Section 4975. Neither the Company or any member of the ERISA Group has contributed or been obligated to contribute to any "multi-employer plan" as such term is defined in Section 3(37) or
          Section 4001(a)(3) of ERISA. Except as set forth on Schedule 3.1(q), there are no Employee Benefit Plans. With respect to the Employee Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition which would subject the Company or any member of the ERISA Group to any liability under the terms of such Employee Benefit Plans or Applicable Laws, other than any payment of benefits or premiums in the normal course, or any condition that has not had or would not have a Material Adverse Effect.

                      (ii) True, correct, and complete copies of each of the Employee Benefit Plans, and related trusts and favorable determination letters, if applicable, have been furnished to Buyer or its representatives, along with the most recent report filed on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file Form 5500. All material reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to governmental agencies or plan participants or beneficiaries have been furnished in accordance with Applicable Law in a timely manner. Each Employee Benefit Plan has been maintained in all material respects in compliance with Applicable Laws, and each Employee Benefit Plan intended to be qualified under
         Section 401 of the Code satisfies the requirements of such Section in all material respects and has not been operated in a manner which would adversely affect such qualified status. There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to any of the Employee Benefit Plans. All contributions required to be made to the Employee Benefit Plans pursuant to their terms have been timely made. To the Knowledge of the Company, there is no matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation. Except as required by Applicable Law, none of the Employee Benefit Plans provides medical insurance coverage following retirement. Each Employee Benefit Plan which is an "employee welfare benefit plan," as defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued prior to such amendment or termination. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require the Company or any of its subsidiaries to make a larger contribution or pay greater benefits under, any Employee Benefit Plan or employment agreement or (ii) create or give rise to any additional vested rights or service credits under any Employee Benefit Plan.

                      (iii) Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement. Neither the Company nor any of its subsidiaries has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of its employees. Except as set forth on Schedule 3.1(q), each of the Company and its subsidiaries (A) is not engaged, nor has it since April 1, 1997, engaged, in any unfair labor practices, and has no, and has not had since April 1, 1997, any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of the Company, threatened against it, and (B) has no, and has not had since April 1, 1997 written notice of any, charges, complaints, or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating employment practices, pending, or, to the Knowledge of the Company, threatened against it. There is no labor strike, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has experienced any labor strike, work stoppage or lockout since April 1, 1997. To the Knowledge of the Company, no union organizational campaign or representation petition is currently pending with respect to any of the employees of the Company or any of its subsidiaries.

                  (r) Patents, Trademarks, Etc. Other than the call letters relating to each of the radio stations of the Company and its subsidiaries and certain other intellectual property rights set forth on Schedule 3.1(r) hereto, there are no patents, copyrights, trademarks, tradenames and service marks or pending applications therefor material to the Company and its subsidiaries, taken as a whole (collectively, the "Intellectual Property"), owned in whole or in part by the Company or any of its subsidiaries and used in the business of the Company or any of its subsidiaries. To the Knowledge of the Company, neither the Company nor any of its subsidiaries is infringing any such Intellectual Property, and the Company is not aware of any infringement by others of such Intellectual Property owned by the Company or any of its subsidiaries.

                  (s) Affiliate Relationships. Except with respect to health and other insurance arrangements referred to in Schedules 3.1(i) and 3.1(q) and other arrangements set forth in Section 7.7 hereof, and except as set forth in
Schedule 3.1(s) and except for advances to officers or directors of the Company of business expenses incurred in the ordinary course of business, there are no Material Contracts to which any officer, director or stockholder of the Company is a party and no officer, director or stockholder of the Company is indebted for borrowed money to the Company or any of its subsidiaries.

                  (t) No Dispositions. Since the Balance Sheet Date to the date of this Agreement, there has not occurred any sale, lease, transfer, assignment, abandonment or other disposition of any of the assets of the Company or any of its subsidiaries other than any disposition of (i) obsolete property, (ii) property in connection with the acquisition of replacement property of equal value, or (iii) assets having, in the aggregate, a value of less than $50,000 disposed of in the ordinary course of business and consistent with past practices.

                  (u) Trade Deals. Schedule 3.1(u) correctly sets forth as of March 31, 1997 in all material respects the balance, in dollar value, of both
(i) the Company's and its subsidiaries' aggregate obligations to the other parties under each Trade Deal in effect as of March 31, 1997 (as indicated on Schedule 3.1(u)) and (ii) the aggregate amount due the Company and its subsidiaries under such Trade Deals as of March 31, 1997 (as indicated on Schedule 3.1(u)).

         3.2. REPRESENTATIONS AND WARRANTIES OF SELLING STOCKHOLDERS. Each Selling Stockholder, severally as to it and not jointly, represents and warrants to Buyer as of the date hereof as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement):

                  (a) Owners of Shares. As of the date of this Agreement, such Selling Stockholder is the holder of record and owns beneficially that number of shares of Common Stock, Warrants, Management Contingent Rights, Berkshire Contingent Rights or Series A Preferred Stock and, as of the Closing Date, will be the holder of record and will own beneficially that number of shares of Common Stock, Warrants, Management Contingent Shares, Berkshire Contingent Shares or Series A Preferred Stock, as provided on and subject to adjustment pursuant to Schedule I hereto, free and clear of all Liens other than Securities Laws Restrictions. At the Closing, Buyer will receive good and valid title to the Shares and/or Series A Preferred Shares owned by such Selling Stockholder free and clear of all Liens except for the Securities Laws Restrictions and any Liens created by or through Buyer or any Affiliate thereof.

                  (b) Authority. Such Selling Stockholder has full legal capacity to execute and deliver this Agreement and the other Transaction Documents to which such Selling Stockholder is a party and to perform the obligations of such Selling Stockholder hereunder and thereunder. This Agreement and such Transaction Documents have been, or upon execution and delivery will be, duly and validly executed and delivered by such Selling Stockholder and constitute a valid and binding obligation of such Selling Stockholder.

                  (c) No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by such Selling Stockholder do not, and the performance by such Selling Stockholder of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section or otherwise described on
Schedule 3.2(c), (i) violate, conflict with, or result in a violation or breach of any provisions of the Selling Stockholder's Articles or Certificate of Incorporation or Bylaws, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give any party the right to terminate or accelerate any obligation, or give rise to the creation of any Lien upon the Shares other than Securities Laws Restrictions or Liens created by or through Buyer or its Affiliates, under, any of the terms, conditions, or provisions of any agreement or other instrument or obligation to which such Selling Stockholder is a party or by which it may be bound, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule, or regulation of any Governmental Entity binding upon the such Selling Stockholder. No Consent of or registration, declaration, or filing with any Governmental Entity is required by or with respect to such Selling Stockholder in connection with the execution and delivery of any Transaction Documents by such Selling Stockholder or the consummation of the transactions contemplated hereby or thereby, except for (A) the FCC Consents (as contemplated by Section 7.1 hereof) and notification to the FCC upon consummation, (B) the filing of a premerger notification report and all other filings required under the HSR Act and the expiration or termination of any waiting period in connection therewith, and (C) applicable requirements, if any, of the Securities Act and the Exchange Act and state securities or blue sky laws.

         3.3. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to each Selling Stockholder and the Company as of the date hereof as follows (with the understanding that the Selling Stockholders and the Company are relying on such representations and warranties in entering into and performing this Agreement):

                  (a) Organization Standing and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

                  (b) Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute the valid and binding obligations of Buyer.

                  (c) No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party do not, and the performance by Buyer of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section or otherwise described on Schedule 3.3(c), (i) violate, conflict with, or result in any breach of any provisions of Buyer's Certificate of Incorporation or Bylaws, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Buyer is a party or by which it or any of its assets is bound, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation, of or registration, declaration, or filing with any Governmental Entity applicable to Buyer or by which it or any of its assets is bound. No Consent of any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any Transaction Documents by Buyer or the consummation by it of the transactions contemplated hereby or thereby, except for (A) the FCC Consents (as contemplated by Section 7.1) and notification to the FCC upon consummation, (B) the filing of a premerger notification report and any other filing required under the HSR Act and the expiration or termination of any waiting period in connection therewith, and
(C) applicable requirements, if any, of the Securities Act and the Exchange Act and the rules and regulations thereunder and state securities or blue sky laws.

                  (d) Litigation. As of the date hereof, there is no action, suit, judicial or administrative proceeding pending or, to the Knowledge of Buyer, threatened against it relating to the transactions contemplated by this Agreement or any other Transaction Documents or which, if adversely determined, would adversely affect its ability to consummate the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

                  (e) FCC Matters. Except as set forth in Schedule 3.3(e), there are no facts relating to Buyer (or an Affiliate thereof) under the Communications Act that would disqualify it (or any Affiliate or assignee) from obtaining control of the Station Licenses or that would prevent it (or any Affiliate or assignee) from consummating the transactions contemplated by this Agreement or materially delay the grant of the FCC Consents. Except as may be set forth in Schedule 3.3(e), it is not necessary for Buyer, Capstar or any subsidiary or other Affiliate of Buyer or Capstar to seek or obtain any waiver from the FCC, dispose of any interest in any media or communications property or interest (including, without limitation, any of the Stations), terminate any venture or arrangement, or effectuate any change or restructuring of its ownership (including, without limitation, the removal or withdrawal of officers or directors or the conversion or repurchase of equity securities in Buyer or Capstar or any Affiliate) to obtain, or to avoid any delay in obtaining, the FCC Consents. Buyer is able to certify on an FCC Form 315 that it is financially qualified.

                  (f) Investment Intent. The Shares and Series A Preferred Shares to be acquired by Buyer are being acquired for its own account, for investment and with no intention of distributing or reselling such Shares or Series A Preferred Shares or any part thereof or interest therein in any transaction which would be a violation of the securities laws of the United States of America or any state or any foreign country or jurisdiction. Buyer has not been formed for the purpose of acquiring the Shares or Series A Preferred Shares and Buyer is a sophisticated investor and has such Knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and the risks of acquiring the Shares and Series A Preferred Shares and is able to bear the risks of such investment. Buyer acknowledges that (i) the Shares and Series A Preferred Shares are "restricted securities" (as defined under the rules and regulations promulgated under the Securities Act), (ii) the Shares and Series A Preferred Shares have not been issued or sold pursuant to any registration or similar filing, listing, prospectus or document, or pursuant to any delivery requirements under the laws of any Governmental Entity or the rules, regulations or guidelines of any stock exchange or quotation system and (iii) it has had access to all information which it considers necessary or advisable to enable it to make a decision concerning the purchase of the Shares and Series A Preferred Shares. At the (i) time Buyer was offered the Shares and the Series A Preferred Shares, it was, (ii) date hereof, Buyer is, and (iii) Closing Date, Buyer will be, an "accredited investor" as defined in Rule 501 under the Securities Act.

         3.4. REPRESENTATIONS AND WARRANTIES OF CAPSTAR. Capstar represents and warrants to each Selling Stockholder and the Company as of the date hereof as follows (with the understanding that the Selling Stockholders and the Company are relying on such representations and warranties in entering into and performing this Agreement):

                  (a) Organization Standing and Power. Capstar is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Capstar directly or indirectly holds all of the issued and outstanding capital stock of Buyer and each other entity set forth on Schedule 3.4(a).

                  (b) Authority. Capstar has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by Capstar and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Capstar. This Agreement and the other Transaction Documents to which Capstar is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute the valid and binding obligations of Capstar.

                  (c) No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents to which Capstar is a party do not, and the performance by Capstar of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings set forth on
Schedule 3.4(c) or as described in this Section, (i) violate, conflict with, or result in any breach of any provisions of Capstar's Certificate of Incorporation or Bylaws, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Capstar is a party or by which it or any of its assets is bound, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation, of or registration, declaration, or filing with any Governmental Entity applicable to Capstar or by which it or any of its assets is bound. No Consent of any Governmental Entity is required by or with respect to Capstar in connection with the execution and delivery of this Agreement or any Transaction Documents by Capstar or the consummation by it of the transactions contemplated hereby or thereby, except for (A) the FCC Consents (as contemplated by Section 7.1) and notification to the FCC upon consummation, (B) the filing of a premerger notification report and any other filing required under the HSR Act and the expiration or termination of any waiting period in connection therewith, and
(C) applicable requirements, if any, of the Securities Act and the Exchange Act and the rules and regulations thereunder and state securities or blue sky laws.

                  (d) Litigation. As of the date hereof, there is no action, suit, judicial or administrative proceeding pending or, to the Knowledge of Capstar, threatened against it relating to the transactions contemplated by this Agreement or any other Transaction Documents or which, if adversely determined, would adversely affect its ability to consummate the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.


                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1. COVENANTS OF THE COMPANY. Subject to Section 4.2 below, except as contemplated by or otherwise permitted under this Agreement (including, without limitation, Section 2.9 hereof) or to the extent that Buyer shall otherwise consent in writing, from the date of this Agreement until the Closing, the Company covenants and agrees with Buyer (it being understood and agreed that each of the covenants and agreements contained in this Section 4.1 shall apply to the Company and its subsidiaries and their respective assets with respect to any additional radio broadcast stations and other assets acquired pursuant to any Approved Acquisition or Purchaser Approved Acquisition after the date hereof and prior to the Closing Date only to the extent of events, acts or omissions occurring or conditions coming into existence after the date such Approved Acquisition or Purchaser Approved Acquisition is consummated) that the Company shall not, and shall not permit any of its subsidiaries to:

                  (a) conduct its business in any manner except in the ordinary course consistent with past practice of the Company; or

                  (b) fail to act in the ordinary course of business consistent with past practices of the Company to (i) preserve substantially intact the Company's and each of its subsidiaries' present business organization, (ii) keep available the services of their present General Manager and any employee with an employment contract with the Company or any of its subsidiaries, and
(iii) preserve its present relationships with customers, suppliers and others having business dealings with them; or

                  (c) fail to use commercially reasonable efforts to maintain the material assets of the Company and each of its subsidiaries in their current physical condition, except for ordinary wear and tear and damage by casualty, confiscation or condemnation governed by Section 7.5(c) (any compliance with this Section 4.1(c) shall not be deemed to be a breach of
Section 4.1(i)); or

                  (d) except as listed on Schedule 4.1(d), fail to use all commercially reasonable efforts to maintain the present format of the Stations consistent with past practices of the Company; or

                  (e) except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practices of the Company, materially amend, terminate, or fail to use its commercially reasonable efforts to renew any Material Contract, or enter into any Contracts under which any party thereto becomes obligated to provide goods or services having a value of, or to make payments aggregating, $50,000 or more per year (other than advertising contracts or commitments including Trade Deals); or

                  (f) merge or consolidate with or into any other legal entity, dissolve, or liquidate except in connection with any Approved Acquisition; or

                  (g) except as required by the terms and provisions of written contracts between the Company or any of its subsidiaries and an employee thereof as in existence on the date of this Agreement, (i) adopt or amend any Employee Benefit Plan (except for amendments to Welfare Benefit Plans sponsored or maintained by DKM or any of its Affiliates as of the date of this Agreement provided that such amendments apply uniformly to the Company and all participating entities in the Welfare Benefit Plan and such amendments do not result in a termination cost to Buyer in excess of any termination cost which would be incurred by Buyer if such amendment had not been implemented) or (ii) increase in any manner the aggregate compensation or fringe benefits (including without limitation commissions) of any General Manager, officer, director, or employee or other station and broadcast personnel of the Company or any of its subsidiaries (whether employees or independent contractors) if the aggregate of all such increases would be in excess of an amount equal to 5% of the Company's 1997 budget, excluding any increases required to be made pursuant to contractual obligations of the Company existing as of the date of this Agreement and excluding the Management Contingent Shares; or

                  (h) terminate any General Manager of any of the Stations without prior consultation with Buyer regarding the basis for such termination; or

                  (i) except for capital expenditures in the aggregate of $1.5 million per calendar year, acquire (including, without limitation, by merger, consolidation, or the acquisition of any equity interest or assets) except in connection with any Approved Acquisition or sell (whether by merger, consolidation, or the sale of an equity interest or assets), lease, or dispose of any assets except in the ordinary course of business (which for purposes of this Section 4.1(i) shall exclude the acquisition of radio broadcast stations) and consistent with past practices of the Company or, with respect to sales or dispositions, even if in the ordinary course of business and consistent with past practices (other than sales or other disposals of surplus or obsolete equipment or other assets which sales and disposals may be made at any time), whether in one or more transactions, in no event involving an asset having a fair market value in excess of $50,000 unless such asset is replaced with an asset or assets of substantially equal value; or

                  (j) mortgage, pledge, or subject to any material Lien, other than Permitted Liens, any assets; or

                  (k) except as set forth on Schedule 4.1(k) or as required by GAAP, by Applicable Law or by accounting rules or Regulations S-X as promulgated under the Securities Act, change any of the material accounting principles or practices used by the Company; or

                  (l) change in any material respect its existing practices and procedures with respect to the collection of accounts receivable of the Stations and, except with respect to good faith attempts consistent with past practice to obtain payment of a past due receivable or a contested receivable, offer to discount the amount of any outstanding receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) to accelerate the collection thereof other than in the ordinary course of business; or

                  (m) pay, discharge, or satisfy any material claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice or as provided in Sections 2.3(a) or 2.8, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, or obligations when due and payable other than on a basis, and within the time, consistent with past practice; or

                  (n) change any Station's advertising rates or policies, procedures or methods in connection with the sale of advertising time in a manner expected to accelerate the receipt of cash payments or fail to expend at least 95% of the aggregate 1997 budgeted annual advertising and promotional department expenses; provided that if the Company fails to meet its revenue budget for 1997, the Company may decrease its budgeted advertising and promotional department expenses so long as the Company expends at least 75% of its aggregate 1997 budgeted annual advertising and promotional department expenses; or

                  (o) except for dividends declared and/or paid on the Series A Preferred Stock, split, combine, divide, distribute, or reclassify any shares of its capital stock, declare, pay, or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly, redeem, purchase, or otherwise acquire any shares of its capital stock or other securities; provided, however, that immediately prior to the Closing, the Company may pay a cash dividend to the Selling Stockholders; or

                  (p) except for the issuance of shares of capital stock of the Company in connection with the Management Contingent Rights, the Berkshire Contingent Rights, the conversion of Class A Common Stock and Class B Common Stock into Class B Common Stock and Class A Common Stock, respectively, and the payment of dividends on the Series A Preferred Stock (including in additional shares of Series A Preferred Stock), issue, sell, pledge, dispose of, encumber, or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into or exercisable or exchangeable for shares of stock of any class (except for pledges of capital stock or securities under the Credit Agreement and other than the issuance of certificates in replacement of lost certificates); or

                  (q) change or amend its charter documents or bylaws; or

                  (r) except under the Credit Agreement and except for current liabilities within the meaning of GAAP incurred in the ordinary course of business, incur or assume any Debt (including obligations in respect of capital leases and for interest), assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other person (other than endorsements of checks in the ordinary course and other than under Acquisition Agreements or in connection with Approved Acquisitions or Purchaser Approved Acquisitions) or make any loans, advances, or capital contributions to, or investments in, any person (other than among the Company and its subsidiaries and among such subsidiaries, other than advances to officers, directors and employees in the ordinary course of business); or

                  (s) make any settlement of or compromise any tax liability, change in any material respect any tax election or tax method of accounting or make any new tax election or adopt any new tax method of accounting; or

                  (t) enter into any agreement with any person other than Buyer with respect to, any local marketing agreement, time brokerage agreement, joint sales agreement, or any other similar agreement other than in connection with the Approved Acquisitions or Purchaser Approved Acquisitions or as set forth on
Schedule 4.1(t); or

                  (u) engage in any transactions with any of its Affiliates (other than among the Company and its subsidiaries and among such subsidiaries) other than (i) transactions approved by Buyer in writing, (ii) transactions on terms no more favorable in the aggregate to the Company or any of its subsidiaries or their Affiliates than would have been obtainable in arm's-length dealing, (iii) transaction with officers and directors of the Company or any of its subsidiaries in the ordinary course of business and consistent with past practices of the Company, or (iv) transactions disclosed on Schedule 4.1(u); or

                  (v) agree to or make any commitment, orally or in writing, to take any actions prohibited by this Section 4.1.

         4.2.     APPROVED TRANSACTIONS. Notwithstanding anything in Section
4.1 above or any other provision of this Agreement to the contrary, nothing in this Agreement shall prohibit or be deemed to prohibit or restrict the Company or any of its subsidiaries from (a) entering into or consummating any Approved Acquisition or Purchaser Approved Acquisition, (b) performing any obligation under any Acquisition Agreement or agreement related to an Approved Acquisition or a Purchaser Approved Acquisition, or (c) entering into discussions or negotiating with respect to any Approved Acquisition, Purchaser Approved Acquisition or other acquisition or other transaction (whether through a stock, merger, asset transaction or otherwise). Neither the Company nor any subsidiary shall amend or waive any provisions of any Acquisition Agreement or agreement with respect to a Purchaser Approved Acquisition or Approved Acquisition, except for any amendment or waivers that the Company in its sole discretion may deem advisable in connection with the consummation of an Approved Acquisition or Purchaser Approved Acquisition that are not adverse in any material respect to the Company and its subsidiaries, taken as a whole.

         4.3. ENVIRONMENTAL SITE ASSESSMENTS. If Buyer's lenders or other financing sources require Phase I or Phase II ESAs, the Company covenants and agrees that, upon written notice from Buyer to the Company identifying the locations at which such ESAs are required, the Company shall, at the sole cost and expense of Buyer, permit Buyer's environmental consultants to perform an ESA at each identified transmission site owned, operated, or leased by the Company or any of its subsidiaries and at such other identified real properties and facilities owned, operated, or leased by the Company or any of its subsidiaries. The Company shall provide access to such consultants in a manner consistent with Section 5.2 subject to the terms and conditions of any leases and in each case at such times and locations as is approved in advance by the Company. Buyer shall promptly notify the Company of the request for an ESA by Buyer's lenders or other financing sources and shall use its commercially reasonable efforts to promptly obtain such ESA in a manner that will not delay the Closing. The cost of any Phase I or Phase II ESA shall be borne by Buyer.

         4.4. BROADCAST TRANSMISSION INTERRUPTIONS. If before the Closing the regular broadcast transmission of any of the Stations in the normal or usual manner is interrupted for a period of 24 consecutive hours or more, excluding normal and routine maintenance, the Company shall give prompt written notice thereof to Buyer.


                                   ARTICLE V

                      ADDITIONAL AGREEMENTS OF THE COMPANY
                          AND THE SELLING STOCKHOLDERS

         5.1. NO SOLICITATION OF TRANSACTIONS. Neither the Company nor any Selling Stockholder shall, nor shall they permit their respective subsidiaries or Affiliates to, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of the Company or any of its subsidiaries or any equity interest in the Company or any of its subsidiaries or any merger, consolidation, share exchange, business combination, or other similar transaction with the Company or any of its subsidiaries or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company and each Selling Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         5.2. ACCESS AND INFORMATION. (a) Until the Closing, subject only to applicable rules and regulations of the FCC and provided that Buyer shall agree to be bound by any confidentiality provisions of the Material Contracts, the Company shall, at the sole cost and expense of Buyer, afford to Buyer and its representatives (including accountants and counsel) reasonable access, in each case, during normal business hours, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of the business of the Company or any of its subsidiaries, to all properties, books, records, and Tax Returns of the Company and each of its subsidiaries and all other information with respect to their respective businesses, together with the opportunity, at the sole cost and expense of Buyer, to make copies of such books, records, and other documents and to discuss the business of the Company and each of its subsidiaries with such officers, directors, and counsel for the Company as Buyer deems reasonably necessary for the purposes of familiarizing itself with the Company, each of its subsidiaries and the Stations, including the right to visit the Stations; provided that such Station visits shall be scheduled at least five (5) Business Days in advance and shall be conducted in a manner intended to minimize the disruption to the operations of such Station; provided, further, that Buyer shall not contact any Station personnel regarding the transactions contemplated by this Agreement without the express prior consent of the Company. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement until such time as the transactions contemplated by this Agreement have been consummated at the Closing. In furtherance of and subject to the foregoing, at the sole cost and expense of Buyer, the Company shall authorize and request its independent public accountants to meet with Buyer and its representatives, including Buyer's independent public accountants, to discuss the business and accounts of the Company and its subsidiaries and request its independent public accountants to make available (with the opportunity to make copies at the sole cost and expense of Buyer) to Buyer and its representatives, including its independent public accountants, all the work papers of its accountants related to their audit of the consolidated financial statements and Tax Returns of the Company and its subsidiaries.

                  (b) Within 30 days after the end of each calendar month, the Company shall deliver to Buyer for the Company and its subsidiaries, taken as a whole, monthly operating statements (in a form consistent with the monthly operating statements previously supplied to Buyer) prepared in the ordinary course of business for internal purposes. In addition, within 45 days after the end of each calendar quarter, the Company shall deliver to Buyer quarterly statements prepared in the ordinary course for internal purposes containing a listing of all trade and barter agreements of the Stations showing the status of all such agreements as of the end of the quarter. The Company or a subsidiary of the Company shall deliver to Buyer the rating books for the Stations promptly following receipt of the same by any officer or director of the Company. In addition, promptly following the distribution to the Company by the Stations, the Company will provide Buyer with copies of the Stations' weekly sales pacing reports.

         5.3.     ASSISTANCE.

                  (a) If Buyer requests, the Company will cooperate, and the Company will cause each of its subsidiaries and will request its accountants, at the sole cost and expense of Buyer, to cooperate, in all reasonable respects in connection with any financing efforts of Buyer or its Affiliates (including providing reasonable assistance in the preparation of one or more registration statements or other offering documents relating to debt and/or equity financing) and any other filings that may be made by Buyer or its Affiliates with the Securities and Exchange Commission, all at the sole expense of Buyer and during normal business hours, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of the Company's or any of its subsidiaries' businesses. Subject to the foregoing (including at the sole cost of Buyer), the Company shall, and shall cause each of its subsidiaries to, (i) furnish to its independent accountants (or, if requested by Buyer to Buyer's independent public accountants), such customary management representation letters as its accountants may reasonably require of the Company as a condition to its execution of any required accountants' consents necessary in connection with the delivery of any "comfort" letters requested by financing sources of Buyer or its Affiliates and (ii) furnish to Buyer all financial statements (audited and unaudited) and other information in the possession of the Company or any of its subsidiaries or their representatives or agents as Buyer shall reasonably determine is required in connection with such financing.

                  (b) Buyer and Capstar shall, jointly and severally, indemnify and hold harmless the Company and each Selling Stockholder and their respective officers, directors, and controlling persons against any and all claims, losses, liabilities, damages, costs, or expenses (including reasonable attorneys' fees and expenses and any other Selling Stockholders Indemnified Costs) that may arise out of or with respect to (i) the IPO or any other financing efforts by Buyer, Capstar or their respective Affiliates, including without limitation arising out of or relating to any registration statement, prospectus, offering documents, and other filings related thereto or any and all assistance and cooperation by the Company, and its subsidiaries, accountants and other representatives, including without limitation, arising out of or relating to the conduct of any person or entity in connection with any (1) ESAs conducted or obtained by Buyer or its consultants as contemplated by Section 4.3, (2) title policies obtained by Buyer as contemplated by Section
5.10 or (3) surveys obtained by Buyer as contemplated by Section 5.11; provided that Buyer shall have no indemnity obligations with respect to any costs or liabilities of the Company discovered as a result of the investigations permitted in Section 4.3, 5.10 or 5.11 and to the extent that such costs or liabilities were not caused by Buyer or its representatives, and (ii) all obligations and liabilities of Buyer with respect to liquidated damages payable by Buyer to the Company under Section 10.2(a) and all other fees, costs and expenses payable by Buyer under the Deposit Escrow Agreement and the Indemnification Escrow Agreement; provided, however, that subject to the limitations and provisions of this Agreement, nothing in this Section 5.3(b) shall prevent Buyer from asserting any right it may have for breach of representation or warranty under, and subject to the limitations and other conditions set forth in this Agreement.

         5.4. COMPLIANCE WITH STATION LICENSES. After the date hereof and prior to the Closing: the Company shall cause the Stations to be operated in all material respects in accordance with the Station Licenses and all applicable rules and regulations of the FCC and in compliance in all material respects with all other applicable laws, regulations, rules, and orders; the Company shall use its commercially reasonable efforts not to cause or permit any of the Station Licenses to expire without the timely filing of an application for renewal or be surrendered, other than private radio authorizations and auxiliary broadcast authorizations that the Stations may cease to use in their businesses and operations, or materially adversely modified, or terminated; the Company shall file or cause to be filed with the FCC all material applications (including license renewals) or other documents required to be filed in connection with the operation of the Stations; should the FCC institute any proceedings for the suspension, revocation or adverse modification of any of the FCC Licenses (other than arising as a result of any action by Buyer or its Affiliates) or any forfeiture proceedings, the Company will use its commercially reasonable efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to the Stations; the Company will use its commercially reasonable efforts to maintain the FCC construction permits (if any) listed in Schedule 3.1(g) in effect until the applicable construction projects are timely completed and to diligently prosecute all pending FCC applications listed in
Schedule 3.1(g); and if the Company receives an administrative or other order or notification from the FCC relating to any violation or claimed violation by the Company or its subsidiaries of the rules and regulations of the FCC, or of any other Governmental Entity, that could materially affect the Company's or any Selling Stockholder's ability to consummate the transactions contemplated hereby, or should the Company obtain Knowledge of any fact relating to the qualifications of the Company or a Selling Stockholder that reasonably could be expected to cause the FCC to withhold its consent to the assignment of the FCC Licenses, the Company shall promptly notify Buyer in writing and, other than with respect to a Divestiture Condition or in connection with any action or omission by Buyers or any of its Affiliates, use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

         5.5. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt written notice to Buyer of (a) the occurrence, or failure to occur, of any event of which it has Knowledge that has caused any representation or warranty of the Company or any Selling Stockholder contained in this Agreement to be untrue or inaccurate in any material respect as of the date of this Agreement, (b) the failure of the Company, to comply with or satisfy in any material respect any covenant to be complied with by it hereunder, and (c) the occurrence of a Station Event (as defined in Section 9.1). No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         5.6. THIRD PARTY CONSENTS. After the date hereof and prior to the Closing, the Company shall use its commercially reasonable efforts, but excluding making any payments, to obtain the written consent from any party to a Material Contract which is required to permit the consummation of the transactions contemplated hereby or which is required to prevent a breach of such Material Contract or the creation of the right to terminate such Material Contract.

         5.7. RESIGNATIONS OF DIRECTORS. The Company shall cause all directors of the Company to deliver their written resignations to Buyer, which resignations shall be effective at or before the Closing.

         5.8. EMPLOYMENT AGREEMENTS. Subject to the terms and conditions hereof, Buyer shall cause Capstar Broadcasting Corporation to enter into an Employment Agreement with James W. Wesley, Jr. substantially in the form attached hereto as Exhibit B-1 and shall cause Capstar Radio to enter into an Employment Agreement with James M. Strawn substantially in the form attached hereto as Exhibit B-2.

         5.9. BANK ACCOUNTS. The Company shall take all actions necessary to remove the existing signatories to all bank accounts of the Company and each of its subsidiaries as of the Closing Date and to replace such signatories effective as of the Closing Date with individuals to be designated at least 10 days prior to the Closing Date by Buyer.

         5.10. REAL ESTATE TITLE COMMITMENT. If Buyer's lenders or other financing sources require, upon written notice from Buyer to the Company, Buyer may, at Buyer's sole cost and expense, obtain a preliminary report on title to the Owned Real Property covering a date subsequent to the date of this Agreement, issued by the Title Company. Buyer shall cause each owner's title insurance policy insuring the interest of the Company or any of its subsidiaries in the Owned Real Property to be issued promptly and in a manner that will not delay the Closing Date.

         5.11. SURVEY. If Buyer's lenders or other financing sources require, upon written notice from Buyer to the Company, Buyer may, at Buyer's sole cost and expense, obtain a survey of the Owned Real Property as of a date subsequent to the date hereof. Buyer shall cause such survey to be prepared promptly and in a manner that will not delay the Closing.

         5.12. ISSUANCE OF MANAGEMENT CONTINGENT SHARES AND BERKSHIRE CONTINGENT SHARES. Prior to or at the Closing, the Company shall cause the Management Contingent Shares, if any, and

Berkshire Contingent Shares, if any, to be issued in accordance with the terms of the Merger Agreement and Berkshire Subscription Agreement, respectively.

         5.13. CONVERSION OF LETTERS OF CREDIT. Prior to the Closing Date, the Company shall, at its sole cost and expense, cause all letters of credit held in escrow for the benefit of the seller in connection with any Approved Acquisition or Purchaser Approved Acquisition to be replaced with an equal amount in cash and shall cause such letters of credit to be terminated.

         5.14. NOTIFICATION OF BREACH. If the Company obtains Knowledge of a breach by Buyer or Capstar of a representation, warranty, covenant or agreement of Buyer or Capstar contained in this Agreement or any other Transaction Document, the Company shall promptly notify Buyer of such breach; provided that such notification shall not result in the waiver by the Company or any Selling Stockholder of any of the Company's or any Selling Stockholder's rights or remedies under this Agreement or any other Transaction Document.


                                   ARTICLE VI

                               COVENANTS OF BUYER

         6.1. NOTIFICATION OF CERTAIN MATTERS. If Buyer, Capstar or any other Affiliate of Capstar receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity (including without limitation seeking or relating to a Divestiture Condition), that could affect Buyer's ability to consummate the transactions contemplated hereby, or should Buyer, Capstar or any other Affiliate of Capstar become aware of any fact relating to the qualifications of Buyer, Capstar or any of their Affiliates that reasonably could be expected to cause the FCC to withhold its consent to the assignment of the Station Licenses, Buyer shall promptly notify the Company thereof and shall use its commercially reasonable efforts to take such steps as are necessary to remove any such impediment to the transactions contemplated by this Agreement, including without limitation steps to satisfy or remove all Divestiture Conditions, including to divest itself or cause any Affiliate thereof to divest itself of any media business or interest therein, including without limitation one or more of the Stations. In addition, Buyer shall give to the Company prompt written notice of (a) the occurrence, or failure to occur, of any event of which it has Knowledge that has caused or that would be likely to cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate in any material respect as of the date of this Agreement, and (b) the failure of Buyer or Capstar to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         6.2. EMPLOYEE MATTERS. Subject to the provisions of the employment contracts listed in Schedule 3.1(p), nothing contained in this Agreement shall be deemed to give any employee of the Company or any of its subsidiaries the right to be retained in the employ of the Company or any of its subsidiaries after the Closing Date, to retain the same salary, job responsibility or job location, or interfere with the right of the Company to terminate any employee of the Company or any of its subsidiaries at any time. After the Closing Date and subject to Applicable Law and the terms of any Employee Benefit Plan, Buyer may amend, modify, or terminate any Employee Benefit Plan in existence prior to the Closing. Except as specifically provided herein (including in Section 7.7 hereof) and without limiting the obligations and liabilities of the Company or any of its subsidiaries arising by operation of law or under the terms of this Agreement, after the Closing, the Company and each of its subsidiaries is and shall remain liable for and the Company and each of its subsidiaries and Buyer shall be responsible for and shall promptly discharge all liabilities, duties and claims (by or to an Employee, Former Employee, Beneficiary, Governmental Entity or otherwise) arising out of or relating to the employment relationship between the Company or any of its subsidiaries and an Employee or Former Employee, whether made to or imposed upon the Company or any of its subsidiaries, or any Selling Stockholder (or any Affiliate thereof) or Buyer, including, without limitation, liabilities, duties and claims: (i) for deferred compensation, incentive compensation, retirement benefits, health and life benefits, severance arrangements and benefits, disability benefits and other fringe benefits under any employee benefit plan, fund, program, arrangement, policy or practice; (ii) relating to continuation health coverage pursuant to ss.4980B of the Code and Title I, Subtitle B, Part 6 of ERISA; (iii) for unemployment and workers' compensation or similar benefits; and (iv) to file any and all annual reports, filings or notices that may be required to be filed with Governmental Entities or provided to participants and beneficiaries after the Closing. In addition, with respect to any welfare benefit plans (as defined in Section 3(1) of ERISA) maintained or established by Buyer, the Company or any of its subsidiaries or any Affiliate of any of the foregoing for the benefit of Employees and Beneficiaries on and after the Closing Date, Buyer shall cause there to be waived any pre-existing condition limitations.

         6.3. LABOR RELATIONS. Buyer, the Company and each of its subsidiaries hereby agrees to indemnify each of the Selling Stockholders Indemnified Parties, and to hold each Selling Stockholders Indemnified Party harmless, from and against all Selling Stockholders Indemnified Costs, which are sustained or incurred by any Selling Stockholders Indemnified Parties by reason of or in connection with any claim, proceeding or suit brought against any Selling Stockholders Indemnified Parties under the Worker Adjustment Retraining and Notification Act, or any local, state, federal or foreign law, which relates to actions taken by Buyer (any of its subsidiaries or Affiliates) or the Company or any of its subsidiaries at any time after the Closing with regard to any site of employment or one or more facilities or operating units within any site of employment of the Company or any of its subsidiaries.

         6.4. ACCESS TO INFORMATION. From and after the Closing Date, Buyer shall (and shall cause the Company and each of its subsidiaries and other Affiliates to), during normal business hours and upon reasonable notice, make available and provide each of the Selling Stockholders and their respective representatives (including, without limitation, counsel and independent auditors) with access to the facilities and properties of the Company and each of its subsidiaries and to all information, files, documents and records (written and computer) relating to the Company or its subsidiaries or any of their businesses or operations for any and all periods prior to or including the Closing Date which such Selling Stockholder (or any Affiliate of such Selling Stockholder) requires with respect to any reasonable business purpose or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any person including any Buyer Indemnified Party or any Selling Stockholders Indemnified Party, and shall (and shall cause the Company and each of its subsidiaries to) cooperate fully with such Selling Stockholder and its representatives (including, without limitation, its counsel and independent auditors) in connection with the foregoing, at such Selling Stockholder's sole cost and expense, including, without limitation, by making tax, accounting and financial personnel and other appropriate employees and officers of the Company and each of its subsidiaries available to each of the Selling Stockholders and their respective representatives (including, without limitation, counsel and independent auditors), with regard to any reasonable business purpose (including as aforesaid). Without limiting the generality of this Section 6.4, following the Closing, the Selling Stockholders and their representatives shall be given the opportunity to review, comment upon and suggest changes or corrections to any Tax Returns, reports and declarations which include the Company or any of its subsidiaries prepared by Buyer, Capstar or any Affiliate thereof, including without limitation the Company and its subsidiaries (and the work papers used in the preparation thereof) which relate to or include any period or portion thereof ending on or before the Closing Date (or periods beginning prior to the Closing Date and ending subsequent thereto, if any), in each case prior to the filing thereof (but in no event less than 30 days prior to such filing).

         6.5. NOTIFICATION OF BREACH. If Buyer, Capstar or any of their Affiliates obtains Knowledge of a breach by the Company of any Selling Stockholder of a representation, warranty, covenant or agreement of the Company or any Selling Stockholder contained in this Agreement or any other Transaction Document, Buyer shall promptly notify the Company of such breach; provided that such notification shall not result in the waiver by Buyer of any of Buyer's rights or remedies under this Agreement or any other Transaction Document.

         6.6. COMPLETION OF REQUIRED DIVESTITURES. Buyer covenants and agrees to keep the Company and the Selling Stockholders fully informed as to all matters concerning all Required Divestitures and shall promptly notify the Company and the Selling Stockholders in writing of any and all significant developments relating thereto.

         6.7. ACCEPTANCE OF PENDING RENEWAL PROCEEDINGS. Buyer acknowledges and agrees that certain of the Stations may file applications for renewal of license during the time that an application for the FCC Consents is pending before the FCC. To the extent any such application for renewal may be filed, Buyer agrees to amend the transferee's portion of any application for the FCC Consents and, as may be required to amend any license renewal applications for any of the Stations, to confirm Buyer's intention to consummate this Agreement during the pendency of such license renewal application and to agree to assume the consequences associated with succeeding to the place of the Selling Stockholders and the Company in such license renewal applications. The making of this statement shall not be deemed to limit or waive any other rights that Buyer may otherwise have under this Agreement.

         6.8. SECTION 338 ELECTION. Buyer shall not, and shall cause each of its Affiliates not to, make an election under Section 338(g) of the Code with respect to Buyer's purchase of the Shares.

         6.9. 401(K) PLAN. After the Closing Date, Buyer shall either (a) cause the Company to continue to provide benefits to the Employees pursuant to the Patterson Broadcasting 401(k) Savings Plan (the "401(k) Plan"), or (b) in accordance with Applicable Law, adopt or cause the Company to adopt or participate in a cash or deferred arrangement (i) which meets the requirements of Section 401(k) of the Code and (ii) which accepts a transfer, through merger or otherwise, of Employees' account balances from the 401(k) Plan as soon as administratively feasible after such adoption or participation.

         6.10. CAPSTAR. If an IPO has not been consummated prior to the Closing Date and Capstar is not the ultimate parent of Buyer, the entities to be acquired in the Benchmark Acquisition, and the entities set forth on
Schedule 3.4(a) on the Closing Date (other than those entities which have been disposed of by Capstar in the ordinary course of business), Buyer shall cause the ultimate parent entity of Capstar, Buyer, the entities to be acquired in the Benchmark Acquisition, and the entities set forth on Schedule 3.4(a) to agree in a written agreement (in form and substance reasonably satisfactory to the Company and the Stockholders' Representative) to be bound by the terms and conditions of this Agreement applicable to Capstar (including without limitation Capstar's indemnification obligations) and shall, in such agreement, make the representations and warranties as to itself that Capstar made with respect to itself in Section 3.4. If an IPO has been consummated prior to the Closing Date, Buyer shall cause the issuer of the Capstar Stock to agree in a written agreement (in form and substance reasonably satisfactory to the Company and the Stockholders' Representative) to be bound by the terms and conditions of this Agreement applicable to Capstar (including without limitation Capstar's indemnification obligations) and shall, in such agreement, make the representations and warranties as to itself that Capstar made with respect to itself in Section 3.4.


                                  ARTICLE VII

                                MUTUAL COVENANTS

         7.1. APPLICATION FOR FCC CONSENTS. Prior to the date hereof, the Company and Buyer have requested the FCC's written consent to the transfer of control of the licensees to each of the FCC Licenses pursuant to this Agreement and have caused all necessary persons to join in one or more such applications filed with the FCC (the "Applications"). The Company and Buyer will use their commercially reasonable efforts to take such steps as may be necessary (a) to diligently prosecute the Applications and to prepare and file any further Applications or amendments as may be necessary to obtain the consent for the transfer of control to Buyer of other FCC Licenses and authorizations to be acquired pursuant to the Purchaser Approved Acquisitions and (b) to obtain the FCC Consents, including actions by Buyer, at its sole cost and expense (except as provided in Section 7.3), to satisfy or cause to be removed all Divestiture Conditions, if any, including to divest itself or cause any Affiliate thereof to divest itself of any media business or interest therein, including without limitation one or more Stations. The failure by the Company or Buyer to use commercially reasonable efforts to timely file or diligently prosecute its portion of any Application or, in the case of Buyer, the failure to use commercially reasonable efforts to make any Required Divestiture or otherwise satisfy or cause to be removed all Divestiture Conditions on or before the Termination Date, shall be a material breach of this Agreement. The Company and each Selling Stockholder agree that any delay in prosecuting the Applications or obtaining the FCC Consents resulting from Buyer's good faith negotiations with the FCC, DOJ or FTC with respect to the imposition of a Divestiture Condition shall not constitute a failure by Buyer to use commercially reasonable efforts to diligently prosecute the Applications or obtain the FCC Consents; provided that if the FCC Consents have not been obtained or become Final Orders prior to the Termination Date, other than as a result of a delay caused solely by the Company or any Selling Stockholder, the Selling Stockholders shall be entitled to liquidated damages as provided in Section 10.2. If the Applications are required by the FCC to be resubmitted after the execution of this Agreement due to the failure to provide an executed copy of this Agreement in the initial filing, the Company shall promptly reimburse Buyer for the filing fee incurred in connection with the resubmission of the Applications. In addition, if the Applications are required by the FCC to be resubmitted pursuant to the preceding sentence or if the FCC has notified Buyer or the Company in writing that the review of the Applications will be delayed until after the receipt of an executed copy of this Agreement, the Termination Date shall be extended by the number of days equal to (a) the number of days from April 18, 1997 to the date of such resubmitted filing or (b) the number of days from the date of such notice from the FCC to the date of the filing of an executed copy of this Agreement, as the case may be (such number of days, the "Extension Period").

         7.2. CONTROL OF STATIONS. Between the date of this Agreement and the Closing Date, Buyer will not directly or indirectly control, supervise or direct the operation of the Stations. Further, between the date of this Agreement and the Closing Date, the Company shall, directly or indirectly, supervise and control the operation of the Stations. Such operation shall be the sole responsibility of the Company.

         7.3. OTHER GOVERNMENTAL CONSENTS. Prior to the execution of this Agreement, the parties filed with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated hereby. In addition to the obligations of the Company and Buyer with respect to the Applications, promptly following the execution of this Agreement, the Company and Buyer shall promptly proceed to prepare and file with the appropriate Governmental Entities such additional requests, reports, or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters (and, in the case of any Divestiture Condition, at the sole cost and expense of Buyer, except as otherwise provided in this Section 7.3). Without limiting the foregoing, promptly following the execution of this Agreement, the Company and Buyer shall use their commercially reasonable efforts to (a) cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date, including without limitation reasonable cooperation by the Company and Buyer in connection with Buyer's obligations hereunder to satisfy or cause to be removed all Divestiture Conditions, if any (provided that Buyer shall pay all costs of the Company in excess of $20,000 incurred in connection with this Section 7.3), including to divest Buyer, Capstar or any Affiliate of any media business or interest therein, which may include one or more of the Stations, in connection with Sections 6.1, 7.1 or this Section 7.3, (b) make all necessary filings and, (c) thereafter, at the sole cost and expense of Buyer except as otherwise provided in this Section 7.3, make any other required submissions with respect to the transactions contemplated hereby under the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws. The failure by the Company or Buyer to use commercially reasonable efforts to timely file or diligently prosecute its portion of any Application or, in the case of Buyer, the failure to use commercially reasonable efforts to make any Required Divestiture or otherwise satisfy or cause to be removed all Divestiture Conditions on or before the Termination Date, shall be a material breach of this Agreement. The Company and each Selling Stockholder agree that any delay in prosecuting the Applications or obtaining the FCC Consents resulting from Buyer's good faith negotiations with the FCC, DOJ or FTC with respect to the imposition of a Divestiture Condition shall not constitute a failure by Buyer to use commercially reasonable efforts to diligently prosecute the Applications or obtain the FCC Consents; provided that if the FCC Consents have not been obtained or become Final Orders prior to the Termination Date, other than as a result of a delay caused solely by the Company or any Selling Stockholder, the Selling Stockholders shall be entitled to liquidated damages as provided in Section 10.2.

         7.4. BROKERS OR FINDERS. Except for the DLJ Amount, which fee shall be paid in accordance with Section 2.5(d), the Company and each Selling Stockholder represents and warrants, severally as to each such person and not jointly, to Buyer that no agent, broker, investment banker, or other person engaged by the Company or such Selling Stockholder, respectively, is or will be entitled to any broker's or finder's fee or any other commission or similar fee payable by Buyer or the Company in connection with any of the transactions contemplated by this Agreement. Except for the previously disclosed fee payable to Media Venture Partners, which fee shall be paid in accordance with the provisions of Section 12.7, Buyer represents and warrants to the Company and each Selling Stockholder that neither Buyer, Capstar, nor any Affiliate of Buyer has engaged any broker, investment banker or other person that will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company or any Selling Stockholder in connection with any of the transactions contemplated by this Agreement.

         7.5.     RISK OF LOSS.

                  (a) The risk of any material casualty, damage, confiscation, or condemnation of any of the material assets of the Company or any of its subsidiaries from any cause whatsoever shall be borne by the Company at all times prior to the Closing. In the event of any such material casualty, damage, confiscation, or condemnation, whether or not covered by insurance, the Company shall promptly notify Buyer of such material casualty, damage, confiscation, or condemnation.

                  (b) If the Company, at its expense, repairs, replaces, or restores such assets in all material respects to their prior condition before the Closing, the Company shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss; provided, however, if such proceeds or awards are realized after the Closing, each of Buyer, Capstar and the Company shall cause such proceeds and awards to be distributed promptly after receipt to the Selling Stockholders in accordance with their respective Percentage Interests..

                  (c) If the Company notifies Buyer in writing that it cannot repair, restore or replace such, damaged, confiscated or condemned assets having a replacement cost in excess of $2.5 million in the aggregate or informs Buyer in writing that it does not intend to repair, restore or replace such assets (either notice, the "Casualty Notice"), Buyer may at its option:

                      (i) terminate this Agreement pursuant to Section 10.1(c)(i) by notice forthwith and in such event, notwithstanding any other provision herein to the contrary (including any representation or warranty), neither the Company nor any of the Selling Stockholders shall have any liability with respect to the condition of the assets attributable to such damage, casualty, confiscation, or condemnation; or

                      (ii) proceed to the Closing without the Company completing the restoration and replacement of such assets, provided that the Company shall retain all rights under applicable insurance policies and condemnation awards, if any, and in such event, notwithstanding any other provision herein to the contrary (including any representation or warranty), the Selling Stockholders shall have no liability with respect to the condition of the assets attributable to such damage, confiscation, or condemnation.

Notwithstanding anything in this Agreement to the contrary, the failure by the Company to repair, restore or replace damaged, confiscated or condemned assets having a repair or replacement cost of more than $2.5 million shall not be a breach of this Agreement.

                  (d) Buyer will notify the Company of a decision under the options described in Section 7.5(c)(i) or (ii) above, if applicable, within ten Business Days after the Company's Casualty Notice to Buyer.

         7.6. ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the Company and Buyer will use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date, any further action is necessary to comply with this Agreement, the parties to this Agreement shall take all such action as is commercially reasonable and as is required by such party hereby. Without limiting the generality of the foregoing, if, after the Closing Date, Buyer seeks indemnification or recovery from one or more other parties to a Contract or otherwise seeks to enforce such Contract and, in order to obtain such indemnification, recovery or enforcement, it is necessary for a Selling Stockholder to participate in any enforcement proceeding or otherwise provide assistance to Buyer, then, at the request, upon reasonable prior notice, during normal business hours and without unreasonable interruption of such Person's business activities, and at the sole expense of Buyer, each Selling Stockholder shall take such action as Buyer may reasonably request in connection with Buyer's efforts to obtain such indemnification, recovery or enforcement.

         7.7.     INSURANCE MATTERS.

                  (a) Buyer and the Company acknowledge and agree that, effective as of the Closing Date, coverage for all Employees, Former Employees and their Beneficiaries under all health and medical insurance plans or programs as applied to the Company and each of its subsidiaries including the $50,000 per covered participant stop loss health insurance coverage as applied to the Company and its subsidiaries in accordance with DKM's and the Company's prior practice (other than Patterson Honolulu Broadcasting Corp.) (the "Group's Health Plan") shall terminate and be of no further force or effect. Notwithstanding the preceding sentence, any expense incurred by an Employee, Former Employee or Beneficiary prior to the Closing Date that would have been covered under the Group's Health Plan shall continue to be the responsibility of DKM. From and after the Closing Date, Buyer shall cause the Company and each of its subsidiaries to pay (and the Company and each subsidiary hereby agree to pay) to DKM any premium or other charges due in respect of coverage of Employees, Former Employees or Beneficiaries under the Group's Health Plan through the Closing Date within 30 days after receipt of an invoice or statement relating to the same. The amount of such premiums and charges shall be calculated in accordance with DKM's and the Company's and each of its subsidiaries' prior practices regarding such premiums and charges. DKM shall promptly refund to the Company any excess premiums and charges paid by the Company through the Closing Date in accordance with DKM's prior practices regarding excess premiums and charges. Buyer agrees to notify all Employees, Former Employees and their Beneficiaries of the manner in which pre-Closing Date expenses under the Group's Health Plan are to be submitted for reimbursement and to request that all such expenses be submitted within 60 days after the Closing Date. Buyer and the Company acknowledge and agree that, effective as of the Closing Date, coverage for all Employees, Former Employees and their Beneficiaries under all life insurance, disability, AD&D or any other welfare or benefit plans or programs sponsored or maintained by DKM as applied to the Company and each of its subsidiaries shall terminate and be of no further force or effect with respect to periods after the Closing Date. Buyer and the Company acknowledge and agree that, effective as of the Closing Date, coverage for all Employees, Former Employees and their beneficiaries under the Stop Loss Contract between Trustmark Insurance Company ("Trustmark") and DKM (the "Stop Loss Contract") shall terminate and be of no further force or effect. Notwithstanding the preceding sentence, DKM shall cause all claims for expenses incurred by an Employee, Former Employee or beneficiary prior to the Closing Date that otherwise would have been allowed to be submitted under the Stop Loss Contract to be submitted to Trustmark in accordance with prior practices. Buyer shall cause the Company and each of its subsidiaries to pay (and the Company and each subsidiary hereby agrees to pay) to DKM the premiums for such coverage calculated in accordance with the prior practices regarding such premiums within 30 days after receipt of an invoice or statement relating to the same.

                  (b) From and after the Closing Date, (i) the Company and each of its subsidiaries shall cease to be covered with respect to any event or occurrence after the Closing Date under all insurance policies covering the Company or any of its subsidiaries (other than insurance policies described in the first sentence of subsection (a) above and other than the Stop Loss Contract, each of which shall be subject to the provisions of such subsection) and (ii) with respect to any event or occurrence on or prior to the Closing Date, the Company and each of its subsidiaries shall, subject to the terms and conditions of such policies, continue to be entitled to the benefits thereof.

                  (c) Buyer shall cause the Company and each of its subsidiaries to pay to DKM from time to time any and all Retro-Premium Insurance Amounts within 30 days after receipt by Buyer of an invoice from DKM that DKM has paid Retro-Premium Insurance Amounts. Buyer shall cause the Company and each of its subsidiaries to promptly notify DKM of any claims which would be subject to any insurance coverage maintained by DKM or any of its Affiliates (other than the Company or its subsidiaries) for the benefit of the Company or any of its subsidiaries and based on events or occurrences on or prior to the Closing Date, and shall cause the Company and each of its subsidiaries to keep DKM advised of the status of (and any developments regarding) any such claims, to promptly notify DKM of any new claims following the Closing Date which would be subject to any insurance coverage maintained by DKM or any of its Affiliates (other than any the Company or its subsidiaries) for the benefit of the Company or its subsidiaries and based on events or occurrences on or prior to the Closing Date, and to cooperate with DKM (and its Affiliates) and any insurance carrier in connection with the investigation and defense of any such claims, all in accordance and consistent with standard practices and procedures established from time to time by DKM or any such insurance carrier.

                  (d) No covenant or agreement by any party hereto to indemnify any other party hereto shall release, or be deemed to release, any insurer or indemnitor of any Indemnified Costs which might be the basis for any claim under Article XI of this Agreement.

         7.8. INVESTIGATION AND AGREEMENT BY BUYER AND CAPSTAR; NO OTHER REPRESENTATIONS OR WARRANTIES. (a) Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its subsidiaries and their businesses and operations, and Buyer has been furnished with or given full access to such information about the Company and its subsidiaries and their businesses and operations as it has requested. In connection with Buyer's investigation of the Company and its subsidiaries and their businesses and operations, Buyer and its representatives have received from the Company or its representatives certain projections and other forecasts for the Company and its subsidiaries and certain estimates, plan and budget information. Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that Buyer is familiar with such uncertainties; that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives; and that Buyer will not (and will cause Capstar and any of its subsidiaries or other Affiliates or any other person on its behalf not to) assert any claim or cause of action against the Company or its subsidiaries or against the Selling Stockholders (or any of them) or any of their direct or indirect partners, directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold the Company or its subsidiaries or the Selling

Stockholders (or any of them) or any such other Person liable with respect thereto, except in each case as otherwise set forth in Section 12.2.

                  (b) Buyer agrees that except for the representations and warranties made by the Selling Stockholders, severally and not jointly, that are expressly set forth in Section 3.2 of this Agreement and except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 of this Agreement, neither the Company, nor any of the Selling Stockholders nor any of their respective Affiliates has made and shall not be construed as having made to Buyer or to any representative or Affiliate thereof any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Company in Section 3.1 hereof and by the Selling Stockholder in Section 3.2 hereof, Buyer agrees that neither the Company, nor any of the Selling Stockholders nor any of their respective Affiliates makes or has made any representation or warranty to Buyer or to any representative or Affiliate thereof with respect to:

            (i) any projections, forecasts, estimates, plans or budgets heretofore or hereafter delivered to or made available to Buyer or its counsel, accountants, advisors, lenders, representatives or Affiliates of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its subsidiaries or the future business, operations or affairs of the Company or any of its subsidiaries: and

            (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Buyer or its counsel, accountants, advisors, lenders, representatives of Affiliates with respect to the Company or any of its subsidiaries or the business, operations or affairs of the Company or any of its subsidiaries, except to the extent and as expressly covered by (x) a representation and warranty made by the Company and contained in Section 3.1 of this Agreement or (y) a representation and warranty made severally, and not jointly, by the Selling Stockholders and contained in Section 3.2 of this Agreement.

                  (c) The Company and each Selling Stockholder acknowledges and agrees that except for the representations and warranties made by Buyer or Capstar as expressly set forth in this Agreement or any other Transaction Document, neither Buyer nor any of its Affiliates has made and shall not be construed as having made to the Company or any Selling Stockholder or to any Affiliate thereof any representation or warranty of any kind.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1. CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of Buyer, the Company and each Selling Stockholder to effect the transactions contemplated hereby are subject to the satisfaction (or, in the case of the condition specified in the last sentence of Section 8.l(a), the waiver by Buyer) on or prior to the Closing Date of the following conditions:

                  (a) Consents and Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained. The FCC Consents shall have become Final Orders and shall be in form and substance satisfactory to Buyer and shall not impose any material adverse conditions on Buyer, the Company, or the Selling Stockholders; provided, however, that, notwithstanding the foregoing or any other provision herein, any Divestiture Condition shall not constitute a materially adverse condition with respect to Buyer (or any subsidiary or other Affiliate of Buyer) and shall not excuse Buyer from its obligation to consummate the Closing, and the failure of the Closing to occur by reason of the imposition of such a Divestiture Condition or the failure of Buyer to discharge and satisfy or remove such a Divestiture Condition shall be deemed a material breach by Buyer; and, provided further, that neither consummation of, nor the obtaining of the approval of the FCC for or with respect to, the consummation of the Approved Acquisitions or the Purchaser Approved Acquisitions by the Company shall be a condition to the obligations of Buyer hereunder.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; provided, however, that if the foregoing impediment could have been removed or otherwise avoided by the satisfaction or removal of a Divestiture Condition, Buyer shall be deemed in material breach of this Agreement if Buyer did not utilize commercially reasonable efforts to satisfy or remove such Divestiture Condition.

                  (c) No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal; provided, however, that if the foregoing impediment could have been removed or otherwise avoided by the satisfaction or removal of a Divestiture Condition, Buyer shall be deemed in material breach of this Agreement if Buyer did not utilize commercially reasonable efforts to satisfy or remove such Divestiture Condition.

         8.2. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer:

                  (a) Representations, Warranties and Covenants. The representations and warranties of the Company and each Selling Stockholder set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made (and they shall be deemed to have been made if the Closing shall have occurred) on and as of the Closing Date (unless otherwise limited to the date of this Agreement) and the Company and each Selling Stockholder shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except
(i) as a result of changes resulting from the actions or omissions by the Company that were not prohibited by the terms of this Agreement and (ii) to the extent that any inaccuracies in such representations or warranties or any breaches of such performance that have not been waived have not and could not reasonably be expected to have a Material Adverse Effect. Buyer shall have received a certificate to the foregoing effect signed on behalf of the Company by the chief executive officer or by the chief financial officer of the Company and by each of the Selling Stockholders (but only as to themselves) or the Stockholders' Representative and, with respect to the Company's certificate, stating that the Shares and the Series A Preferred Shares as of the Closing Date represent 100% of the issued and outstanding capital stock of the Company and setting forth the Percentage Interests. For the purposes of this Section 8.2(a), the representations, warranties and covenants of the Company and the Selling Stockholders shall be deemed to be true and correct unless the aggregate effect of all breaches thereof has had or could reasonably be expected to have a Material Adverse Effect.

                  (b) Consents Under Agreements. Buyer shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each person that is a party to the Material Contracts as indicated with an asterisk, if any, and identified in Schedule 3.1(p) and whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby or to prevent a breach of such Contract or the creation of a right to terminate such Contract, and such consent or approval shall be in form and substance reasonably satisfactory to Buyer.

                  (c) Legal Opinions. Buyer shall have received from Haythe & Curley, corporate counsel to the Company, Dow, Lohnes & Albertson, FCC counsel to the Company, and from the general counsel of DKM, an opinion dated the Closing Date, in substantially the forms attached as Exhibits E-1, E-2 and E-3 hereto, respectively.

                  (d) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Company and the Selling Stockholders pursuant to Section 9.2 shall have been delivered.

         8.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY AND SELLING STOCKHOLDERS. The obligation of the Company and the Selling Stockholders to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Selling Stockholders (or the Stockholders' Representative) and the Company.

                  (a) Representations and Warranties. The representations and warranties of Buyer and Capstar set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made (and they shall be deemed to have been made if the Closing shall have occurred) on and as of the Closing Date (unless otherwise limited to the date of this Agreement) and Buyer and Capstar shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Selling Stockholders shall have received a certificate to the foregoing effect signed on behalf of Buyer and Capstar by the chief executive officer or by the chief financial officer of Buyer and Capstar.

                  (b) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Buyer pursuant to
Section 9.2 shall have been delivered.

                  (c) Legal Opinion. The Selling Stockholders shall have received from Vinson & Elkins L.L.P., counsel to Buyer, an opinion dated the Closing Date, in substantially the form attached as Exhibit F hereto.

                  (d) Capstar. If an IPO has been consummated prior to the Closing, the Company and the Stockholders' Representative shall have received a written agreement (in form and substance reasonably satisfactory to the Company and the Stockholders' Representative) that the issuer of the Capstar Stock agrees to be bound by the terms and conditions of this Agreement applicable to Capstar (including without limitation Capstar's indemnification obligations) and such issuer shall, in such agreement, make the representations and warranties as to itself that Capstar made as to itself in Section 3.4. If an IPO has not been consummated prior to the Closing, the Stockholders' Representative shall have received evidence reasonably satisfactory to the Stockholders' Representative and the Company that Capstar is the ultimate parent of Buyer, the entities to be acquired in the Benchmark Acquisition, and the entities set forth on Schedule 3.4(a) on the Closing Date (other than those entities which have been disposed of by Capstar in the ordinary course of business); provided, however, that if Capstar is not the ultimate parent of Buyer, the entities to be acquired in the Benchmark Acquisition, and the entities set forth on Schedule 3.4(a) on the Closing Date (other than those entities which have been disposed of by Capstar in the ordinary course of business), the Stockholders' Representative shall have received from the ultimate parent entity of Capstar, Buyer, the entities to be acquired in the Benchmark Acquisition, and the entities set forth on Schedule 3.4(a) a written agreement (in form and substance reasonably satisfactory to the Company and the Stockholders' Representative) that it agrees to be bound by the terms and conditions of this Agreement applicable to Capstar (including without limitation Capstar's indemnification obligations) and such ultimate parent entity shall, in such agreement, make the representations and warranties as to itself that Capstar made as to itself in Section 3.4.


                                   ARTICLE IX

                                    CLOSING

         9.1. CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Closing will take place at the offices of Vinson & Elkins L.L.P., Dallas, Texas, at 10:00 a.m., local time (or at such other place and time as Buyer and the Stockholders' Representative may agree), on a date selected by Buyer and the Stockholders' Representative, which date, unless otherwise provided below, shall be no later than the 10th Business Day after the day on which the

FCC Consents become Final Orders (the "Closing Date"). If Buyer and the Stockholders' Representative fail to select the Closing Date, the Closing Date shall be such 10th Business Day. Notwithstanding the foregoing , but subject to the satisfaction or waiver of the conditions set forth in Article VIII:

                  (a) If Buyer has not consummated an IPO at the time the FCC Consents have become Final Orders, Buyer may, at its option, by written notice to the Company, elect to postpone the Closing to a date which is the tenth Business Day after the consummation of the IPO; provided that the Closing may not be postponed under this Section 9.1(a) beyond January 30, 1998;

                  (b) If Buyer has not consummated an IPO on or prior to January 16, 1998, Buyer may, at its option, by written notice to the Company, elect to postpone the Closing to the date that is the earlier of (i) the 10th Business Day after consummation of an IPO and (ii) May 1, 1998; provided that if Buyer reasonably believes that an IPO will be consummated on or prior to January 30, 1998 and gives written notice to the Company by January 16, 1998 that the Closing will take place on January 30, 1998, the failure to consummate an IPO on or prior to January 30, 1998 will not prevent Buyer from giving another notice on or prior to January 30, 1998 electing to extend the Closing beyond January 30, 1998;

                  (c) In the case of a Station Event (as defined below), (i) if the Cessation Date (as defined below) is less than 60 days after the Event Date (as defined below), Buyer, in its discretion, may extend the Closing Date to a date not later than the 10th day after the Cessation Date, (ii) if the Cessation Date is more than 60, but less than 90, days after the Event Date, Buyer, in its discretion, may extend the Closing Date to a date not later than the first to occur of the 10th Business Day after the Cessation Date or the 90th day (or, if not a Business Day, the next Business Day) after the Event Date, or (iii) if the Cessation Date has not occurred by the 90th day after the Event Date, then on the 90th day (or, if not a Business Day, the next Business
Day) after the Event Date, Buyer, in its discretion, shall elect to close the transactions contemplated by this Agreement on the fifth Business Day thereafter or terminate this Agreement;

                  (d) In the case of a Banking Event, Trading Event or Conflict Event, Buyer, in its discretion and upon written notice to the Company, may extend the Closing Date by 10-Business Day increments to a date not to exceed the earlier of the 45th day after the Event Date or the date on which Buyer reestablishes its financing that was materially disrupted by the occurrence of such Banking Event, Trading Event or Conflict Event; provided that Buyer may extend the Closing Date pursuant to this Section 9.1(d) only one time, except that after the initial extension request under this Section 9.1(d), Buyer may request additional 10-Business Day extensions to extend the Closing Date up to the 45th day after the Event Date, if necessary.

                  (e) If a Cure Period has not ended on or before the scheduled Closing Date, the Closing Date shall be extended to the end of the Cure Period;

                  (f) If the Closing does not occur within 20 days prior to the latest date upon which the FCC Consents lapse, the parties shall request approval from the FCC to extend the effective period of the FCC Consents so that the Closing contemplated hereunder will not violate any FCC rules or regulations; and

                  (g) If the Company is repairing, replacing or restoring assets as a result of a casualty, damage, confiscation or condemnation pursuant to Section 7.5, the Company may postpone the Closing to a date which is the 10th Business Day after such assets are repaired, replaced or restored.


         For purposes of this Agreement, a "Banking Event" shall mean that a general moratorium on commercial banking activities in New York, New York, which materially disrupts Buyer's financing of the transactions contemplated in this Agreement, shall have been declared by any federal or state authority; a "Conflict Event" shall mean the occurrence of any major armed conflict involving a substantial participation by the armed forces of the United States of America which materially disrupts Buyer's financing of the transactions contemplated in this Agreement; a "Station Event" shall mean any act of nature (including fires, floods, earthquakes, and storms), calamity, casualty or condemnation or the act or omission to act of any state or federal regulatory agency having jurisdiction over the Stations, that has caused one or more Stations representing an aggregate of at least 5% of the consolidated gross revenues of the Company for the last full 12 calendar months prior to the Station Event not to be providing a signal to its authorized service area substantially similar to the signal provided before such act, omission, calamity, casualty, condemnation or agency action occurred; provided that the signal of any of the Stations shall be deemed to be substantially similar if, following such act, omission, calamity, casualty, condemnation or agency action, its principal community contour under regular or temporary authorization includes a population equal to or greater than seventy percent (70%) of the population in the principal community contour of such Station as operating immediately prior to such act, omission, calamity, casualty, condemnation or agency action (and, with respect to WEEX-AM, as operating under the special temporary authority referred to in Schedule 3.1(g)); a "Trading Event" shall mean that trading generally in securities on the New York Stock Exchange shall have been suspended and such suspension materially disrupts Buyer's financing of the transactions contemplated by this Agreement; an "Event Date" shall mean the date on which a Banking Event, Conflict Event, Station Event, or a Trading Event occurs; and a "Cessation Date" shall mean the date on which a Station Event ends. Pro forma adjustments shall be made for purposes of calculating gross revenues for the 12-month period specified in the definition of "Station Event" with respect to any radio broadcast station acquired during such 12-month period, to assume that such station was acquired at the beginning of such 12-month period and include the gross revenues of such station for the full 12-month period.

         9.2.     ACTIONS TO OCCUR AT CLOSING.

                  (a) At the Closing, Buyer shall deliver to the Selling Stockholders (or to the Preferred Stockholder, Escrow Agent, the creditors of the Funded Debt, the creditors of the Company Accrued Obligations or DLJ, as indicated) the following:

                      (i) Purchase Price. The Selling Common Stockholders Closing Payment by wire transfer of immediately available funds;

                      (ii) Funded Debt. The Funded Debt Amount by wire transfer of immediately available funds to the persons designated in the Funded Debt Payoff Notice;

                      (iii) Company Accrued Obligation Amount. The Company Accrued Obligation Amount by wire transfer of immediately available funds to the persons designated in the Company Accrued Obligation Payoff Notice;

                      (iv) Holdback Amount. The Holdback Amount to the Escrow Agent by wire transfer of immediately available funds;

                      (v) DLJ Amount. The DLJ Amount to DLJ by wire transfer of immediately available funds;

                      (vi) Preferred Stock Payment. The Preferred Stock Payment to the Preferred Stockholder by wire transfer of immediately available funds;

                      (vii)  Certificates. The certificates referred to in
Section 8.3(a) or another certificate or certificates with exceptions to the matters contemplated in Section 8.2(a);

                      (viii) Opinion. The opinion of counsel referred to in
Section 8.3(d).

                  (b) At the Closing, the Company and the Selling Stockholders shall deliver to Buyer the following:

                      (i) Share Certificates. Certificates representing the Shares and the Series A Preferred Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, and otherwise in proper form for transfer;

                      (ii)     Certificates. The certificates described in
Section 8.2(a) or another certificate or certificates with exceptions to the matters contemplated in Section 8.2(a);

                      (iii) Legal Opinions. The opinions of counsel referred to in Section 8.2(c);

                      (iv) Consents; Acknowledgments. The original of each Consent, if any, pursuant to Section 8.2(b);

                      (v)      Resignations. The resignations described in
Section 5.7;

                      (vi) Release of Liens. Evidence of the release of all Permitted Liens except Permitted Encumbrances;

                      (vii) Bank Accounts. Evidence of the replacement of the Company's and each of its subsidiaries' bank account signatories with Buyer's designees;

                  (c) At the Closing, the Stockholders' Representative and Buyer shall instruct the Escrow Agent to deliver, and it shall deliver, the Deposit Letter of Credit and/or proceeds thereof (and any earnings thereon) to Buyer.

                  (d) At the Closing, Buyer shall receive from each Selling Stockholder a non-foreign affidavit within the meaning of section 1445(b)(2) of the Code.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

         10.1.    TERMINATION.  This Agreement may be terminated prior to the
Closing:

                  (a) by mutual consent of Buyer and the Majority-in-Interest of the Selling Stockholders;

                  (b) by either Buyer or the Majority-in-Interest of the Selling Stockholders:

                      (i) if the terminating party is not then in material breach of this Agreement and if there shall have been any breach (which has not been waived) of one or more representations or warranties (on the date when any such representation or warranty was made), covenants or agreements set forth in this Agreement by a party, which breach or breaches, (A) in the case of one or more breaches by the Company or any Selling Stockholder (1) when aggregated with any other such breaches has had or could reasonably be expected to have a Material Adverse Effect, (2) results in the failure of the FCC Consents to have been obtained or become Final Orders prior to the Termination Date and such failure is solely the result of a breach by the Company or any Selling Stockholder of its representations, warranties, covenants or agreements contained in this Agreement, or (3) is a breach of a covenant by the Company or any Selling Stockholders committed with the intent to delay the Closing beyond the Termination Date and which has caused the Closing not to occur by the Termination Date, or (B) in the case of one or more breaches by Buyer or Capstar, constitutes a material breach of this Agreement, which breach, in the case of clause (A) or (B) shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach or such longer period in the event that such breach cannot reasonably be expected to be cured within such 30-day period and such nonterminating party is diligently pursuing such cure, but in no event later than the Termination Date (the "Cure Period"); provided, however, that (x) there shall be no Cure Period for Buyer's failure to obtain all funds on or prior to the Closing Date necessary to pay all funds required under Section 9.2(a)(i) to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof (which failure shall constitute a material breach hereunder) and (y) in no event may the Cure Period be extended beyond the Termination Date without the written consent of the Majority-in-Interest of the Selling Stockholders in the event the breach being cured by Buyer relates to one or more Divestiture Conditions; and provided further that if the Closing shall not have occurred prior to the Termination Date due to (A) Buyer's failure to satisfy or remove a Divestiture Condition,
(B) the failure of the FCC Consents to have been obtained or become Final Orders prior to the Termination Date, which failure is solely the result of a breach by Buyer or Capstar of any of its representations, warranties, covenants or agreements contained in this Agreement or (C) a breach of a covenant by Buyer or Capstar committed with the intent to delay the Closing beyond the Termination Date and which has caused the Closing not to occur by the Termination Date, such failure or breach shall constitute a material breach of this Agreement by Buyer and Capstar;

                      (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling Buyer and the Company shall use their best efforts to lift and, in the case any such order, decree, ruling or injunction relates to a Divestiture Condition, at the sole cost and expense of Buyer), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable;

                      (iii) if, for any reason, the FCC denies or dismisses any of the Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                      (iv) if, for any reason, any of the Applications is designated for an evidentiary hearing by the FCC (except that if such designation occurs because of facts constituting a material breach, only the party not in breach may terminate); or

                      (v) if the Closing shall not have occurred on or before April 18, 1998 (as extended by the Extension Period or pursuant to Sections 9.1(b), (c), (d), (e) or (g)) (the "Termination Date"); provided, however, that the right to terminate this Agreement under (x) this clause (v) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (y) any of clauses (i) through (v) of this Section 10.1(b) or under Section 10.1(c)(iii) below shall not be available to Buyer in the event that Buyer's failure to satisfy or remove all Divestiture Conditions, if any, has been the cause of, or resulted in, the matter giving rise to the termination right set forth in the applicable clause or Section 10.1(c)(iii), as the case may be; or

                  (c) by Buyer:

                      (i)   pursuant to the provisions of Section 7.5(c);

                      (ii) with respect to a Station Event, at its option, as provided in Section 9.1(c)(iii); or

                      (iii) if the FCC grants any of the Applications with any material adverse conditions (other than any Divestiture Condition) and the time for reconsideration or court review under the Communications Act with respect to such adverse condition has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review, except for any Divestiture Condition.

         The right of any party hereto to terminate this Agreement pursuant to this Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, a party that is in material breach of this Agreement shall not be entitled to terminate this Agreement except, in the case of a default by the Company or any Selling Stockholder, with the consent of Buyer, or in the case of a default by Buyer, with the consent of each Selling Stockholder.

         10.2.    EFFECT OF TERMINATION.

                  (a) In the event of a termination of this Agreement by either the Majority-in-Interest of the Selling Stockholders or Buyer as provided above, there shall be no liability on the part of any of the Selling Stockholders, the Company or Buyer, except as provided in Section 10.2(c) below and except as provided in this Section 10.2(a) in the event of a breach by Buyer. If this Agreement is terminated by the Majority-in-Interest of the Selling Stockholders pursuant to Section 10.1(b)(i), the parties agree and acknowledge that the Selling Stockholders will suffer damages that are not practicable to ascertain. Accordingly, in such event and if within 30 Business Days after termination of this Agreement by the Majority-in-Interest of the Selling Stockholders pursuant to Section 10.1(b)(i), the Company delivers to Buyer a written demand for liquidated damages, subject to Buyer's receipt of a counterpart of the Release executed by the Selling Stockholders (or the Stockholders' Representative) and the Company, the Company shall be entitled to and Buyer shall cause to be paid to the Company the sum of $10,000,000 in cash as liquidated damages payable by Buyer within three Business Days after receipt of the Company's written demand. As security for payment thereof, Buyer has, concurrently with the execution of this Agreement, entered into the Deposit Escrow Agreement with the Selling Common Stockholders, the Company and the Escrow Agent as provided in Section 2.7. Capstar hereby agrees to be jointly and severally liable with Buyer for all obligations of Buyer with respect to liquidated damages payable by Buyer to the Company under this Section 10.2(a) and all other fees and expenses payable by Buyer under Section 12.7(f), the Deposit Escrow Agreement and the Indemnification Escrow Agreement. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by the Majority-in-Interest of the Selling Stockholders pursuant to Section 10.1(b)(i). The Selling Stockholders and the Company agree that, to the fullest extent permitted by law, the Company's receipt in full of such $10,000,000 in cash as liquidated damages as provided in this Section 10.2 and any and all interest, fees and expenses pursuant to
Section 12.7(f) shall be the Company's and the Selling Stockholders' sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that the Company or the Selling Stockholders may suffer or allege to suffer as a result of any claim or cause of action asserted by the Company or the Selling Stockholders relating to or arising from breaches of the representations, warranties or covenants of Buyer contained in this Agreement and to be made or performed at or prior to the Closing other than as provided in Section 10.2(c). If this Agreement is terminated by the Majority-in-Interest of the Selling Stockholders pursuant to Section 10.1(b)(i), upon Buyer's receipt of a counterpart of the Release executed by the Selling Stockholders (or the Stockholders' Representative) and the Company, Buyer shall (i) pay $10,000,000 in cash to the

Company or (ii) Buyer and the Stockholders' Representative shall immediately instruct the Escrow Agent to release the Deposit Letter of Credit and/or any proceeds thereof relating thereto (including all earnings thereon) to the Company, in which case Buyer shall remain obligated to cause $10,000,000 in cash to be paid to the Company under the Letter of Credit or otherwise within 3 Business Days after Buyer's receipt of a counterpart of the Release. If this Agreement is terminated either by Buyer or the Selling Stockholders pursuant to any provision of Section 10.1 other than a termination by the Majority-in-Interest of the Selling Stockholders pursuant to Section 10.1(b)(i), then Buyer and the Stockholders' Representative shall instruct the Escrow Agent to release the Deposit Letter of Credit (including any earnings thereon) to Buyer. If the Company delivers to the Escrow Agent a counterpart of the Release in accordance with Section 2(b)(ii) of the Deposit Escrow Agreement, Buyer shall be deemed to have received a counterpart of the Release for purposes of this Section 10.2(a).

                  (b) As a condition of payment, and upon receipt of the $10,000,000 in cash (and all other amounts required pursuant to Section 10.2(a) and the Deposit Escrow Agreement) as liquidated damages under this Section 10.2 and all other amounts required pursuant to Section 12.7(f), the Company and the Selling Stockholders hereby irrevocably and unconditionally release, acquit, and forever discharge Buyer and its successors, assigns, officers, directors, employees, agents, stockholders, subsidiaries, parent companies and other affiliates (corporate or otherwise) (the "Released Parties") of and from any and all Released Claims arising on or before the receipt by the Company of such $10,000,000 in cash and arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of the Transaction Documents or any agreement entered into in connection therewith or related thereto except for Sections 5.3(b), 7.4, 12.7 and this Section 10.2. "Released Claims" as used herein shall mean any and all charges, complaints, claims, causes of action, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, damages, costs, losses or expenses (including attorneys' and other professional fees and expenses) held by any party hereto, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative. The Release to be delivered pursuant to
Section 10.2(a) shall be in addition to the provisions of this Section 10.2(b).

                  (c) Termination of this Agreement pursuant to Section 10.1 shall terminate all obligations of the parties to each other hereunder, except for the obligations and agreements under Article I and Sections 5.3(b), 7.4, 10.2, 12.2, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12, 12.13, 12.17, 12.18, 12.19,
and 12.20 and except, in the event of a termination of this Agreement by Buyer pursuant to Section 10.1(b)(i), for any liability arising out of the breach by the Company and/or any Selling Stockholder of its respective representations, warranties, covenants or agreements in this Agreement or any other Transaction Document; provided, however, that the aggregate liability of the Company and the Selling Stockholders, collectively, in connection with all such breaches by the Company and/or the Selling Stockholders (or any of them) if this Agreement is terminated by Buyer shall be limited to $10,000,000 in the aggregate (other than (i) with respect to any such breach constituting a fraudulent act or omission by the Company and/or any Selling Stockholder in which event such limit on liability with respect to such breach shall not apply to the Company or such

Selling Stockholder, as the case may be, or (ii) with respect to the Company or a Selling Stockholder, a breach (a "Refusal Breach") by the Company or such Selling Stockholder consisting of its refusal to deliver the certificate required in Section 8.2(a) and, with respect to a Selling Stockholder, a refusal to sell its Shares or Series A Preferred Shares, as applicable, in accordance with and subject to the terms and conditions hereof, notwithstanding that the Company's or such Selling Stockholder's conditions to close the transactions contemplated by this Agreement contained in Article VIII hereof have been satisfied or that Buyer stands ready, willing and able to satisfy such conditions but for such breach, in which event such limit on liability with respect to such breach shall not apply to the Company or such Selling Stockholder); provided, further, however, that if the Closing does not occur
(1) in no event shall the Selling Stockholders (or any of them) be obligated or liable for any costs, expenses, liabilities, damages or other Buyer Indemnified Costs of any kind whatsoever as a result of any claim or cause of action asserted by Buyer, Capstar or any Affiliate thereof relating to or arising from one or more breaches of any representation, warranty, covenant or agreement of the Company or the Selling Stockholders contained in this Agreement or any other Transaction Document other than and only to the extent of a breach by such Selling Stockholder of its several representations, warranties, covenants or agreements set forth in this Agreement or a Refusal Breach by such Selling Stockholder and (2) in no event shall the Company be obligated or liable for any costs, expenses, liabilities, damages or other Buyer Indemnified Costs of any kind whatsoever as a result of any claim or cause of action asserted by Buyer, Capstar or any Affiliate thereof relating to or arising from one or more breaches of any representation, warranty, covenant or agreement of the Selling Stockholders (or any of them) contained in this Agreement or any other Transaction Document. Notwithstanding the foregoing or any other provision herein to the contrary, neither the Company nor any Selling Stockholder shall have any obligation or liability if this Agreement is terminated by Buyer relating to or arising out of any breach of any representation, warranty, covenant or agreement of the Company or any Selling Stockholder contained in this Agreement which is discovered by Buyer after the date of this Agreement as a result of the investigations performed by or on behalf of Buyer or its representatives after the date hereof pursuant to Section 4.3.

         10.3. RETURN OF DOCUMENTATION. Following a termination in accordance with Section 10.1, Buyer shall return all agreements, documents, contracts, instruments, books, records, materials and all other information of the Company or any of its subsidiaries or Affiliates or any Selling Stockholder provided by any of them, or by any representative of any of them to Buyer, Capstar or any of their subsidiaries or other Affiliates or any representatives of Buyer, Capstar or any of their subsidiaries or other Affiliates in connection with the transactions contemplated by this Agreement, and the Company and the Selling Stockholders shall return all agreements, documents, contracts, instruments, books, records, materials and all other information of Buyer or Capstar provided by Buyer, Capstar or any representative thereof to the Company or any of the Selling Stockholders in connection with the transactions contemplated by this Agreement.

         10.4. SOLE AND EXCLUSIVE REMEDY. Following termination of this Agreement or, if the Closing does not otherwise occur, each party hereto acknowledges and agrees that such party's sole and exclusive remedy with respect to any and all claims for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby shall be solely in accordance with, and limited by the right to terminate this Agreement pursuant to Section 10.1 and the effect of any such termination pursuant to Section 10.2 hereof; provided that nothing in this Section 10.4 shall prevent Buyer from electing to not terminate this Agreement and to seek specific performance under
Section 12.5.


                                   ARTICLE XI

                                INDEMNIFICATION

         11.1. INDEMNIFICATION OF BUYER. Subject to the overall limitations, minimum amounts, time and other limitations set forth in Sections 11.6, 11.7 and 11.8, and subject to the provisions of Section 12.2 below, from and after the Closing Date:

                  (a) Each Selling Common Stockholder, jointly and severally, agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs which any of the Buyer Indemnified Parties may sustain, or to which any of Buyer Indemnified Parties may be subjected, relating to or arising out of any breach by the Company of a representation, warranty, covenant or agreement of the Company in this Agreement or any other Transaction Document.

                  (b) Each Selling Stockholder severally (and not jointly) agrees to indemnify and hold harmless each of the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs which any of the Buyer Indemnified Parties may sustain, or to which any of the Buyer Indemnified Parties may be subjected, arising out of any breach by such Selling Stockholder of any of the representations, warranties, covenants or agreements of such Selling Stockholder in this Agreement or any other Transaction Documents.

         11.2. INDEMNIFICATION OF SELLING STOCKHOLDERS. Buyer agrees to indemnify and hold harmless each of the Selling Stockholder Indemnified Parties from and against any and all Selling Stockholder Indemnified Costs.

         11.3. DEFENSE OF THIRD-PARTY CLAIMS. An Indemnified Party shall give prompt written notice to any entity or person who is obligated to provide indemnification under Section 11.1, 11.2, 5.3(b), 6.3 or 12.21 hereof (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party including without limitation any taxing authority (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder, which notice shall specify in reasonable detail the nature of the action, proceeding, demand or claim. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article XI unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action or to prove the availability of remedies under Section 11.7 on such terms as it deems appropriate; provided, however, that:

                  (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by all Indemnifying Parties in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, or (iii) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);

                  (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the reasonable opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business;

                  (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

                  (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time; provided that such reasonable length of time (in the case of the Selling Common Stockholders) shall not be deemed to have begun until Buyer shall have complied with its obligations under
Section 11.7 or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

                  (e) If the Indemnifying Party is a Selling Common Stockholder (other than with respect to a breach by an individual Selling Common Stockholder only), the Stockholders' Representative shall have the exclusive right, power and authority under Section 12.17 to take any and all actions of the Indemnifying Party pursuant to this Agreement.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article XI and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

         11.4. DIRECT CLAIMS. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof and describe in reasonable detail the nature of such claims. Subject to the limitations set forth in Sections 11.6(b) and 12.1, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

         11.5. ESCROW. On the Closing Date, Buyer, the Stockholders' Representative and the Escrow Agent will enter into the Indemnification Escrow Agreement in accordance with which Buyer shall, at Closing, deposit an amount of the Purchase Price equal to $5,000,000 (the "Holdback Amount") with the Escrow Agent.

         11.6. LIMITATIONS. Subject to Sections 11.7, 11.8, and 12.2 hereof, the following provisions of this Section 11.6 shall apply to indemnification claims under this Article XI:

                  (a) Minimum Loss. No Selling Stockholder Indemnifying Party shall be required to indemnify a Buyer Indemnified Party for Capped Buyer Indemnified Costs unless and until the aggregate amount of such Capped Buyer Indemnified Costs for which the Buyer Indemnified Party is otherwise entitled to indemnification pursuant to this Article XI exceeds $850,000 (the "Minimum Loss"). After the Minimum Loss is exceeded, the Buyer Indemnified Party shall be entitled to be paid the entire amount of its Capped Buyer Indemnified Costs in excess of the amount of the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Section 11.6 and in Sections 11.7 and
11.8 and subject to the provisions of Section 12.2. For purposes of this
Section 11.6(a), breaches of the Federal Income Tax Representation shall be included in establishing the Minimum Loss. A Selling Stockholder Indemnified Party shall be entitled to be paid the entire amount of its Selling Stockholder Indemnified Costs without regard to any Minimum Loss threshold.

                  (b) Limitation as to Time. No Indemnifying Party shall be liable for any Capped Buyer Indemnified Costs pursuant to this Article XI unless a written claim for indemnification in accordance with Section 11.3 or
11.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before the date which is 18 months after the Closing Date, except that this time limitation shall not apply to any claims pursuant to Section 12.2.

                  (c) Other Indemnified Costs. Except as otherwise provided in
Section 11.6(a) with respect to the Federal Income Tax Representation, the provisions of clauses (a) and (b) of this Section 11.6 shall be applicable to Capped Buyer Indemnified Costs only and shall not be applicable to any Unlimited Claims.

                  (d) No Contribution. The Selling Stockholders, and not the Company (which will be released as of the Closing of its obligations under Section 11.1), shall be liable for any Buyer Indemnified Costs sustained by any Buyer Indemnified Parties subject to the terms, limitations and conditions of this Article XI. In that event, the Selling Stockholders shall not be entitled to contribution or any other payments from the Company for any Buyer Indemnified Costs that the Selling Stockholders are obligated to pay.

                  (e) Sole and Exclusive Remedy. Each party hereto acknowledges and agrees that, notwithstanding any other provision herein to the contrary, such party's sole and exclusive remedy with respect to Buyer Indemnified Costs and Selling Stockholders Indemnified Costs and any and all other claims relating to the subject matter of this Agreement and the transactions contemplated hereunder or hereby and any other Transaction Document shall be in accordance with, and limited by, the provisions set forth in this Article XI.

         11.7. ALTERNATE REMEDIES. After the Closing, a Buyer Indemnified Party seeking indemnification for any Buyer Indemnified Costs arising under this Agreement or any other Transaction Documents shall be required to enforce available remedies under the Company's Acquisition Documents (including any escrows) prior to seeking or receiving indemnification under this Agreement. Buyer shall notify and keep the Selling Stockholders informed as to all material developments with respect to availability of and Buyer's actions to enforce any and all available remedies under the Acquisition Documents. At the time a claim is made by a Buyer Indemnified Party against a third party under any Acquisition Documents, the Buyer Indemnified Party may also make a claim under this Agreement as provided in Section 11.3; provided that the Buyer Indemnified Party shall not be entitled to receive indemnification under this Agreement until all remedies, if any, under the Acquisition Documents have been exhausted. After all remedies, if any, under any Acquisition Documents have been exhausted, the Buyer Indemnified Party shall be entitled to payment of any remaining indemnification claim pursuant to the terms of this Article XI and the Indemnification Escrow Agreement with respect to any claim by a Buyer Indemnified Party against a Selling Stockholder for Buyer Indemnified Costs payable under this Article XI.

         11.8.    RECOURSE AGAINST ESCROWED FUNDS.

                  (a) Capped Buyer Indemnified Costs. With respect to any claim by a Buyer Indemnified Party against any Selling Common Stockholder for Capped Buyer Indemnified Costs payable under Section 11.1, the Buyer Indemnified Party shall seek and be entitled to payment only out of the Holdback Amount (and not from any Selling Stockholder) for all amounts due to the Buyer Indemnified Party from such Selling Common Stockholder with respect to such claim in an amount not to exceed the Maximum Escrow Amount (as defined below) of such Selling Common Stockholder. In no event shall the Buyer Indemnified Party be entitled to be paid out of the Holdback Amount in respect of claims against a Selling Common Stockholder for Capped Buyer Indemnification Costs in an amount in excess of such Selling Common Stockholder's Maximum Escrow Amount. In no event shall any Buyer Indemnified Party be entitled to any payment in respect of Capped Buyer Indemnification Costs other than from the Holdback Amount. In the event of any claim by a Buyer Indemnified Party against one or more Selling Stockholders for Capped Buyer Indemnified Costs payable under Section 11.1, each Selling Stockholder's Maximum Escrow Amount shall be reduced (but not below zero) by such Selling Stockholder's pro rata portion, determined in accordance with such Selling Stockholder's Percentage Interest, of the amount paid out of the Holdback Amount in respect of such claim (or, if applicable, such Selling Stockholder's Maximum Escrow Amount shall be reduced (but not below zero), and, to the extent that the portion of such claim for which such Selling Stockholder would otherwise be liable exceeds such Selling Stockholder's Maximum Escrow Amount as of the time of payment of such claim out of the Holdback Amount, then, notwithstanding any other provision in this Agreement to the contrary, the Buyer Indemnified Party shall not be entitled to seek or receive payment from such Selling Stockholder (or any other Selling Stockholder) directly or otherwise for such excess; provided, with respect to indemnification claims payable to Buyer pursuant to
Section 11.1(a), that the Buyer Indemnified Party shall then be entitled to seek the remaining amount of such claim only out of the Holdback Amount from such other Selling Stockholders whose respective Maximum Escrow Amounts exceed zero, pro rata based upon the Maximum Escrow Amounts of such Selling Stockholders as of the time of payment of such claim, until such claim has been paid in full or each Selling Stockholder's Maximum Escrow Amount has been reduced to zero. The parties hereto intend and agree that, notwithstanding anything to the contrary stated this Article XI or otherwise, the Buyer Indemnified Parties' sole recourse against the Selling Stockholders for indemnification for Capped Buyer Indemnified Costs shall be limited to the Holdback Amount and governed by, and subject to the terms and provisions of, the Indemnification Escrow Agreement, and that the maximum aggregate liability for the Selling Stockholders under this Article XI (other than in respect of Unlimited Claims) shall in no event exceed the Holdback Amount.

                  (b) Other Buyer Indemnified Costs. With respect to any claim by a Buyer Indemnified Party against any Seller Stockholder for Unlimited Claims, the Buyer Indemnified Party shall, subject to the terms and conditions of this Agreement, first seek payment out of the Holdback Amount; provided, that if such Selling Stockholder's Maximum Escrow Amount has been reduced to zero, the Buyer Indemnified Party shall be entitled to seek payment from such Selling Stockholder directly for all amounts remaining due or thereafter becoming due to the Buyer Indemnified Party from such Selling Stockholder for Unlimited Claims. Notwithstanding the foregoing or any other provision (including without limitation Section 11.1), the liability of a Selling Stockholder arising from a breach by the Company or such Selling Stockholder of any and all Unlimited Claims (except for such Selling Stockholder's several representations and warranties in Section 3.2(a)) shall be limited (i) to such Selling Stockholder's pro rata portion of each such Unlimited Claim (based upon its respective Percentage Interest) and (ii) in the aggregate with respect to all Unlimited Claims an amount equal to such Selling Stockholder's Percentage Interest multiplied by the Purchase Price.

                  (c) For purposes of this Section 11.8, a Selling Stockholder's "Maximum Escrow Amount" shall mean, at any time, an amount equal to such Selling Stockholder's Percentage Interest of the Holdback Amount (as reduced from time to time), less all amounts previously deducted from such Selling Stockholder's Maximum Escrow Amount.

         11.9. INSTRUCTIONS TO ESCROW AGENT. Each Selling Stockholder hereby covenants and agrees that at any time such Selling Stockholder is obligated to indemnify a Buyer Indemnified Party for Buyer Indemnified Costs under this
Article XI and such Buyer Indemnified Costs are to be paid out of the Holdback Amount, such Selling Stockholder or the Stockholder's Representative will execute and deliver to the Escrow Agent written instructions to release to the Buyer Indemnified Party such portion of the Holdback Amount as is necessary to indemnify the Buyer Indemnified Party for such Buyer Indemnified Costs. Buyer hereby covenants and agrees that at any such time as any Buyer Indemnified Party is no longer entitled to receive the Holdback Amount, Buyer shall execute and deliver to the Escrow Agent written instructions to release to the Selling Stockholders the balance, if any, of the Holdback Amount.


                                  ARTICLE XII

                               GENERAL PROVISIONS

         12.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made in this Agreement or any other Transaction Document shall survive the Closing except as provided below. The representations and warranties set forth in this Agreement or any other Transaction Document shall terminate on the date that is 18 months after the Closing Date except (a) that the Federal Income Tax Representation shall terminate on the date of expiration of the applicable statute of limitations,
(b) the representations and warranties set forth in Section 3.2(a) and the last sentence of Section 3.1(c) shall survive indefinitely, and (c) as provided in the next succeeding sentence. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but no such termination shall affect any claim for a breach of a representation or warranty that was asserted in writing pursuant to Section 11.3 or 11.4 hereof before the date of termination. To the extent that such are performable after the Closing, each of the covenants and agreements contained in this Agreement and each other Transaction Document shall survive the Closing indefinitely, and a party shall remain liable, to the extent set forth in Article XI, for breaches of covenants prior to the Closing.

         12.2. NO WAIVER RELATING TO CLAIMS FOR FRAUD. The liability of any party under this Article XI shall be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party's fraudulent acts or omissions. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Sections 11.6, 11.7 or 11.8, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 12.2, nor any reference to this Section 12.2 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

         12.3. AMENDMENT AND MODIFICATION. This Agreement may not be amended except by an instrument in writing signed by the parties hereto or by Buyer, the Company and the Stockholders' Representative (except as set forth in Section 12.17).

         12.4. WAIVER OF COMPLIANCE. Any failure of Buyer on the one hand, or the Company or a Selling Stockholder, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

         12.5. SPECIFIC PERFORMANCE. The parties recognize that in the event the Company or a Selling Stockholder should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the Company and the Selling Stockholders hereby waive the defense that there is an adequate remedy at law.

         12.6. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. The parties further agree that any such court or arbitration panel of competent jurisdiction is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by a court or arbitration panel of competent jurisdiction shall be binding upon and enforceable against each of them.

         12.7. EXPENSES AND OBLIGATIONS. Except as otherwise expressly provided in this Agreement (including without limitation Sections 5.2, 5.3, 6.2, 6.3, 7.1 and 7.3) or any other Transaction Document, if the Closing does not occur, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. If the Closing does occur, then, except as otherwise expressly provided in this Agreement (including without limitation Sections 5.2, 5.3, 6.2, 6.3, 7.1 and 7.3) or any other Transaction Document, all Transaction Costs and all costs and expenses incurred by the Selling Stockholders, on the one hand, and Buyer, on the other, in connection with such consummation shall be borne solely and entirely by the Selling Stockholders and Buyer, respectively. Notwithstanding the foregoing, (a) the fees payable to the Escrow Agent shall be borne as provided in the Indemnification Escrow Agreement and the Deposit Escrow Agreement, (b) subject to Section 7.1, the filing fees incurred with the Applications shall be borne by Buyer, (c) the brokerage fee payable to any person retained by Buyer or any of its subsidiaries or other Affiliates, including Media Venture Partners, shall be borne by Buyer, and the Selling Stockholders shall pay the brokerage fee of any person retained by the Company or any of the Selling Stockholders, including without limitation DLJ, (d) all sales, documentary or stamp taxes arising out of the transactions contemplated by this Agreement shall be paid one-half by Buyer and one-half by the Selling Stockholders, (e) all fees, costs and other expenses of any kind incurred by or on behalf of the Company or any of its subsidiaries in connection with, or relating to, the IPO or any other financing activity of Buyer, Capstar or any Affiliate thereof (including without limitation all accounting and legal fees and expenses) shall be the responsibility of and paid by Buyer and Capstar and (f) in the event of a dispute regarding the entitlement of the Company to liquidated damages under
Section 10.2(a), the Company, on the one hand, or Buyer and Capstar, jointly and severally, on the other hand, shall pay to the prevailing party any and all reasonable legal fees and expenses incurred by such party in connection with such dispute and an amount in cash equal to interest accruing on the $10,000,000 liquidated damages from and after the date which is three Business Days after the delivery of a fully executed copy of the Release to Buyer (if the Company is the prevailing party) or the delivery of a Final Order to the Escrow Agent (if Buyer is the prevailing party) and until such $10,000,000 is paid to Buyer or the Company, as applicable, at the per annum rate equal to the prime rate of NationsBank, N.A. (or its successors), as in effect from time to time on the basis of a 360-day year and the actual number of days elapsed. Notwithstanding anything herein to the contrary, each Selling Stockholder shall be liable only for its or his or her pro rata share, based on its or his or her Percentage Interest on the Closing Date, of all costs and expenses of the Company (including but not limited to Transaction Costs) for which the Selling Stockholders are obligated to pay under this Section 12.7 (collectively, "Seller Company Costs") and if and to the extent that at any time prior to or subsequent to the Closing any Selling Stockholder incurs any Seller Company Costs which, when added to all Seller Company Costs theretofore incurred by such Selling Stockholder, are in excess of such Selling Stockholder's pro rata share, based on its or his or her Percentage Interest on the Closing Date, of the aggregate amount of all Seller Company Costs outstanding at such time, each of the other Selling Stockholders hereby agrees to pay to such Selling Stockholder its or his or her pro rata share, based upon its or his or her Percentage Interest on the Closing Date, of such Seller Company Costs within 10 days after receiving evidence of such Selling Stockholder's payment of such costs and expenses.

         12.8. PARTIES IN INTEREST. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person (other than the Indemnified Parties as provided in Article XI) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         12.9. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to Buyer, to:

                           Capstar Acquisition Company, Inc.
                           600 Congress Avenue, Suite 400
                           Austin, Texas  78701
                           Attention:  William S. Banowsky, Jr.
                           Facsimile:  (512) 404-6850

                           with copies to:

                           Vinson & Elkins L.L.P.
                           3700 Trammell Crow Center
                           2001 Ross Avenue
                           Dallas, Texas  75201
                           Attention:  Michael D. Wortley
                           Facsimile: (214) 220-7716

                           Capstar Broadcasting Partners
                           600 Congress Avenue, Suite 1400
                           Austin, Texas 78701
                           Attention:  William S. Banowsky, Jr.
                           Facsimile:  (512) 404-6850

                           Liebowitz & Associates, P.A.
                           Suite 1450
                           Suntrust International Center
                           One Southeast Third Avenue
                           Miami, Florida  33131-1715
                           Attention:  Matthew L. Liebowitz
                           Facsimile:  (305) 530-9417

                  (b)      If to the Company, to:

                           400 Perimeter Center Terrace, N.E., Suite 410 Atlanta, Georgia 30346
                           Attention:  President
                           Facsimile:  (770) 391-0260

                           with copies to:

                           The Dyson-Kissner-Moran Corporation
                           565 Fifth Avenue
                           New York, New York  10017
                           Attention:  Secretary and General Counsel
                           Facsimile:  (212) 599-5105

                           and

                           Haythe & Curley
                           237 Park Avenue
                           New York, New York  10017
                           Attention:  Joseph J. Romagnoli, Esq.
                           Facsimile:  (212) 682-0200

                  (c)      If to the Stockholders' Representative, to:

                           The Dyson-Kissner-Moran Corporation
                           565 Fifth Avenue
                           New York, New York  10017
                           Attention:  Secretary and General Counsel
                           Facsimile:  (212) 599-5105

                           and

                           Haythe & Curley
                           237 Park Avenue
                           New York, New York  10017
                           Attention:  Joseph J. Romagnoli, Esq.
                           Facsimile:  (212) 682-0200

                  (d) If to a Selling Stockholder, to such Selling Stockholder at the address set forth for such Selling Stockholder on Schedule 12.9 to this Agreement.

         Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

         12.10. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         12.11. ENTIRE AGREEMENT. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

         12.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK,
WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

         12.13. PUBLIC ANNOUNCEMENTS. No party hereto shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Buyer and the Company, except that any party may make any disclosure required by applicable law (including federal securities laws and the Communications Act) if it determines in good faith that it is required to do so and, with respect to the first such disclosure, provides Buyer and the Company with prior notice and a reasonable opportunity to review the disclosure. In addition, except as provided in this Section 12.13, Buyer and Capstar shall comply with the Confidentiality Agreement and shall not contact (orally or in writing) any employees, advertisers or service providers at any of the radio stations of the Company and each of its subsidiaries with respect to the transactions contemplated in this Agreement without the prior express consent of an officer of the Company. The terms of this Section 12.13 shall terminate upon the Closing.

         12.14. ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that upon notice to the Selling Stockholders and without releasing Buyer from any of its obligations or liabilities hereunder, (a) Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate thereof which is a direct or indirect subsidiary of Capstar so long as such assignee, as a condition to such assignment, agrees in writing (in form and substance reasonably satisfactory to the Company and the Stockholders' Representative), to be bound by the terms and conditions of this Agreement applicable to Buyer and shall, in such writing, make the representations and warranties of Buyer set forth in Section 3.3, and provided that such assignment will not delay or cause any delay in obtaining the FCC Consents, or require the obtaining of a waiver from the FCC or the disposition of any interest in any media or communications property or interest (including, without limitation, any of the Stations) and (b) nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer without the consent of the Selling Stockholders or the Company. The Company and the Selling Stockholders (or the Stockholders' Representative) shall execute an acknowledgment of such collateral assignments in such forms as Buyer's lenders may from time to time reasonably request; provided, however, that unless written notice is given to the Company and the Selling Stockholders that any such collateral assignment has been foreclosed upon, the Company and the Selling Stockholders shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's assigns. Any attempted assignment in violation of this Section 12.14 shall be null and void.

         12.15. DIRECTOR AND OFFICER LIABILITY. The directors, officers, and stockholders of Buyer and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that the Company or a Selling Stockholder may assert) other than as an assignee of this Agreement or as otherwise provided herein. The directors and officers of the Company and the Selling Stockholders and their respective Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that Buyer may assert). Except as otherwise provided in this Agreement or any other Transaction Document, no stockholder of the Company shall have any personal liability or obligation arising under this Agreement (including any claims that Buyer may assert).

         12.16. NO REVERSIONARY INTEREST. The parties expressly agree, pursuant to Section 73.1150 of the FCC's rules, that the Selling Stockholders do not retain any right to reassignment of any of the FCC Licenses in the future, or to operate or use the facilities of the Stations for any period beyond the Closing Date.

         12.17. APPOINTMENT OF STOCKHOLDERS' REPRESENTATIVE. By the execution and delivery of this Agreement, each Selling Stockholder hereby irrevocably constitutes and appoints DKM as the true and lawful agent and attorney-in-fact (the "Stockholders' Representative") of such Selling Stockholder with full authority and power of substitution to act in the name, place and stead of such Selling Stockholder with respect to the consummation of the transactions contemplated hereunder and under any other Transaction Documents, including without limitation the power and authority to (a) execute any amendment to this Agreement, or a waiver of any provision of this Agreement (including without limitation the waiver of any breach by Buyer under this Agreement or the waiver of any condition precedent to the Closing under Sections 8.1 or 8.3 hereof other than any waiver of clauses (i), (ii), (iii), (iv), (v) or (vi) of Section 9.1(a)), as the Stockholders' Representative shall deem necessary or appropriate in its, his or her sole discretion; provided, however, that (x) without the written consent of all of the Selling Stockholders, the Stockholders' Representative shall not have the authority to execute any amendment which would amend Section 2.2 or the definition of the Preferred Stock Premium Amount (other than an amendment which would increase the Selling

Common Stockholders Closing Payment or otherwise which would increase the Purchase Price), Section 3.2 or Article XI hereof (excluding Sections 11.3 or
11.4 and excluding any amendment to such Article which would increase the rights or remedies of the Selling Stockholders), (y) without the written consent of the Preferred Stockholder, the Stockholders' Representative shall not have the authority to execute any amendment which would amend Section 2.5(e) or the definitions of Preferred Stock Premium Amount, Preferred Stock Value Amount or Preferred Stock Payment or which would otherwise affect only the Preferred Stockholder and not the other Selling Stockholders and (z) the Stockholders' Representative shall not have the authority to execute any amendment which would adversely affect any Selling Common Stockholder(s) but not the other Selling Common Stockholders without the written consent of such adversely affected Selling Common Stockholder(s), (b) execute and deliver the Release (including any Release delivered pursuant to Section 10.2(b)), the Deposit Escrow Agreement, the Indemnification Escrow Agreement, the Certificate to be delivered by the Selling Stockholders pursuant to Section 8.2(a) and any amendment to or waiver of any of such instruments and any and all other Transaction Documents in connection herewith, (c) execute and deliver the written instructions described in Section 11.9 on behalf of such Selling Stockholder and to deliver any instructions under the Deposit Escrow Agreement or the Indemnification Escrow Agreement or as otherwise permitted or contemplated hereunder or under any other Transaction Document, (d) receive or deliver any and all notices required to be delivered to or sent by the Selling Stockholders pursuant to this Agreement or any other Transaction Documents, (e) perform the obligations and rights of such Selling Stockholder under the Deposit Escrow Agreement and the Indemnification Escrow Agreement and any and all other Transaction Documents, (f) receive, hold and deliver to Buyer the certificates for the Shares and the Series A Preferred Shares and any other documents (including stock powers or other instruments of transfer) relating thereto, (g) execute, acknowledge, deliver, record and file all ancillary agreements, certificates and documents which the Stockholders' Representative deems necessary or appropriate in its, his or her sole discretion in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement, (h) terminate this Agreement in accordance with
Section 10.1, at the request of a Majority-in-Interest of the Selling Stockholders, (i) perform the obligations and exercise the rights hereunder and under the Deposit Escrow Agreement or the Indemnification Escrow Agreement, including, without limitation, the settlement of any claims and disputes with Buyer arising hereunder or thereunder, and (k) take any other action permitted or contemplated to be taken by the Stockholders' Representative hereunder or under any other Transaction Documents.

         The parties hereto understand and agree that the Stockholders' Representative may, but shall be under no duty or obligation to, take or refrain from taking any or all of the above actions or any other action, and any taking or refraining from taking any or all of the above actions or any other action shall not create any duty or obligation to take or to refrain from taking any later or successive action.

         Buyer, the other Buyer Indemnified Parties, and any other person, may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders' Representative as the action of each Selling Stockholder in all matters referred to herein, and each Selling Stockholder confirms all that the Stockholders' Representative shall do or cause to be done by virtue of his or her or its appointment as Stockholders' Representative. All actions by the Stockholders' Representative are acknowledged by the parties hereto to be taken by it solely as agent and attorney-in-fact for each Selling Stockholder. By the execution of this Agreement, DKM has accepted its appointment as the initial Stockholders' Representative and in consideration for DKM's (or any successor's) agreement to act as the Stockholders' Representative, each Selling Stockholder hereby consents and agrees to all actions or inactions taken or omitted to be taken in good faith by the Stockholders' Representative under this Agreement, the Deposit Escrow Agreement, the Indemnification Escrow Agreement or any other Transaction Documents and hereby agrees to indemnify and hold DKM and each of DKM's stockholders, Affiliates, directors, officers, employees and representatives (collectively, the "Representatives") and any and all successor Stockholders' Representative and their respective Representatives harmless from and against all damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and attorneys' fees and expenses, if any) incurred in any claim, action, dispute or proceeding between any such person and the Selling Stockholders (or any of them) or between any such person and any third party (including, without limitation, Buyer or the Company or any Affiliate thereof) or otherwise incurred or suffered as a result of or arising out of such actions or inactions by the Stockholders' Representative or otherwise relating to DKM's (or any successor's) appointment as the Stockholders' Representative. Each Selling Stockholder covenants and agrees that it will not voluntarily revoke the power of attorney conferred in this
Section 12.17. If any Selling Stockholder dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Selling Stockholder being a "Former Selling Stockholder") and, as a result, the power of attorney conferred by this Section 12.17 is revoked by operation of law, it shall not be a breach by such Former Selling Stockholder under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Selling Stockholder (each a "Successor Selling Stockholder") confirms the appointment of the Stockholders' Representative as agent and attorney-in-fact for such Successor Selling Stockholder. Notwithstanding the foregoing sentence, if the power of attorney conferred by this Section 12.17 is revoked by operation of law and thereafter not reconfirmed by the Successor Selling Stockholder prior to the Closing, such revocation shall not be deemed a breach by the Successor Selling Stockholder of any of the provisions of this Agreement provided that the Shares or Series A Preferred Shares held by such Successor Selling Stockholder are delivered for transfer to Buyer at the Closing duly endorsed for transfer or accompanied by stock powers duly endorsed for transfer and further provided that such Successor Selling Stockholder executes and delivers such other certificates, documents or instruments (including, without limitation, any amendments hereto, the Deposit Escrow Agreement and the Indemnification Escrow Agreement) that would have been delivered on its behalf by the Stockholders' Representative had such Successor Selling Stockholder reconfirmed the agency and power of attorney conferred by this Section 12.17. The Stockholders' Representative may resign as the Stockholders' Representative for any reason and at any time by written notice to Buyer and each Selling Stockholder. If at any time DKM (or any successor Stockholders' Representative) resigns from its position as the Stockholders' Representative, the Majority-in-Interest of the Selling Stockholders shall designate a successor as soon as practicable and shall notify Buyer in writing of such designation. Upon written notice delivered to Buyer, the Selling Stockholders may change the identity of the Stockholders' Representative by written consent signed by the Majority-in-Interest of the Selling Stockholders (including as a result of the resignation by the Stockholders' Representative).

         Each of the Selling Stockholders hereby consents and agrees to all actions or inactions taken or omitted to be taken in good faith by the Majority-in-Interest of the Selling Stockholders under this Agreement, the Deposit Escrow Agreement, the Indemnification Escrow Agreement or any other Transaction Document and hereby agrees to indemnify and hold harmless the Majority-in-Interest of the Selling Stockholders and each of its Representatives from and against all damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and attorneys' fees and expenses) incurred in any claim, action, dispute or proceeding between any such person or persons and the Selling Stockholders (or any of them) or between any such person or persons and any third party (including, without limitation, Capstar, Buyer or the Company) or otherwise incurred or suffered as a result of or arising out of such actions or inactions.

         12.18. HEADINGS. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

         12.19. SCHEDULES. All Schedules and all Exhibits to this Agreement are integral parts of this Agreement. Any item disclosed hereunder (including in the Schedules hereto) shall be deemed disclosed for all purposes hereof irrespective of the specific representation or warranty to which it is explicitly referenced. Without limitation the generality of the foregoing, the fact that any disclosure on any of the Schedules is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on the Schedules would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty. To the extent any Schedule to this Agreement is required to be amended to be consistent with any Schedules prepared in connection with an Acquisition Document or other documents in connection with a Purchaser Approved Acquisition, the Company shall amend the Schedules to this Agreement to reflect such transactions.

         12.20. WAIVER OF CONFLICT OF INTEREST CLAIM. It is expressly agreed that in the event of any controversy, suit, petition, arbitration, or other legal action which arises or is commenced in connection with this Agreement, its schedules or exhibits, including without limitation, the Deposit Escrow Agreement and the Indemnification Escrow Agreement, each of the Selling Stockholders, Buyer and the Company shall be free to retain counsel of their choice to represent them in connection with any such controversy, suit, petition, arbitration, or other legal action, irrespective of whether or not selected counsel participated in, or represented a party to, this transaction, or whether or not selected counsel either represents the Company or represented the Company in any capacity whatsoever. Each of the Selling Stockholders, Buyer and the Company expressly waives any claim of conflict of interest and agree that they will not take any steps to attempt to disqualify counsel selected and retained by the other for any reason whatsoever. This Section shall survive the Closing.

         12.21. SPECIAL DKM INDEMNITY. DKM agrees to indemnify and hold harmless each of the Buyer Indemnified Parties from and against any and all Taxes of DKM or any of its subsidiaries (other than the Company and/or any of its subsidiaries) asserted against the Company and/or its subsidiaries under Treas. Reg. ss.1.1502-6, or any similar provision of state, local or foreign law, with respect to the period from May 31, 1995 through February 27, 1996 for which the Company and its subsidiaries were members of an affiliated group of corporations whose common parent was DKM.


                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the Company, the Selling Stockholders and Buyer have caused this Agreement to be signed, all as of the date first written above.

Address:                               PATTERSON BROADCASTING, INC.:



                                       By: /s/ James W. Wesley, Jr.
                                           -----------------------------------
                                       Name:   James W. Wesley, Jr.
                                       Title:  President


                                       SELLING STOCKHOLDERS:

                                       THE DYSON-KISSNER-MORAN CORPORATION



                                       By: /s/ Robert R. Dyson
                                           -----------------------------------
                                       Name:   Robert R. Dyson
                                       Title:  Chairman of the Board and Chief
                                               Executive Officer

                                       D.J. PARTNERS LIMITED PARTNERSHIP



                                       By: /s/ James W. Wesley, Jr.
                                           -----------------------------------
                                       Name:   James W. Wesley, Jr.
                                       Title:  Sole General Partner

                                       BLT ET. AL., LIMITED PARTNERSHIP



                                       By: /s/ James M. Strawn
                                           -----------------------------------
                                       Name:   James M. Strawn
                                       Title:  Sole General Partner



                                        /s/ Roger Heffelfinger
                                       ---------------------------------------
                                       Roger Heffelfinger

                                        /s/ James W. Wesley, Jr.
                                       ---------------------------------------
                                       James W. Wesley, Jr.



                                        /s/ James M. Strawn
                                       ---------------------------------------
                                       James M. Strawn



                                        /s/ Clifford M. Kirtland, Jr.
                                       ---------------------------------------
                                       Clifford M. Kirtland, Jr.


                                       CHASE MANHATTAN INVESTMENT
                                       HOLDINGS, L.P.



                                       By: /s/ Arnold L. Chavkin
                                           -----------------------------------
                                       Name:   Arnold Chavkin
                                       Title:  General Partner


                                       NORO-MOSELEY PARTNERS III, L.P.

                                       By:     Moseley & Company III, LLC,
                                               General Partner



                                               By: /s/ Charles D. Moseley, Jr.
                                                   ---------------------------
                                               Name:   Charles D. Moseley, Jr.
                                               Title:  Member


                                       BERKSHIRE FUND III INVESTMENT CORP.



                                       By: /s/ Kevin T. Callaghan
                                           -----------------------------------
                                       Name:   Kevin T. Callaghan
                                       Title:  Vice President

                                       BERKSHIRE FUND III, L.P.

                                       By: THIRD BERKSHIRE ASSOCIATES
                                           LIMITED PARTNERSHIP, SOLE
                                           GENERAL PARTNER



                                           By: /s/ Kevin T. Callaghan
                                               -------------------------------
                                           Name:   Kevin T. Callaghan
                                           Title:  General Partner



                                        /s/ Bradley M. Bloom
                                       ---------------------------------------
                                       Bradley M. Bloom



                                        /s/ J. Christopher Clifford
                                       ---------------------------------------
                                       J. Christopher Clifford



                                        /s/ Russell L. Epker
                                       ---------------------------------------
                                       Russell L. Epker



                                        /s/ Carl Ferenbach
                                       ---------------------------------------
                                       Carl Ferenbach



                                        /s/ Richard K. Lubin
                                       ---------------------------------------
                                       Richard K. Lubin



                                        /s/ Jane Brock-Wilson
                                       ---------------------------------------
                                       Jane Brock-Wilson

                                        /s/ Kevin T. Callaghan
                                       ---------------------------------------
                                       Kevin T. Callaghan



                                        /s/ Garth H. Greimann
                                       ---------------------------------------
                                       Garth H. Greimann



                                        /s/ Ross M. Jones
                                       ---------------------------------------
                                       Ross M. Jones



                                        /s/ Ian K. Loring
                                       ---------------------------------------
                                       Ian K. Loring



                                        /s/ Robert J. Small
                                       ---------------------------------------
                                       Robert J. Small


                                       THE NORTHWESTERN MUTUAL LIFE
                                       INSURANCE COMPANY


                                       By: /s/ A. Kipp Koester
                                           -----------------------------------
                                       Name:   A. Kipp Koester
                                       Title:  Vice President


                                       BUYER:

                                       CAPSTAR ACQUISITION COMPANY, INC.


                                       By: /s/ William S. Banowsky, Jr.
                                           -----------------------------------
                                       Name:   William S. Banowsky, Jr.
                                       Its:    Vice President

         The undersigned hereby accepts its appointment as Stockholders' Representative pursuant to Section 12.17.

                                       THE DYSON-KISSNER-MORAN CORPORATION



                                       By: /s/ Robert R. Dyson
                                           -----------------------------------
                                       Name:   Robert R. Dyson
                                       Its:    Chairman of the Board and Chief
                                               Executive Officer




         The undersigned hereby executes this Agreement for the purpose of acknowledging and agrees to be bound by its obligations, representations, warranties, covenants and agreements under Sections 3.4, 5.3(b), 10.2(a), 10.2(c), 10.4 and Articles I and XII and for no other purpose.

                                       CAPSTAR BROADCASTING PARTNERS, INC.



                                       By: /s/ William S. Banowsky, Jr.
                                           -----------------------------------
                                       Name:   William S. Banowsky, Jr.
                                       Its:    Executive Vice President